UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Rule 14a-101)

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General Cable Corporation

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GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone: (859) 572-8000

January 16, 2018

Dear Stockholder,

You are cordially invited to attend a special meeting of common stockholders of General Cable Corporation, a Delaware corporation, which we refer to as the Company, to be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on February 16, 2018 at 9:00 a.m., local time.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to approve the merger agreement that the Company entered into on December 3, 2017, which we refer to as the merger agreement, providing for the acquisition of the Company by Prysmian S.p.A., which we refer to as Parent. The acquisition will occur by means of a merger of a wholly owned subsidiary of Parent with and into the Company, which we refer to as the merger, with the Company surviving the merger as a wholly owned subsidiary of Parent. If the merger agreement is approved by our stockholders and the merger is completed, each share of our common stock will be converted into the right to receive $30.00 per share in cash, which represents a premium of approximately 81% to the closing stock price on July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, and a premium of approximately 54% to the six-month volume-weighted average price of our common stock as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement.

The board of directors of the Company, which we refer to as the Board, unanimously recommends that our stockholders vote “FOR” the proposal to approve the merger agreement.

The enclosed proxy statement describes the merger agreement, the merger and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth the details of the merger agreement and other important information related to the merger.

Your vote is very important. The merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote in favor of the proposal to approve the merger agreement.

Thank you in advance for your cooperation and continued support.

Sincerely,

Michael T. McDonnell
President and Chief Executive Officer

The proxy statement is dated January 16, 2018, and is first being mailed to our common stockholders on or about January 16, 2018.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

GENERAL CABLE CORPORATION

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone: (859) 572-8000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on February 16, 2018

To Our Stockholders:

Notice is hereby given that a special meeting of the common stockholders of General Cable Corporation, a Delaware corporation, which we refer to as the Company or General Cable, will be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on February 16, 2018 at 9:00 a.m., local time, for the following purposes:

1.	To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of December 3, 2017, as it may be amended from time to time, which we refer to as the merger agreement, by and among the Company, Prysmian S.p.A., a company organized under the laws of the Republic of Italy, which we refer to as Parent, and Alisea Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2.	To consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger.

3.	To consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

The merger agreement, the merger and the other transactions which would be effected in connection with the merger are described more fully in the attached proxy statement, and we urge you to read it carefully and in its entirety.

The board of directors of the Company, which we refer to as the Board, has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the stockholders of the Company and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board made its determination after consultation with its legal and financial advisors and consideration of a number of factors.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the proposal to adopt the merger agreement. The proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger requires the affirmative vote of the holders of a majority of the votes cast on the proposal to approve such merger-related compensation. The proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

The Board recommends that you vote “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the shares of common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying postage-paid reply envelope, or submit your proxy by telephone or the Internet. If your shares of our common stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of our common stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of our common stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. If you fail to return your proxy card, submit your proxy by telephone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the proposal to adopt the merger agreement.

Stockholders who do not vote in favor of the proposal to approve the merger agreement, and who object in writing to the merger prior to the special meeting and comply with all of the applicable requirements of Delaware law, which are summarized in the section entitled “Appraisal Rights” in the accompanying proxy statement and reproduced in its entirety as Annex C to this proxy statement, will be entitled to rights of appraisal to obtain the fair value of their shares of common stock of the Company.

You may revoke your proxy before the special meeting, by voting over the Internet or by telephone (only your latest Internet or telephone vote is counted) or by signing a new proxy and mailing it, in each case, in accordance with the instructions on the enclosed proxy card. In addition, you may revoke your proxy by attending the special meeting, requesting that your proxy be revoked and voting in person; however, attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

The Board has fixed the close of business on January 12, 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting and any adjournments or postponements thereof. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. You will be entitled to one vote for each share of our common stock that you owned on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Only stockholders of record (including “street name” stockholders who can show that they beneficially owned our common stock on the record date), their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, Attn: Secretary. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock; and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

By Order of the Board of Directors,

Emerson C. Moser
Senior Vice President, General Counsel and Corporate Secretary

Highland Heights, Kentucky

Dated: January 16, 2018

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SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 92.

Parties to the Merger (Page 22)

General Cable Corporation, a Delaware corporation, which we refer to as the Company or General Cable, with headquarters in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for use in the energy, industrial, construction, specialty and communications markets. The Company additionally engages in the design, integration, and installation on a turn-key basis for products such as high and extra-high voltage terrestrial and submarine systems.

General Cable common stock, which we refer to as our common stock, is listed on the New York Stock Exchange, which we refer to as NYSE, under the symbol “BGC”.

Prysmian S.p.A., which we refer to as Parent, a company organized under the laws of the Republic of Italy, operates in the business of underground and submarine cables and systems for power transmission and distribution, of specialty cables for applications in many different industries and of medium and low voltage cables for the construction and infrastructure sectors. It produces voice, video and data transmission cables and accessories for the telecommunications industry, offering a comprehensive range of optical fibers, optical and copper cables and connectivity systems.

Prysmian’s ordinary shares are listed on the Borsa Italiana under the symbol “PRY”.

Alisea Corp., a Delaware corporation and a wholly owned subsidiary of Parent, which we refer to as Merger Sub in this proxy statement, was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. Upon the completion of the merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

The Special Meeting (Page 23)

Time, Place and Purpose of the Special Meeting (Page 23)

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors of the Company, which we refer to as the Board, for use at the special meeting to be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on February 16, 2018 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, which we refer to as the merger proposal, to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger, which we refer to as the proposal to approve the merger-related executive compensation, and to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum, which we refer to as the adjournment proposal.

Record Date and Quorum (Page 23)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of our common stock at the close of business on January 12, 2018, which the Board has set as the record date for the special meeting. As of the close of business on the record date, there were 50,623,497 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. However, if a new record date is set for an adjourned special meeting, then a new quorum will have to be established. Abstentions and broker non-votes (as defined in the section entitled “The Special Meeting—Vote Required” beginning on page 24) are counted as present for the purpose of determining whether a quorum is present.

Vote Required (Page 24)

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” approval of the merger proposal.

Approval of each of the proposal to approve the merger-related executive compensation and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast on these proposals. Abstentions and broker non-votes will not have an effect on these proposals.

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 999,318 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options, unvested Company RSU awards or Company PSU awards), representing approximately 1.97% of the outstanding voting power of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve the merger-related executive compensation and “FOR” the adjournment proposal.

Proxies and Revocation (Page 27)

Any stockholder of record entitled to vote at the special meeting may vote in person by appearing at the special meeting, or by submitting a proxy over the Internet, by telephone, or by mail using the enclosed postage-paid envelope. If you are a beneficial owner of our common stock and your shares are held in “street name”, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of our common stock will not be voted on the merger proposal, which will have the same effect as a vote “AGAINST” approval of the merger proposal, and your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation or the adjournment proposal.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting, by voting over the Internet or by telephone, signing a new proxy and mailing it, or attending the special meeting, requesting that your proxy be revoked and voting in person. If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee or vote in person at the special meeting if you obtain a “legal proxy”, as described in the section entitled “The Special Meeting—Voting” beginning on page 25.

The Merger (Page 30)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 30)

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $30.00, which we refer to as the merger consideration, without interest and less any applicable withholding taxes, other than shares of our common stock (i) owned by (x) Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent and (y) any shares owned by the company or any direct or indirect wholly owned subsidiary of the company, (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, which together with (i), we refer to as excluded shares.

Reasons for the Merger; Recommendation of the Board (Page 35)

After careful consideration of various factors as described in the section entitled “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 35, the Board has unanimously determined that the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, the Company and the Company’s stockholders and approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement. The Board has also unanimously resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended that the stockholders of the Company vote to adopt the merger agreement. The Board consulted with the Company’s outside financial and legal advisors and senior management and considered a number of factors that the Board believes support its decision.

In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 50.

The Board recommends that you vote “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” the adjournment proposal.

Opinion of Financial Advisor (Page 39)

At the meeting of the Board on December 3, 2017, J.P. Morgan Securities LLC, which we refer to as J.P. Morgan, rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 3, 2017 oral opinion by delivering its written opinion to the Board, dated the date of such opinion, that, as of such date, the consideration to be paid to the holders of shares of the Company’s common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 3, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter.

Financing of the Merger (Page 48)

Parent and Merger Sub expect to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of existing cash resources and the proceeds of new indebtedness. Parent has obtained binding financing commitments in an aggregate principal amount of €2.435 billion for the transactions contemplated by the merger agreement. Parent and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing.

Interests of Certain Persons in the Merger (Page 50)

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 30 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 35. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 79.

Material U.S. Federal Income Tax Consequences of the Merger (Page 53)

The exchange of shares of our common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 53) for U.S. federal income tax purposes. Stockholders who are U.S. holders will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to their shares of our common stock pursuant to the merger and their adjusted tax basis in such shares. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (Page 55)

The Company, Parent and Merger Sub have agreed to cooperate with each other and use their respective reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained from any governmental authority in respect of the transactions contemplated by the merger agreement, including under the Antitrust Laws (as defined in the section entitled “The Merger—Regulatory Approvals” beginning on page 55) and the Company’s non-prosecution agreement with the United States Department of Justice, which we refer to as the DOJ, dated December 22, 2016, which we refer to as the DOJ Agreement. In furtherance thereof, Parent has agreed to (and the Company has agreed to, if requested by Parent) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or the DOJ Agreement so as to enable the closing of the merger to occur as promptly as practicable.

HSR Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the DOJ, which we refer to as the Antitrust Division, and the United States Federal Trade Commission, which we refer to as the FTC, and all statutory waiting period requirements have been satisfied. The merger agreement requires the parties use reasonable best efforts to make all necessary filings under the HSR Act as promptly as practicable after the date of the merger agreement. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.

On January 2, 2018, Parent and the Company filed notification of the proposed merger with the Antitrust Division and the FTC under the HSR Act.

Other Antitrust Law Clearances. Completion of the merger is further subject to (1) a decision having been adopted by the European Commission pursuant to the EU Merger Regulation declaring that the merger is compatible with the internal market and (2) the clearances, consents, approvals, and waiting periods applicable to the consummation of the merger under certain Antitrust Laws (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 55) having been obtained or expired or been earlier terminated, as applicable.

DOJ Agreement. Completion of the merger is further subject to the DOJ not having notified the Company of its determination that the merger or the other transactions contemplated by the merger agreement has the effect of circumventing or frustrating the enforcement purposes of the DOJ Agreement, the DOJ notice period (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 70) having expired and the DOJ Agreement remaining in full force and effect.

Litigation Related to the Merger (Page 55)

On January 2, 2018, a purported stockholder of the Company filed an action on behalf of a putative class of stockholders of the Company in the United States District Court for the District of Delaware, captioned Stanfield v. General Cable Corp., No. 1:18-cv-00006-UNA (D. Del.). The action names the Company and the members of the Board as defendants. The complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and Regulation G and Rule 14a-9 promulgated thereunder, by causing a materially incomplete and misleading preliminary proxy statement to be filed with the SEC on December 22, 2017. The complaint purports to seek injunctive relief and money damages. The Company believes that the allegations in this action are without merit.

On January 9, 2018, a purported stockholder of the Company filed an action on behalf of a putative class of stockholders of the Company in the United States District Court for the Eastern District of Kentucky, captioned Rosenblatt v. General Cable Corp., No. 2:18-cv-00010-WOB-CJS (E.D. Ky.). The action names the Company, Parent, Merger Sub and the members of the Board as defendants. The complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by causing a false and misleading preliminary proxy statement to be filed with the SEC on December 22, 2017. The complaint purports to seek injunctive relief and money damages. The Company and Parent believe that the allegations in this action are without merit.

The Merger Agreement (Page 57)

Treatment of Common Stock, Stock-Based Awards and Performance Awards (Page 55)

•	Common Stock. Each share of our common stock outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive from Parent $30.00 in cash, without interest, less any applicable withholding taxes.

•	Options. At the effective time of the merger, each stock option outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive (without interest) an amount in cash equal to the excess, if any, of $30.00 over the exercise price per share under such stock option. Each option for which the exercise price per share is equal to or greater than $30.00 shall be cancelled at the effective time without payment of consideration.

•	Restricted Stock Unit Awards. At the effective time of the merger, (i) each Company RSU award held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive (without interest) an amount in cash equal to $30.00 with respect to each share of Company common stock underlying such award, and (ii) each Company RSU award not held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to $30.00, which shall be subject to the same terms and conditions that were applicable to such restricted stock unit award immediately prior to the effective time, provided that any performance-based vesting condition measured over a period of one year will be deemed satisfied, and the converted award will vest on the earlier of (A) the originally scheduled vesting date and (B) the date that is six months following the closing date, subject to continued employment with Parent and its subsidiaries through such applicable date (or upon the holder’s earlier termination by Parent, the surviving corporation or any of their respective affiliates without “cause” or for “good reason” (as each term is defined in the Company’s 2015 Stock Incentive Plan)).

•	Performance-Based Stock Unit Awards. At the effective time of the merger, each Company PSU award outstanding immediately prior to the effective time of the merger will be cancelled and converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the award multiplied by $30.00. The number of shares of the Company’s common stock subject to such PSU will be determined (i) for any award with a performance period commencing as of January 1, 2016, based on actual performance as determined by the Compensation Committee of the Board and (ii) for any award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each converted PSU award will be subject to the same terms and conditions that were applicable immediately prior to the effective time, provided that as of the effective time, the performance-vesting conditions shall no longer apply and each award shall be subject solely to service-based vesting. For Company PSU awards with a performance period commencing as of January 1, 2015, settlement is expected to occur prior to the effective time of the merger and will be based on the actual level of achievement of the applicable performance goals.

No Solicitation of Acquisition Proposals; Board Recommendation Changes (Page 63)

The merger agreement provides that we are not permitted to, directly or indirectly through third parties, initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63), participate in discussions or negotiations regarding or furnish any information relating to any acquisition proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to any acquisition proposal or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding these restrictions, under certain circumstances, we may, prior to the time the merger agreement is adopted by our stockholders, (x) provide information with respect to a bona fide written acquisition proposal that did not result from a material breach of the no-solicitation provisions if the Company receives from the third party requesting such information an executed confidentiality agreement (as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63), (y) engage or participate in any discussions or negotiations with a third party who has made a bona fide written acquisition proposal that did not result from a material breach of the no-solicitation provisions and (z) authorize, approve, recommend or declare advisable such an acquisition proposal, if (a) prior to taking any such action described in the foregoing clauses (x), (y) and (z), the Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, (b) in each such case referred to in clauses (x) and (y), the Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and (c) in the case of clause (z) above, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

The merger agreement also provides that the Board cannot make a change of recommendation (as defined in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63); provided that, notwithstanding the foregoing, at any time before the stockholders of the Company adopt the merger agreement, the Board may make a change of recommendation and, solely with respect to a superior proposal, terminate the merger agreement, as described in “The Merger Agreement—Termination” beginning on page 72, if and only if, in the case of a termination for a superior proposal, the Company complies with the match right provisions under the merger agreement, as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Match Rights” beginning on page 69, and the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to effect a change of recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Conditions to the Merger (Page 70)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions to the consummation of the merger, the accuracy of the representations and warranties of the parties, the expiration of the thirty-day period beginning on the date the Company provides to the DOJ written notice in accordance with the DOJ Agreement, of the merger and the other transactions contemplated by the merger agreement, the DOJ Agreement remains in full force and effect and compliance by the parties with their respective obligations under the merger agreement. See “The Merger Agreement—Conditions to the Merger” beginning on page 70.

Termination (Page 72)

We and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent or the Company:

•	for a failure to consummate the merger by June 3, 2018 (as may be extended for 90 days by either Parent or the Company under certain circumstances), which we refer to as the outside date, as described in the section entitled “The Merger Agreement—Termination” beginning on page 72;

•	for a failure to obtain the stockholder approval, as described in the section entitled “The Merger Agreement—Termination” beginning on page 72; or

•	if any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable;

provided that certain conditions are satisfied as described in the section entitled “The Merger Agreement—Termination” beginning on page 72;

•	by the Company:

•	if there is a breach of any representation, warranty, covenant or agreement made by Parent, or Merger Sub in the merger agreement or any such representation and warranty become untrue as described in the section entitled “The Merger Agreement—Termination” beginning on page 72; or

•	in order to enter into an alternative acquisition agreement providing for a superior proposal if the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds $47 million, which we refer to as the termination fee; or

•	by Parent, if:

•	prior to the closing date of the merger, there is a breach of any representation, warranty, covenant or agreement made by the Company in the merger agreement or any such representation and warranty become untrue as described in the section entitled “The Merger Agreement—Termination” beginning on page 72; or

•	the Board makes a change of recommendation.

Termination Fee (Page 73)

In certain circumstances, we may be required to pay Parent a termination fee of $47 million if the merger agreement is terminated.

The termination fee would be payable:

•	if:

•	(x) either Parent or the Company terminates for failure to consummate the merger by the outside date or for failure to obtain the stockholder approval, or (y) Parent terminates the merger agreement because of a Company breach, as described in the section entitled “The Merger Agreement—Termination” beginning on page 72;

•	an acquisition proposal has been made publicly or otherwise becomes known to the Company or the Board and not expressly withdrawn (publicly, if such acquisition proposal was made publicly or announced) prior to the earlier of five days before the stockholders’ meeting and the outside date; and

•	within 12 months following the date of such termination, the Company or any of its subsidiaries consummates a transaction contemplated by an acquisition proposal or enters into an alternative acquisition agreement with respect to an acquisition proposal (in each case, the references to 15% in the definition of acquisition proposal being deemed to be references to 50%);

•	if Parent terminates the agreement because the Board makes a change of recommendation; or

•	if the Company terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal.

Remedies (Page 73)

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any fraud or willful and material breach of its obligations set forth in the merger agreement.

Except in the event of fraud or willful and material breach, the parties have agreed that if the merger agreement is terminated and the termination fee becomes due and payable and is paid by us, the termination fee will be the sole and exclusive remedy of Parent and its subsidiaries against us and our subsidiaries for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated. In no event will we be required to pay the termination fee on more than one occasion.

Prior to the termination of the merger agreement, each party is entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement. There is no necessity to post a bond or other form of security with or as a condition to obtaining such injunction or injunctions.

Market Price of Common Stock (Page 83)

The closing price of our common stock on NYSE on December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $21.80 per share of our common stock. If the merger is completed, you will be entitled to receive $30.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 81% to the closing stock price on July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, and a premium of approximately 54% to the six-month volume-weighted average price of our common stock as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement.

On January 12, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NYSE was $29.60 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 87)

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the Delaware General Corporate Law, which we refer to as the DGCL. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 87 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Delisting and Deregistration of Common Stock (Page 91)

If the merger is completed, our common stock will be delisted from NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of our common stock.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” beginning on page 1 and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 92.

Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?

A.	You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of our common stock with respect to such matters.

Q.	What am I being asked to vote on at the special meeting?

A.	At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals: (i) to adopt the merger agreement (Proposal 1 on your proxy card), (ii) to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card) and (iii) to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card).

Q.	How does the Board recommend that I vote?

A.	The Board recommends that you vote (i) “FOR” approval of the merger proposal (Proposal 1 on your proxy card), (ii) “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card) and (iii) “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card).

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on February 16, 2018 at 9:00 a.m., local time.

Q.	Who can vote at the special meeting?

A.	Only holders of record of our common stock as of the close of business on January 12, 2018, the record date for the special meeting, or their duly appointed proxies, are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and any adjournments or postponements thereof. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. A legal proxy is not the form of proxy enclosed with this proxy statement.

Q.	How many votes do I have?

A.	Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date of January 12, 2018. As of the close of business on the record date, there were 50,623,497 outstanding shares of common stock.

Q.	What is a quorum?

A.	The presence at the special meeting, in person or represented by proxy, of the holders of a majority of our common stock issued and outstanding and entitled to vote at the special meeting, constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes are counted for the purpose of determining the presence of a quorum.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

Q.	How do I vote?

A.	Stockholder of Record. If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

•	Over the Internet: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., which we refer to as Broadridge, at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., eastern time, on Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count;

•	By Telephone: Call (800) 690-6903, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m., eastern time, on Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

•	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under “The Special Meeting—Attendance” beginning on page 24 of this proxy statement. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the meeting.

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Inc., which we refer to as Computershare, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares (see also the next Q&A below).

Q.	What if I participate in the Company’s Retirement and Savings Plans or the Deferred Compensation Plan?

A.	If you are a participant in our Retirement and Savings Plans, which we refer to as the Retirement Plans, your proxy will serve as voting instructions for your shares of Company common stock held in such plans as of the record date. Participants in the Retirement Plans may instruct the trustee as to how to vote shares that are allocated to their respective accounts. The cutoff date for voting for participants in the Retirement Plans is 11:59 p.m. Eastern Time on February 13, 2018. If you do not provide the trustee with instructions as to how to vote the shares allocated to your account, the trustee will vote such shares in the same proportion to instructions actually received from other participants in the Retirement Plans. To provide instruction to the trustee on how to vote shares allocated to your account in the Retirement Plans, vote your plan shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card.

If you are a participant in our Deferred Compensation Plan, which we refer to as the DCP, your proxy will serve as voting instructions for your shares of Company common stock held in the plan as of the record date. Participants in the DCP can instruct the trustee of the “rabbi trust” that was established in connection with the DCP how to vote (i) deferred shares held in the “rabbi trust” that are allocated to their respective DCP accounts on a notional basis, and (ii) shares held by the General Cable stock fund in the “rabbi trust” that are allocated to their respective DCP accounts on a notional basis as phantom stock units (such shares referenced in (i) and (ii), we collectively refer to as DCP shares). The cutoff date for voting for participants in the DCP is 11:59 p.m. Eastern Time on February 13, 2018. If you do not provide the trustee with instructions as to how to vote the DCP shares allocated to your DCP account, the trustee will vote such shares as instructed by the Company. To provide instruction to the trustee on how to vote the DCP shares allocated to your account in the DCP, vote your DCP shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card.

See the section entitled “The Special Meeting—Voting” beginning on page 25 of this proxy statement.

Q.	How can I change or revoke my vote?

A.	You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., eastern time, on Thursday, February 15, 2018.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Broadridge not later than Thursday, February 15, 2018 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, referred to as a “proxy”, to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement”. The document used to designate a proxy to vote your shares of our common stock is called a “proxy card”.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the proposal to adopt the merger agreement, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” approval of the proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged D.F. King & Co., Inc., which we refer to as the proxy solicitor, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay the proxy solicitor a fee of $15,000. The Company has agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks, brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will have the same effect as votes “AGAINST” approval of the proposal to adopt the merger agreement.

For the proposal to approve, by non-binding, advisory vote, the merger-related executive compensation and the adjournment proposal you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions and broker non-votes will not have an effect on the proposals.

Q.	Who will count the votes?

A.	The votes will be counted by the inspector of elections appointed for the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you received more than one proxy card, your shares are likely registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each proxy card that you received in order for all of your shares to be voted at the meeting.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of our common stock if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of our common stock. Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal and the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as broker non-votes. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the proposal to adopt the merger agreement, and your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation or the adjournment proposal.

Q.	Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	Under SEC rules, we are required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger, or “golden parachute” compensation.

Q.	What will happen if the Company’s stockholders do not approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Q.	What vote is required for the Company’s stockholders to approve the merger proposal?

A.	Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal.

If you fail to return your proxy card, submit your proxy by phone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares will have the same effect as a vote “AGAINST” approval of the merger proposal.

Q.	What vote of our stockholders is required to approve the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger?

A.	The approval of the proposal to approve the merger-related executive compensation requires the affirmative vote of the holders of a majority of the common stock present in person or represented by proxy and casting votes on the matter at the special meeting (with abstentions and broker non-votes not counted as votes cast on the matter). If your shares of our common stock are present at the special meeting but are not voted to approve the proposal to approve the merger-related executive compensation, if you vote to abstain on the proposal, if you fail to submit a proxy or to vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

Q.	What is the proposed merger transaction and what effects will it have on the Company?

A.	The proposed merger transaction is the acquisition of the Company by Parent pursuant to the merger agreement. If the merger proposal is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a wholly owned subsidiary of Parent and will no longer be a publicly held corporation, and you, as a holder of our common stock, will no longer have any interest in our future earnings or growth. In addition, following the merger, our common stock will be delisted from NYSE and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of our common stock.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive the merger consideration of $30.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock that you own, unless you have properly exercised, and not withdrawn or otherwise lost, your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of our common stock, you will receive $3,000 in cash in exchange for your shares of our common stock, less any applicable withholding taxes. You will not own any shares of the capital stock in the surviving corporation. Please do NOT return any stock certificates you hold with your proxy.

Q.	How does the merger consideration compare to the market price of our common stock prior to the Company’s announcement of its review of strategic alternatives?

A.	The merger consideration of $30.00 represents a premium of approximately 81% to the closing stock price on July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, and a premium of approximately 54% to the six-month volume-weighted average price of our common stock as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement.

Q.	What will holders of Company equity-based and performance awards receive in the merger?

A.	At the effective time of the merger, each stock option outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive (without interest) an amount in cash equal to the excess, if any, of $30.00 over the exercise price per share under such stock option. Each option for which the exercise price per share is equal to or greater than $30.00 shall be cancelled at the effective time without payment of consideration.

At the effective time of the merger, (i) each Company RSU award held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive (without interest) an amount in cash equal to $30.00 with respect to each share of Company common stock underlying such award, and (ii) each Company RSU award not held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to $30.00, which shall be subject to the same terms and conditions that were applicable to such restricted stock unit award immediately prior to the effective time, provided that any performance-based vesting condition measured over a period of one year will be deemed satisfied and the converted award will vest on the earlier of (A) the originally scheduled vesting date and (B) the date that is six months following the closing date, subject to continued employment with Parent and its subsidiaries through such applicable date (or upon the holder’s earlier termination by Parent, the surviving corporation or any of their respective affiliates without “cause” or for “good reason” (as each term is defined in the Company’s 2015 Stock Incentive Plan)).

At the effective time of the merger, each Company PSU award outstanding immediately prior to the effective time of the merger will be cancelled and converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the award multiplied by $30.00. The number of shares of the Company’s common stock subject to such PSU will be determined (i) for any award with a performance period commencing as of January 1, 2016, based on actual performance as determined by the Compensation Committee of the Board and (ii) for any award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each converted PSU award will be subject to the same terms and conditions that were applicable immediately prior to the effective time, provided that as of the effective time, the performance-vesting conditions shall no longer apply and each award shall be subject solely to service-based vesting. For Company PSU awards with a performance period commencing as of January 1, 2015, settlement is expected to occur prior to the effective time of the merger and will be based on the actual level of achievement of the applicable performance goals.

Q.	What will happen to the Company’s Employee Stock Purchase Plan?

A.

The merger agreement provides that the offering period ongoing as of the date of the merger agreement will be the final offering period under the Company’s Employee Stock Purchase Plan, which we refer to as the ESPP, and that each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of our common stock in accordance with the ESPP on the earlier of (i) the end of the offering period and (ii) the trading date that is five business days prior to the closing date. The merger agreement also provides that (A) no additional purchase rights will be granted under the ESPP, (B) participants in the ESPP will be prohibited from increasing their payroll deductions from those in effect on the date of the merger agreement and (C) the ESPP will be terminated at effective time of the merger.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the merger proposal, we anticipate that the merger will be completed by the third quarter of 2018.

Q.	When will stockholders receive the merger consideration?

A.	At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with a paying agent selected by Parent and reasonably acceptable to the Company, which we refer to as the paying agent, for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger, and in any event within five business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record immediately prior to the effective time of the merger (other than holders of excluded shares and dissenting shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration. The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

Q.	What happens if the merger is not completed?

A.	If the merger proposal is not approved by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of our common stock in connection with the merger. Instead, the Company will remain an independent public company and our common stock will continue to be listed and traded on NYSE. Under specified circumstances, the Company may be required to pay to a $47 million termination fee with respect to the termination of the merger agreement, as described under “The Merger Agreement—Termination Fee” beginning on page 73.

Q.	What conditions must be satisfied to complete the merger?

A.

The Company, Parent and Merger Sub are not required to complete the merger unless a number of conditions are satisfied or waived. These conditions include, among others: (i) the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal; (ii) no applicable law is in effect that prohibits the consummation of the merger; (iii) no governmental entity institutes any action before any court or governmental entity of competent authority seeking to enjoin or prohibit the consummation of the merger; (iv) the waiting period (and extensions thereof) applicable to the merger under the HSR Act has expired or been terminated; (v) a decision has been adopted by the European Commission pursuant to the EU Merger Regulation declaring that the merger is compatible with the internal market; (vi) the clearances, consents, approvals, and waiting periods applicable to the consummation of the merger under certain Antitrust Laws (as described more particularly in the section entitled “The Merger—Regulatory Approvals” beginning on page 55) have been obtained or expired or been earlier terminated, as applicable, (vii) the 30-day period beginning on the date the Company provides written notice to the DOJ of the merger has expired, and (viii) customary conditions in favor of each of the parties regarding the accuracy of the other party’s representations and warranties (subject to customary materiality qualifiers) and the other party’s compliance with its covenants and agreements contained in the merger agreement (subject to customary materiality qualifiers). For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the merger, see “The Merger Agreement—Conditions to the Merger” beginning on page 70.

Q.	Is the merger expected to be taxable to me?

A.	Yes. The exchange of shares of our common stock for the merger consideration of $30.00 in cash pursuant to the merger will generally be a taxable transaction to U.S. holders (as defined in the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” on page 53) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of our common stock in the merger for cash, you will generally recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. We encourage you to read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 53 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	In considering the recommendation of the Board with respect to the merger proposal, you should be aware that our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger—Interests of Certain Persons in the Merger” beginning on page 53 and “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” beginning on page 79.

Q.	What happens if I sell my shares of our common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the consummation of the merger. If you transfer your shares of our common stock after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of common stock after the special meeting but before the effective time of the merger?

A.	If you transfer your shares after the special meeting but before the effective time of the merger, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of our common stock through the completion of the merger.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, you may submit a proxy to have your shares of our common stock voted at the special meeting in one of three ways: (i) using the Internet in accordance with the instructions set forth on the enclosed proxy card, (ii) calling toll-free at (800) 690-6903 or (iii) completing, signing, dating and returning the enclosed proxy card in the accompanying postage-paid reply envelope. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. If the merger proposal is approved, after the completion of the merger, you will be sent a letter of transmittal promptly, and in any event within five business days, describing how you may exchange your shares of our common stock for the merger consideration. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 48. Please do NOT return any stock certificates you hold with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of our common stock?

A.	Yes. As a holder of our common stock, you are entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the merger agreement. See “Appraisal Rights” beginning on page 87.

Q.	Who can help answer any other questions I might have?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (866) 521-4487 or using the contact information below.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll-free: (866) 521-4487

Email: BGC@dfking.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the other documents referenced herein, whether written or oral, relating to future events or our future performance, including any discussion, expressed or implied, regarding our anticipated growth, operating results, future earnings per share, plans, objectives, the impact of our investments in sales-building initiatives and operational capabilities on future sales and earnings, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (which we refer to as the Securities Act), and Section 21E of the Exchange Act. All statements other than statements of historical or current facts included in this proxy statement are forward-looking statements. These statements are often identified by the words “believe,” “expect,” “may,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, whether in the negative or the affirmative, that are not statements of historical fact.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict and many of which we have no control over. You should not place undue reliance on our forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the following: (1) the conditions to the completion of the merger may not be satisfied, or the regulatory approvals required for the merger may not be obtained on the terms expected or on the anticipated schedule; (2) the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; (3) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between the parties to the merger; (4) the effect of the announcement or pendency of the merger on our business relationships, operating results, and business generally; (5) risks that the proposed merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the proposed merger; (6) risks related to diverting management’s attention from our ongoing business operations; (7) the outcome of any legal proceedings that may be instituted against us related to the merger or the merger agreement; (8) the amount of the costs, fees, expenses and other charges related to the merger; (9) general economic conditions, particularly those in the construction, energy and information technology sectors; (10) the volatility in the price of raw materials, particularly copper and aluminum; (11) the trading price of our common stock; and (12) other factors discussed from time to time in our reports filed with the SEC, including the factors discussed in Item 1A of the Company’s 2016 Annual Report on Form 10-K as filed with the SEC on February 24, 2017 and subsequent SEC filings, which are available at http://www.sec.gov.

Forward-looking statements reflect the views and assumptions of management as of the date of this proxy statement (unless specified otherwise) with respect to future events. The Company does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements, whether as a result of new information, future events or other factors. The inclusion of any statement in this proxy statement does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

You are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this proxy statement (unless specified otherwise) or, in the case of documents referred to or incorporated by reference, the dates of those documents.

PARTIES TO THE MERGER

The Company

General Cable Corporation

4 Tesseneer Drive

Highland Heights

Kentucky 41076

Telephone: (859) 572-8000

The Company, a Delaware corporation, with headquarters in Highland Heights, Kentucky, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for use in the energy, industrial, construction, specialty and communications markets. The Company additionally engages in the design, integration, and installation on a turn-key basis for products such as high and extra-high voltage terrestrial and submarine systems.

The Company’s common stock is listed on NYSE under the symbol “BGC”.

Parent

Prysmian S.p.A.

Vie Chiese 6

20126—Milan

Italy

Telephone: +39 02 64491

Parent, a company organized under the laws of the Republic of Italy, operates in the business of underground and submarine cables and systems for power transmission and distribution, of specialty cables for applications in many different industries and of medium and low voltage cables for the construction and infrastructure sectors. It produces voice, video and data transmission cables and accessories for the telecommunications industry, offering a comprehensive range of optical fibers, optical and copper cables and connectivity systems.

Prysmian’s ordinary shares are listed on the Borsa Italiana under the symbol “PRY”.

Merger Sub

Alisea Corp.

c/o Prysmian S.p.A.

Vie Chiese 6

20126—Milan

Italy

Telephone: +39 02 64491

Merger Sub, a Delaware corporation and indirect wholly owned subsidiary of Parent, was incorporated for the purpose of consummating the transactions contemplated by the merger agreement. Prior to the effective time of the merger, Merger Sub will have engaged in no other business activities and will have incurred no liabilities or obligations other than those contemplated by the merger agreement. Upon the completion of the merger, Merger Sub’s separate corporate existence will cease and the Company will continue as the surviving corporation.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the Board for use at the special meeting to be held at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022 on February 16, 2018 at 9:00 a.m., local time, or at any adjournment or postponement thereof.

Purpose of the Special Meeting

At the special meeting, holders of our common stock will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement (Proposal 1 on your proxy card), which we refer to as the merger proposal;

•	to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger (Proposal 2 on your proxy card), which we refer to as the proposal to approve the merger-related executive compensation; and

•	to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card), which we refer to as the adjournment proposal.

The Board recommends that you vote “FOR” each of the above proposals.

Our stockholders must approve the merger proposal in order for the merger to occur. If our stockholders fail to approve the merger proposal, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the proposal to approve the merger-related executive compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature only, it will not be binding on the Company, Parent or the surviving corporation in the merger. Accordingly, if the merger agreement is adopted by the Company’s stockholders and the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if the stockholders do not approve the proposal to approve the merger-related executive compensation.

Record Date and Quorum

The Board has fixed the close of business on January 12, 2018 as the record date for determination of stockholders entitled to receive notice of, and to vote at, the special meeting, and any adjournments or postponements thereof. Only holders of record of our common stock as of the close of business on the record date are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof.

As of the close of business on the record date, there were 50,623,497 shares of common stock outstanding. Each holder of our common stock is entitled to cast one vote per such share on each matter properly brought before the special meeting for each share of our common stock that such holder owned as of the record date.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting constitutes a quorum for the transaction of business at the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. Broker non-votes (as defined below) are counted for the purpose of determining the presence of a quorum. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding and entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting.

In the event that a quorum is not present at the special meeting, we expect to adjourn or postpone the special meeting until we solicit enough proxies to obtain a quorum.

Attendance

Only stockholders of record, their duly appointed proxy holders and our guests may attend the special meeting. To gain admittance, please bring the admission ticket with you to the meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, please send a written request for an admission ticket to our Secretary at 4 Tesseneer Drive, Highland Heights, Kentucky 41076, Attn: Secretary. Please include the following information with your request: (i) a signed cover letter stating your name and complete mailing address, including daytime and evening telephone numbers; that you are requesting an admission ticket; the number of shares that you own in “street name”; and the name, address and telephone number of your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock and (ii) an original signed “legal proxy” from your bank, brokerage firm or other nominee giving you the right to vote the shares at the special meeting. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the shares of our common stock entitled to vote on the merger proposal. For the merger proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. Abstentions will not be counted as votes cast in favor of the merger proposal, but will count for the purpose of determining whether a quorum is present. Your vote is very important, regardless of the number of shares of our common stock you own. Because stockholders cannot take any action at the meeting unless a majority of our common stock issued and outstanding entitled to vote thereat is represented, it is important that you attend the meeting in person or are represented by proxy at the meeting. If you fail to return your proxy card, submit your proxy by telephone or the Internet or vote in person, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote your shares of common stock, your shares will have the same effect as a vote “AGAINST” approval of the merger proposal.

If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares of our common stock, the stockholder of record. This proxy statement and proxy card have been sent directly to you by the Company. As the stockholder of record, you have the right to vote in person at the meeting or to grant your voting rights directly to the Company or to a third party by a proxy duly executed or transmitted in a manner in accordance with applicable law.

If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you are considered the beneficial owner of those shares. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of our common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting. Your bank, brokerage firm or other nominee should send you, as the beneficial owner, a package describing the procedure for voting your shares.

Banks, brokerage firms or other nominees who hold shares in “street name” for customers generally have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the merger proposal and the proposal to approve, on a non-binding, advisory basis, certain compensation arrangements for the Company’s named executive officers in connection with the merger, and, as a result, absent specific instructions from the beneficial owner of such shares of our common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of our common stock on non-routine matters, which we refer to as broker non-votes.

For the purposes of the merger proposal, if you attend the special meeting and abstain on this proposal, or if you have given a proxy and have abstained on this proposal, this will have the same effect as if you voted “AGAINST” approval of the merger proposal. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, and as broker non-votes, the effect will be the same as a vote “AGAINST” approval of the merger proposal.

Approval of each of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and the adjournment proposal requires the affirmative vote of the holders of a majority of the votes cast with respect to such proposal. For each proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN”. For purposes of each of these proposals, if you attend the special meeting and abstain on such proposal, or if you have given a proxy and abstained on such proposal, your shares will not be voted “FOR” or “AGAINST” such proposal and will not be counted as votes cast or shares withheld on such proposal. If you fail to submit a proxy or vote in person at the special meeting or if your shares of our common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of our common stock, your shares of our common stock will not be voted, but this will not have an effect on the proposal to approve the merger-related executive compensation or the adjournment proposal.

Voting

If you are a stockholder of record and your shares are registered directly in your name, you may have your shares of our common stock voted on matters presented at the special meeting in any of the following ways:

•	In Person. You may attend the special meeting and cast your vote there. Even if you plan to attend the meeting, it is desirable that you vote in advance of the meeting.

•	By Proxy. Stockholders of record have a choice of voting by proxy:

•	Over the Internet: Go to the website of our tabulator, Broadridge, at www.proxyvote.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m., eastern time, on Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

•

By Telephone: Call (800) 690-6903, toll-free from the United States, Canada and Puerto Rico, and follow the recorded instructions. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before

11:59 p.m., eastern time, on Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count; or

•	By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage-paid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your shares will be voted according to your instructions. Broadridge must receive the proxy card by Thursday, February 15, 2018, the day before the special meeting, for your proxy to be valid and your vote to count.

If you are a beneficial owner of our common stock and your shares are held in “street name”, you should receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of our common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from your bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. A legal proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” through a bank, broker or other nominee in person at the special meeting unless you have a legal proxy from that bank, broker or other nominee issued in your name giving you the right to vote your shares.

If you are a participant in the Retirement Plans, your proxy will serve as voting instructions for your shares of Company common stock held in such plans as of the record date. Participants in the Retirement Plans may instruct the trustee as to how to vote shares that are allocated to their respective accounts. The cutoff date for voting for participants in the Retirement Plans is 11:59 p.m. Eastern Time on February 13, 2018. If you do not provide the trustee with instructions as to how to vote the shares allocated to your account, the trustee will vote such shares in the same proportion to instructions actually received from other participants in the Retirement Plans. To provide instruction to the trustee on how to vote shares allocated to your account in the Retirement Plans, vote your plan shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card.

If you are a participant in the DCP, your proxy will serve as voting instructions for your shares of Company common stock held in the plan as of the record date. Participants in the DCP can instruct the trustee of the “rabbi trust” that was established in connection with the DCP how to vote (i) deferred shares held in the “rabbi trust” that are allocated to their respective DCP accounts on a notional basis, and (ii) shares held by the General Cable stock fund in the “rabbi trust” that are allocated to their respective DCP accounts on a notional basis as phantom stock units (such shares referenced in (i) and (ii), we collectively refer to as DCP shares). The cutoff date for voting for participants in the DCP is 11:59 p.m. Eastern Time on February 13, 2018. If you do not provide the trustee with instructions as to how to vote the DCP shares allocated to your DCP account, the trustee will vote such shares as instructed by the Company. To provide instruction to the trustee on how to vote the DCP shares allocated to your account in the DCP, vote your DCP shares by proxy over the Internet, by mail, or by telephone following the instructions provided in your proxy card.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you are a holder of record and you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” the adjournment proposal. YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. BECAUSE STOCKHOLDERS CANNOT TAKE ANY ACTION AT THE MEETING UNLESS A MAJORITY OF OUR COMMON STOCK ISSUED AND OUTSTANDING AND ENTITLED TO VOTE THEREAT IS REPRESENTED, IT IS IMPORTANT THAT YOU ATTEND THE MEETING IN PERSON OR ARE REPRESENTED BY PROXY AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU WILL ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

Voting by the Company’s Directors and Executive Officers

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, 999,318 shares of our common stock (not including any shares of our common stock deliverable upon exercise or conversion of or underlying any options, unvested Company RSU awards or Company PSU awards), representing approximately 1.97% of the outstanding voting power of our common stock. The directors and officers have informed the Company that they currently intend to vote all such shares of our common stock “FOR” approval of the merger proposal, “FOR” approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for the Company’s named executive officers in connection with the merger and “FOR” the adjournment proposal.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying postage-paid reply envelope, or may vote in person by appearing at the special meeting. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of our common stock using the instructions provided by your bank, brokerage firm or other nominee. If you are a beneficial owner and wish to vote in person at the special meeting, you must provide a “legal proxy” from the bank, brokerage firm or other nominee that is the stockholder of record for your shares of our common stock giving you the right to vote the shares at the special meeting. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the Internet, or if your shares are held in “street name” by your bank, brokerage firm or other nominee and you fail to instruct your bank, brokerage firm or other nominee to vote, your shares of our common stock will be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” approval of the merger proposal. If you fail to vote in person at the special meeting or fail to return your proxy card or fail to submit your proxy by telephone or the Internet, your shares of our common stock will not have an effect on the proposal to approve the merger-related executive compensation.

You have the right to revoke a proxy. If your shares are registered directly in your name, you may revoke your proxy or change your vote before the special meeting. To do so, you must do one of the following:

•	Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not change your vote over the Internet or by telephone after 11:59 p.m., eastern time, on Thursday, February 15, 2018.

•	Sign a new proxy and mail it as instructed above. Only your latest dated, valid proxy received by Broadridge not later than Thursday, February 15, 2018 will be counted.

•	Attend the special meeting, request that your proxy be revoked and vote in person as instructed above. Attending the special meeting will not revoke your Internet vote, telephone vote or proxy, as the case may be, unless you specifically request it.

If you hold shares in “street name” through a bank, brokerage firm or other nominee, you may submit a new, later-dated voting instruction form or contact your bank, broker or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we anticipate that the merger will be completed by the third quarter of 2018. If our stockholders vote to approve the merger proposal, the merger will become effective as promptly as practicable following the satisfaction or waiver of a number of conditions to the merger, subject to the terms of the merger agreement. See “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 55.

Rights of Stockholders Who Seek Appraisal

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. This means that you are entitled to have the fair value of your shares of our common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration if you follow exactly the procedures set forth in Section 262 of the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the merger proposal and you must not vote (either in person or by proxy) in favor of the merger proposal. If you fail to follow exactly the procedures set forth in Section 262 of the DGCL, you may lose your appraisal rights. See “Appraisal Rights” beginning on page 87 and the text of the DGCL appraisal rights statute reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed. We are submitting a proposal for your consideration to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum (Proposal 3 on your proxy card). Notwithstanding the adjournment proposal, the Company retains full authority to the extent set forth in its by-laws and/or permitted under Delaware law to adjourn the special meeting for any purpose, or to postpone the special meeting before it is convened, without the consent of any stockholder of the Company, provided that the merger agreement includes certain limitations on the Company’s ability to postpone or adjourn the meeting, as described in the section entitled “Vote on Adjournment” beginning on page 82.

If the special meeting is adjourned, we are not required to give notice of the time and place of the adjourned meeting if announced at the meeting at which the adjournment is taken, unless the adjournment is for more than 30 days or the Board fixes a new record date for the special meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting. All proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged D.F. King & Co., Inc., which we refer to as the proxy solicitor, to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay the proxy solicitor a fee of $15,000. The Company has agreed to reimburse the proxy solicitor for certain reasonable and documented fees and expenses and will also indemnify the proxy solicitor and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages, liabilities and/or judgments. The Company may also reimburse banks and brokers or their agents for their expenses in forwarding proxy materials to beneficial owners of our common stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact the proxy solicitor by calling toll-free at (866) 521-4487 or using the contact information below. Please do NOT send in any stock certificates you hold with your proxy card. After the completion of the merger, a separate letter of transmittal will be mailed to you promptly, and in any event within five business days, that will enable you to receive the merger consideration in exchange for your shares of common stock. If your shares of our common stock are held in “street name” through a bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee for instructions as to how to effect the surrender of your “street name” shares of our common stock in exchange for the merger consideration. See “The Merger—Payment of Merger Consideration and Surrender of Stock Certificates” beginning on page 48.

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Toll-free: (866) 521-4487

Email: BGC@dfking.com

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully and in its entirety as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation following the merger. As a result of the merger, the Company will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of our common stock will automatically be converted into the right to receive an amount in cash equal to $30.00, which we refer to as the merger consideration, without interest and less any applicable withholding taxes, other than shares of our common stock owned by (i)(x) Parent, Merger Sub or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent or (y) the Company or any direct or indirect wholly owned subsidiary of the Company, together, (x) and (y), which we refer to as excluded shares; and (ii) stockholders who have not voted in favor of the merger and properly and validly perfected their statutory rights of appraisal in accordance with Section 262 of the DGCL, which we refer to as dissenting shares, which shares will be canceled without payment of any consideration therefor and will cease to exist.

Background of the Merger

The Board has regularly reviewed and evaluated, with the Company’s senior management, which we refer to as management, the Company’s business strategies, opportunities and challenges as part of its consideration and evaluation of the Company’s prospects and stockholder value. As part of this process, the Board and management have considered and regularly reviewed the Company’s strategic direction and business objectives, including strategic opportunities that might be available to the Company, such as possible acquisitions, divestitures and business combination transactions.

Beginning in October 2014, the Company initiated a transformation plan to improve the Company’s performance, beginning with the announced planned divestment of all non-core businesses in the Asia Pacific and Africa regions. In the fourth quarter of 2015, the Company committed to a new strategic roadmap focused on growth and optimization of the portfolio, developing leading cost and efficiency positions, growth through innovation and cultivation of a high-performance culture. Such cost reduction and growth initiatives included significant capital investment in new projects, substantial restructuring of facilities in core regions, the hiring of new members of executive management, the implementation of a renewed employee culture of engagement and performance and the investment in meaningful resources in external consultants with relevant expertise to assist with the implementation of these initiatives and other actions. While such initiatives created significant value and reduced costs for the Company in line with expectations of management, as of June 2017, the improvements had been substantially offset by business and market trends, including weak overall economic growth in the product markets and geographies in which the Company operates and price erosion driven by increased competitive intensity and excess industry capacity.

On June 21, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell LLP, the Company’s outside legal counsel, which we refer to as Sullivan & Cromwell, and J.P. Morgan Securities LLC, the Company’s financial advisor, which we refer to as J.P. Morgan. Members of management provided an overview of the Company’s recent performance and business and market trends and reviewed the initiatives the Company has undertaken to improve performance, noting that the Company’s performance in 2016 and the first half of 2017 had been flat to declining despite the initiatives that had been undertaken because of the business and market trends described above. Members of management then presented a number of additional initiatives and investments that could be undertaken to attempt to improve the Company’s performance, detailing the potential costs, risks, payback and timing associated with each. A representative of Sullivan & Cromwell then reviewed with the members of the Board their fiduciary duties. Following discussion, the Board requested that management prepare a five-year projected business model for the Company and additional information regarding the underlying business and market trends to present to the Board the following week.

On June 29, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan. Members of management provided the Board with additional detail on the business and market trends described above. Members of management then presented the five-year projected business model prepared by management at the direction of the Board and reviewed a number of initiatives and investments that could be undertaken to attempt to improve the Company’s performance, detailing the potential costs, risks, payback and timing associated with each. Members of management noted that constraints on the Company, including its product mix and global cost structure, would require significant investments to remedy and that there were no apparent catalysts inside or outside the Company likely to drive meaningful performance improvement in the near term. A representative of Sullivan & Cromwell reviewed with the members of the Board their fiduciary duties. After discussion regarding the business and market trends and management’s five-year projected business model, the Board requested that J.P. Morgan review the five-year projected business model and perform a valuation analysis of the Company to present to the Board at a meeting on July 12, 2017.

On July 12, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan to discuss whether the Company should explore its strategic alternatives and the potential engagement of J.P. Morgan as financial advisor in connection therewith. Prior to representatives of J.P. Morgan joining the meeting, the Board reviewed the terms of a proposed engagement letter with J.P. Morgan to act as financial advisor to the Company in connection with a potential review of strategic alternatives and also information provided by J.P. Morgan regarding its work performed and fees received from potential counterparties to a transaction with the Company, if any. Following discussion, the Board authorized John E. Welsh III, Chairman of the Board, to continue negotiations with J.P. Morgan and to finalize the terms of the proposed engagement letter. Representatives of Sullivan & Cromwell then reviewed and discussed with the members of the Board their fiduciary duties in the context of a potential review of strategic alternatives, including a potential sale of the Company.

Representatives of J.P. Morgan then joined the meeting to discuss with the Board the Company’s potential review of strategic alternatives. Representatives of J.P. Morgan reviewed the current state of the business and industry, actions taken by management of the Company in recent years to improve the performance of the Company and the challenges presently facing the Company, as well as the Company’s stock price performance over time as compared to its peers and other benchmarks. A representative of J.P. Morgan then discussed the range of potential strategic alternatives available to the Company, which included continued execution on a standalone basis, a recapitalization, a sale for cash, stock of an acquiror or a combination thereof, and a going-private transaction with a financial sponsor, discussing key assumptions, drivers and potential risks and benefits associated with each alternative, including that a sale had the potential to deliver greater value to stockholders of the Company than continued execution on a standalone basis, particularly in light of the significant potential synergies that could be generated by a strategic buyer and the unique nature of the Company as an acquisition target, as well as the challenging industry dynamics the Company would face and the need for significant investment in higher risk initiatives and projects to improve performance on a standalone basis. Following discussion, the Board determined to initiate a review of potential strategic alternatives for the Company, including a potential sale of the Company.

On July 15, 2017, the Board held a joint meeting with the compensation committee of the Board that was also attended by members of management and representatives of Sullivan & Cromwell. The Board reviewed the changes to the terms of the proposed engagement letter with J.P. Morgan from the discussion during the meeting of the Board on July 12, 2017 and updated information provided by J.P. Morgan regarding its work performed and fees received from potential counterparties to a transaction with the Company, if any, and the Board approved the terms of the proposed engagement letter with J.P. Morgan. Later on July 15, 2016, the Company and J.P. Morgan entered into the engagement letter pursuant to which J.P. Morgan would act as the Company’s financial advisor in connection with a potential transaction.

On July 16, 2017, the Company issued a press release announcing that the Board had initiated a review of strategic alternatives to maximize stockholder value, including a potential sale of the Company.

Beginning August 3, 2017, at the direction of the Board, J.P. Morgan initiated contact with various parties regarding their potential interest in a strategic transaction involving the Company. Of the 38 parties contacted by J.P. Morgan, 21 of such parties entered into confidentiality agreements with the Company.

On August 8, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan to discuss, among other things, the status of the review of strategic alternatives.

Between September 19, 2017 and October 6, 2017, the Company received the preliminary, nonbinding indications of interest for a transaction from Parent, two other strategic companies headquartered in Europe, which we refer to as Party A and Party B, a strategic company headquartered in the United States, which we refer to as Party C, a strategic company headquartered in Asia, which we refer to as Party D, a strategic company headquartered in Latin America, which we refer to as Party E, and two financial sponsors, which we refer to as Party F and Party G. Four parties proposed to acquire the entire Company, and the other four parties proposed to acquire select assets of the Company. Of the four parties that proposed to acquire the entire Company, three of such parties proposed all-cash acquisitions, and the other party proposed an all-stock merger of equals in which former stockholders of the Company would own close to 50% of the pro forma combined company after completion of the transaction.

On October 9, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan. Representatives of J.P. Morgan reviewed with the Board certain key terms of the eight preliminary, nonbinding indications of interest that had been submitted, including proposed equity value, transaction structure, due diligence requirements, anticipated timing for completion and other key terms and assumptions. Representatives of J.P. Morgan then presented to the Board an updated valuation model of the Company. The Board authorized J.P. Morgan to invite Parent, Party A, Party B and Party G to conduct additional due diligence on the Company and submit final proposals to acquire the Company. Given the strong interest from bidders for a whole-company acquisition, parties who submitted preliminary, nonbinding indications of interest for select assets of the Company were not invited to conduct additional diligence or submit final proposals.

Later on October 9, 2017, a nonbinding indication of interest was received from another financial sponsor, which we refer to as Party H. While the indication of interest was for the entire Company, the proposal was inadequate in terms of diligence plan, financing sources to fund the purchase price and overall certainty of closing. After consultation with management and representatives of Sullivan & Cromwell and J.P. Morgan, Mr. Welsh determined not to invite Party H to conduct additional diligence or submit a final proposal.

Beginning on October 11, 2017, each of Parent, Party A, Party B and Party G were provided with access to a virtual data room, management presentations, expert sessions and the opportunity for site visits as part of their additional due diligence on the Company.

On October 19, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan. Members of management provided the Board with an update on the Company’s performance in the third quarter of 2017 and the 2018 business planning process. A representative of J.P. Morgan provided an update on the ongoing review of strategic alternatives, and the Board and representatives of J.P. Morgan discussed the proposed timetable for the submission of final proposals.

Also on October 19, 2017, the Company entered into a confidentiality agreement with Party B with respect to the Company’s due diligence review of Party B in order to assess Party B’s proposal to acquire the Company using equity securities of Party B as consideration in a transaction structured as a merger of equals. In light of the transaction structure that Party B was proposing, in which former stockholders of the Company would own close to 50% of the pro forma combined company after completion of the transaction, representatives of the Company and Party B began engaging in a joint assessment of potential synergies. From this date until Party B’s submission of a final proposal to acquire the Company on November 30, 2017, representatives of the Company and Party B conducted meetings, calls, site visits and information sharing to finalize a mutually agreed range of potential synergies, including costs to achieve and expected timing. Due to the additional complexity in structuring the transaction proposed by Party B as compared to the all-cash proposals, rather than submit a markup of a draft merger agreement with its final proposal, Party B would be requested to submit with its final proposal a draft memorandum of understanding describing certain key terms of a potential transaction between the Company and Party B.

On October 24, 2017, a nonbinding indication of interest for the entire Company was received from another strategic company headquartered in Asia that had previously entered into a confidentiality agreement with the Company, which we refer to as Party I. Mr. Welsh, after consultation with management and each of the other members of the Board, determined to invite Party I to conduct additional due diligence on the Company and submit a final proposal.

On October 29, 2017, Messrs. Welsh and McDonnell met with the chairman of Party B and the chief executive officer of Party B to discuss the strategic rationale for combination of the two companies.

Also on October 30, 2017, the Board held a meeting that was also attended by members of management of the Company and representatives of Sullivan & Cromwell and J.P. Morgan. A representative of J.P. Morgan provided an update on the status of the review of strategic alternatives, including the Company’s receipt of the nonbinding indication of interest from Party I. A representative of Sullivan & Cromwell reviewed with the Board the proposed terms of the draft merger agreement with respect to the potential acquisition of the Company. Following the meeting, a draft merger agreement was sent to each of the remaining parties other than Party B.

On November 16, 2017, representatives of Parent’s financial advisor sent Parent’s initial markup of the draft merger agreement to representatives of J.P. Morgan. Also on November 16, 2017, representatives of Party A’s outside legal counsel sent Party A’s initial markup of the draft merger agreement to representatives of Sullivan & Cromwell.

On November 20, 2017, representatives of Sullivan & Cromwell reviewed the key terms of each of the initial markups of the draft merger agreement received from Parent and Party A with Mr. Welsh, members of management and representatives of J.P. Morgan and discussed the feedback on the initial markups to be conveyed to the representatives of each of Parent and Party A, in order to provide such parties with the opportunity to improve their respective markups in advance of the deadline to submit final proposals.

On November 21, 2017, representatives of Sullivan & Cromwell provided feedback by telephone to each of Parent’s outside legal counsel, Wachtell, Lipton, Rosen & Katz, which we refer to as Wachtell, with respect to Parent’s initial markup of the draft merger agreement, and Party A’s outside legal counsel with respect to Party A’s initial markup of the draft merger agreement.

On November 24, 2017, representatives of Party I sent Party I’s initial markup of the draft merger agreement to representatives of the Company.

On November 27, 2017, representatives of Sullivan & Cromwell provided feedback by telephone to Party I’s outside legal counsel with respect to Party I’s initial markup of the draft merger agreement, which feedback was consistent with that given previously to each of Parent and Party A.

Also on November 27, 2017, representatives of the Company received from representatives of Party B a preliminary draft of a memorandum of understanding describing certain key terms of a potential transaction between the Company and Party B, such as a proposed structure, closing conditions and regulatory approvals, as well as a high-level overview of post-closing organizational matters, such as board composition and the location of the combined company’s headquarters.

On November 30, 2017, final proposals were submitted by Parent, Party A, Party B and Party I: Parent submitted a bid of $24.50 per share of Company common stock in cash; Party A submitted a bid of $26.50 per share of Company common stock in cash; and Party B and Party I each submitted bids (Party B in stock and Party I in cash) that were substantially lower than Parent’s bid.

On December 2, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan to review the final proposals received by the Company on November 30, 2017. A representative of J.P. Morgan reviewed the proposals in detail, including price, transaction structure, timeline and certain other key terms and assumptions. Representatives of J.P. Morgan also reviewed certain financial analyses that they had performed with respect to the proposals. The Board also discussed the potential impact that changes to U.S. federal tax laws could have on the future financial performance of the Company and, following discussions amongst its members and representatives of J.P. Morgan, determined that such changes were not likely have a material impact on the Company. A representative of Sullivan & Cromwell reviewed the terms of the revised markups of the draft merger agreement received from the parties. Representatives of management and J.P. Morgan discussed the review of Party B’s proposal, including the assessment of potential synergies, the business plan prepared by Party B management and key findings of the due diligence investigation on Party B, and the Board discussed the value of Party B’s bid based on such review. Following discussion, the Board determined that the proposals received from Party A and Parent were more attractive to the Company and its stockholders than the proposals received from Party B or Party I, and directed the representatives of J.P. Morgan and Sullivan & Cromwell to continue discussions with Party A and Parent and their respective representatives and to seek improved offers from each such party.

Later on December 2, 2017, representatives of Sullivan & Cromwell sent to representatives of Wachtell and Party A’s outside legal counsel the Company’s revised draft merger agreement in respect of Parent and Party A, respectively, based on guidance from the Board and discussions at the meeting of the Board earlier on December 2, 2017.

Also later on December 2, 2017, representatives of Prysmian met with representatives of J.P. Morgan. The representatives of J.P. Morgan requested that Parent improve its per share offer price to acquire the Company and submit its final response to the Company’s revised draft merger agreement.

On December 3, 2017, representatives of Parent met with representatives of J.P. Morgan at the offices of Sullivan & Cromwell. During the meeting, Parent submitted a revised bid to acquire the Company for $30.00 per share of Company common stock in cash. Parent’s revised bid was substantially higher than Party A’s existing bid. Shortly thereafter, representatives of J.P. Morgan met with representatives of Party A. The representatives of Party A indicated that Party A would not increase its existing bid by more than a modest amount.

Throughout December 3, 2017, representatives of Sullivan & Cromwell and Wachtell continued to negotiate the remaining open items in the draft merger agreement, such as matters related to the Company’s representations and warranties, interim operating covenants and the Board’s fiduciary exceptions to the deal protection provisions, including the cases in which the Company is permitted to respond to third party proposals to acquire the Company and terminate the merger agreement in connection with a superior proposal.

Later on December 3, 2017, the Board held a meeting that was also attended by members of management and representatives of Sullivan & Cromwell and J.P. Morgan. A member of management reviewed updated information provided by J.P. Morgan regarding its work performed and fees received from potential counterparties to a transaction with the Company, if any. Representatives of Sullivan & Cromwell and J.P. Morgan reviewed the latest developments in negotiations and discussions with Parent. A representative of Sullivan & Cromwell reviewed the key terms of the merger agreement, the Board’s fiduciary duties and the resolutions that the Board would be adopting if it determined that the transaction was fair to, and in the best interests of, the Company and the Company’s stockholders and to enter into the transaction. The Board asked questions of management, J.P. Morgan and Sullivan & Cromwell. Representatives of J.P. Morgan reviewed certain financial analyses that they had performed with respect to the final proposal from Parent. Representatives of J.P. Morgan rendered J.P. Morgan’s oral opinion, which was simultaneously delivered in writing, to the Board that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof as set forth in its written opinion, the consideration to be paid to the holders of the common stock of the Company in the proposed merger is fair, from a financial point of view, to such holders. For a detailed discussion of J.P. Morgan’s opinion, see the section entitled “The Merger—Opinion of Financial Advisor” beginning on page 39. Following further discussion, the Board thereafter (i) unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) resolved to recommend adoption of the merger agreement to the holders of common stock and (iv) directed that the merger agreement be submitted to the holders of common stock for their adoption.

On the evening of December 3, 2017, the Company, Parent and Merger Sub executed the merger agreement.

On December 4, 2017, the Company and Parent issued a joint press release announcing the transaction and the execution of the merger agreement.

Reasons for the Merger; Recommendation of the Board

The Board recommends that you vote “FOR” the merger proposal.

The Board held 10 meetings beginning on June 21, 2017 at which the business strategies, opportunities and challenges of the Company were evaluated and potential strategic alternatives, including a sale of the Company, were considered. The Company’s outside legal counsel, Sullivan & Cromwell, participated in portions of each of such meetings, and the Company’s financial advisor, J.P. Morgan, participated in portions of all but one of such meetings. At certain of these meetings, the Board met in executive session without management or any advisors present.

The Board, at a meeting held on December 3, 2017, (i) unanimously determined that the merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the merger and the other transactions contemplated by the merger agreement, (iii) resolved to recommend adoption of the merger agreement to the holders of our common stock and (iv) directed that the merger agreement be submitted to the holders of our common stock for their adoption.

The Board consulted with the representatives of management, Sullivan & Cromwell and J.P. Morgan at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Board believes support its decision:

•	management’s and the Board’s understanding of business and market trends faced by the Company, including their belief that there has been, and would be, limited overall economic growth in the product markets and geographies in which the Company operates and price erosion driven by increased competitive intensity and excess industry capacity, and the fact that the Company’s growth and reduced costs resulting from its transformation plan to improve performance beginning in October 2014 and the cost reduction and growth initiatives committed to in the fourth quarter of 2015 have been substantially offset by such business and market trends;

•	management’s and the Board’s belief that constraints on the Company, including its product mix and global cost structure, would require significant investments in higher risk initiatives and projects to remedy and that there are no apparent catalysts inside or outside the Company likely to drive meaningful performance improvement in the near term;

•	the Board’s consideration of the current state of the economy, debt and equity financing markets and uncertainty surrounding forecasted economic conditions both in the near term and the long term, and both generally and within the industries in which the Company operates in particular;

•	the Board’s analyses, after conducting a review of strategic alternatives, that the merger is more favorable to the Company’s stockholders than the possible alternatives to the merger, including the execution of the Company management’s standalone plan, a recapitalization, a sale for cash, stock of an acquiror or a combination thereof to an acquiror other than Parent, and a going-private transaction with a financial sponsor;

•	the Board’s belief that the all-cash merger consideration will allow the Company’s stockholders to realize in the near term a fair value, in cash, for their shares of common stock, while avoiding the risks associated with attempting to realize the Company projections, such as the business and market trends discussed above and the need for significant investment in higher risk initiatives and projects to improve performance, and compensates our stockholders not only for the value of the Company’s current business and results but also for the future growth in earnings and cash flows, even assuming realization of the Company projections and the successful implementation of such initiatives and projects;

•	the merger consideration of $30.00 per share represents a premium of approximately 81% to the closing stock price as of July 14, 2017, the last trading day before the Company announced its review of strategic alternatives, and a premium of approximately 54% to the six-month volume-weighted average price of our common stock as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement;

•	the oral opinion of J.P. Morgan delivered to the Board on December 3, 2017 (which was subsequently confirmed by delivery of a written opinion dated December 3, 2017) that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in its written opinion, the merger consideration of $30.00 per share in cash to be received by the holders of shares of Company common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders. A copy of such written opinion is included as Annex B to this proxy statement and described in the section entitled “The Merger—Opinion of Financial Advisor” beginning on page 39;

•	the belief of the Board, after negotiations with Parent, that the merger consideration of $30.00 per share in cash provided for in the merger agreement represented the highest per share consideration reasonably attainable at the time;

•	the material improvement in the merger consideration offered by Parent, as compared to the preliminary valuation indicated in its initial proposal, to $30.00 per share, which was a higher price than any other party had offered;

•	the ability under the merger agreement for the Company to continue to declare and pay its regular quarterly dividend consistent with past practice;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•	Parent’s agreement to use its reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement, including taking all actions as may be necessary to avoid or eliminate each and every impediment under any antitrust law or the DOJ Agreement so as to enable to the consummation the merger as promptly as practicable, as described in the section entitled “The Merger Agreement—Filings; Other Actions; Notification” beginning on page 66;

•	the fact that the June 3, 2018 outside date, as may be extended for one 90-day period as described in the section entitled “The Merger Agreement—Termination” beginning on page 72, allows for sufficient time to complete the merger;

•	the fact that the conditions to the closing of the merger are specific and limited in scope and that the definition of “material adverse effect” in the merger agreement contains certain carve-outs that make it less likely that adverse changes in the Company’s business between announcement and closing of the merger will provide a basis for Parent to refuse to consummate the merger, as described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 70 and the section entitled “The Merger Agreement—Representations and Warranties of the Company” beginning on page 60;

•	the business reputation and capabilities of Parent, and the Board’s perception that Parent is willing to devote the resources necessary to complete the merger in an expeditious manner;

•	the fact that there is no financing condition to the completion of the merger in the merger agreement;

•	Parent’s financial condition and creditworthiness and Parent’s representation that it will have, through a combination of cash on hand and other sources of immediately available funds, all funds necessary for the payment of the merger consideration and all other amounts payable in connection with the closing of the merger; and

•	the receipt of a debt commitment letter, the terms thereof and the reputation of the financial institutions named therein, which increase the likelihood of the debt financing being available (see the section entitled “The Merger—Financing of the Merger” beginning on page 48 and the section entitled “The Merger Agreement—Financing” beginning on page 67);

•	the ability of the Board to withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement if the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law (subject to Parent’s ability to terminate the merger agreement and collect the termination fee), as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63;

•	the ability of the Board to terminate the merger agreement to enter into a superior proposal, subject to certain conditions (including certain rights of Parent to match the superior proposal and payment by the Company of the termination fee), as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63 and the section entitled “The Merger Agreement—Termination Fee” beginning on page 73;

•	that none of Party A, Party B or Party I would be subject to standstill obligations that would prohibit them from making an unsolicited proposal to the Board following announcement of entry into the merger agreement;

•	the rights of Company stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL, and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by Company stockholders; and

•	the fact that the merger and the merger agreement are subject to approval by the Company’s stockholders.

The Board also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following (not in any relative order of importance):

•

the risk that the merger will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained or all conditions to the closing of the merger may not be satisfied, as well as the potential loss of value to the Company’s stockholders and the potential negative impact on the financial positions, operations and prospects of the Company if the merger is delayed or is not completed for any reason;

•	the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our common stock;

•	the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties (see the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63);

•	the termination fee to be paid to Parent under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the Company is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, or may reduce the price offered by such other parties in a competing bid (see the section entitled “The Merger Agreement—Termination Fee” beginning on page 73);

•	the right afforded to Parent under the merger agreement to match acquisition proposals and the requirement that the Company pay a termination fee to enter into an alternative acquisition agreement providing for a superior proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes—Match Rights” beginning on page 69;

•	the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending completion of the merger, as described in the section entitled “The Merger Agreement—Conduct of Our Business Pending the Merger” beginning on page 60;

•	the risk of incurring substantial expenses related to the merger, including in connection with the pursuit of regulatory approvals, in the event that the merger is not ultimately consummated;

•	the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

•	the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers, customers, regulators, agents and others with whom they have business dealings;

•	the fact that the Company’s executive officers and directors may have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders, including the accelerated vesting of stock-based awards held by executive officers and directors, the payment of cash severance to certain executives of the Company if a termination of employment were to occur under specified circumstances in connection with the merger, the payment of additional compensation to the Chairman of the Board in recognition of the additional time and responsibilities assumed in connection with the transaction (with such additional compensation to be paid regardless of whether the merger is consummated) and the interests of the Company’s directors and officers in indemnification by Parent and the surviving corporation and insurance coverage from the surviving corporation under the terms of the merger agreement (see the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 50);

•	the effects that a failure to consummate the merger could have on the price of the Company’s common stock and on the market’s perceptions of the Company’s prospects; and

•	the fact that an all-cash transaction generally would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive but includes the material factors considered by the Board. In view of the variety of factors considered in connection with its evaluation of the merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Portions of this explanation of the reasons for the merger and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21.

Opinion of Financial Advisor

Pursuant to an engagement letter dated July 14, 2017, the Company retained J.P. Morgan as its financial advisor in connection with the merger.

At the meeting of the Board on December 3, 2017, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of shares of the Company’s common stock in the merger was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its December 3, 2017 oral opinion by delivering its written opinion to the Board, dated the date of such opinion, that, as of such date, the consideration to be paid to the holders of shares of the Company’s common stock in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated December 3, 2017, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the merger, was directed only to the consideration to be paid in the merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by Company to engage in the merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the merger or any other matter.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft dated December 3, 2017 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the Company’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Parent and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the Company or on the contemplated benefits of the merger.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of the Company’s common stock in the merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to consideration to be paid to the holders of shares of the Company’s common stock in the merger or with respect to the fairness of any such compensation.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Parent, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the merger and should not be viewed as determinative of the views of the Board or management with respect to the merger or the consideration to be paid in the merger.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on December 3, 2017 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples.

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:

•	Parent

•	Belden Inc.

•	Encore Wire Corp.

•	Nexans SA

•	NKT A/S

None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using publicly available information, J.P. Morgan calculated, for each selected company, the ratio of such company’s firm value (calculated as the market value of the company’s common stock on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) to the equity research analyst estimate for such company’s EBITDA (defined as earnings before interest, taxes, depreciation and amortization) for the fiscal year ended December 31, 2017 (the “FV/2017E EBITDA”) and the ratio of such company’s firm value to the equity research analyst estimate for the company’s estimated EBITDA for the fiscal year ended December 31, 2018 (the “FV/2018E EBITDA”). The following tables represent the results of this analysis:

Name	FV / 2017E EBITDA	FV / 2018E EBITDA
Belden	10.2x	9.5x
Encore Wire	10.0x	10.6x
Parent(1)	9.9x	9.1x
Nexans(2)	6.9x	6.4x
NKT A/S(3)	8.4x	9.0x

(1)	The ratios for Parent reflect face value of €500 million convertible bond.
(2)	The ratios for Nexans reflect face value of €275 million convertible bond.
(3)	The ratios for NKT A/S reflect pro forma values for the acquisition of ABB HV Cables and the demerger of Nilfisk.

	Mean	Median
FV/2017E EBITDA	9.1x	9.9x
FV/2018E EBITDA	8.9x	9.1x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for the Company of 7.0x—10.0x and 6.5x—9.0x for FV/2017E EBITDA and FV/2018E EBITDA, respectively.

After applying this range to the Company’s estimated EBITDA for the fiscal years ended December 31, 2017 and December 31, 2018 based on the Company projections (as defined in the section entitled “The Merger—Certain Company Forecasts” beginning on page 45), the analysis indicated the following implied per share equity value ranges for the Company’s common stock, rounded to the nearest $0.25:

	Implied Per Share Equity Value
	Low	High
FV/2017E EBITDA	$10.00	$24.75
FV/2018E EBITDA	$9.25	$22.25

The ranges of implied per share equity value were compared to (a) the Company’s unaffected share price of $16.55 as of July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, (b) the Company’s closing share price of $21.80 on December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (c) the proposed consideration of $30.00 per share of the Company’s common stock.

Selected Transaction Analysis.

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired businesses that, for purposes of J.P. Morgan’s analysis and based on its experience and judgment, were considered similar to the Company’s business and calculated, for each selected transaction, the ratio of the target company’s transaction value to the target company’s EBITDA for the twelve-month period (“LTM”) prior to announcement of the applicable transaction (“TV/LTM EBITDA”). Specifically, J.P. Morgan reviewed the following transactions involving companies in the wire and cable manufacturing industry.

Target	Acquiror	Month/Year Announced	Transaction Value or Enterprise Value) (“TV”)/LTM EBITDA
ABB HV Cables	NKT	September 2016	11.8x(1)
Coleman Cable	Southwire	December 2013	8.3x
AmerCable	Nexans	February 2012	9.5x
Draka	Parent	November 2010	10.0x
Superior Essex	LS Cable	June 2008	7.0x
Nicco Cables	Parent	December 2007	7.9x(2)
Madeco	Nexans	November 2007	9.5x
Valeo Connective Systems	Leoni	October 2007	7.1x(3)
Phelps Dodge	General Cable	September 2007	8.3x(4)
Copperfield (Spell Capital Partners)	Coleman Cable	March 2007	6.0x(5)

(1)	Based on 2015 operational EBITDA, per the annual filing of the target company.
(2)	Based on implied firm value for a 100% equity stake and the transfer of net debt of Nicco Corporation pertaining to cable activities.

(3)	Based on 2006 EBITDA, per the annual filing of the target company.
(4)	Based on 2006 earnings before interest and taxes adjusted for special items plus depreciation and amortization, per the annual filing of the target company.
(5)	Based on estimated LTM EBITDA as disclosed on a press release of the target company.

This analysis resulted in a mean TV/LTM EBITDA of 8.5x and a median TV/LTM EBITDA of 8.3x.

None of the selected transactions reviewed was identical to the merger. Certain of these transactions may have characteristics that are materially different from those of the merger. However, the transactions selected were chosen because the participants in and certain other aspects of the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the merger.

Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 8.0x—10.0x for TV/LTM EBITDA and applied it to the Company’s 2017E EBITDA. The analysis indicated an implied per share equity value range for shares of the Company’s common stock, rounded to the nearest $0.25, of $14.25—$24.00, which was compared to (a) the Company’s unaffected share price of $16.55 as of July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, (b) the Company’s closing share price of $21.80 on December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (c) the proposed consideration of $30.00 per share of the Company’s common stock.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of the Company’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the cash flows that the Company is expected to generate during fiscal years 2018 through 2021 based upon the Company projections and upon extrapolations based on assumptions provided by the management of the Company for the fiscal years 2022 through 2027. J.P. Morgan also calculated a range of terminal values of the Company at the end of the ten-year period ending 2027 by applying a terminal value growth rate ranging from 1.0% to 2.0% to the cash flow of the Company during the terminal period of the projections. The cash flows and the range of terminal values were then discounted to present values as of September 30, 2017 using a range of discount rates from 7.75% to 8.75%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company, taking into account macro-economic assumptions, estimates of risk, the Company’s capital structure and other appropriate factors.

Based on the foregoing, this analysis indicated an implied per share equity value range for shares of the Company’s common stock, rounded to the nearest $0.25, (i) if including the tax benefits from the subordinated convertible notes, of $18.75—$27.50, or (ii) if excluding the tax benefits from the subordinated convertible notes, of $15.25—$23.75, each of which was compared to (a) the Company’s unaffected share price of $16.55 as of July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, (b) the Company’s closing share price of $21.80 on December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and (c) the proposed consideration of $30.00 per share of the Company’s common stock.

J.P. Morgan noted, based on discussions with management and assumptions provided by management, that, (i) including the tax benefits, which amount to $3.50—$3.75 per share, in the discounted cash flow analysis approximates the value of the Company’s common stock under current operations on a standalone basis, under which the Company benefits from tax attributes provided by the subordinated convertible notes, and (ii) excluding the tax benefits, which amount to $3.50—$3.75 per share, from the discounted cash flow analysis approximates the Company’s common stock value in a change of control transaction in which the subordinated convertible notes would likely be redeemed, according to their terms.

Other Information.

52-Week Historical Trading Range. J.P. Morgan reviewed the trading range of the Company’s common stock for the 52-week period ended December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, rounded to the nearest $0.25, which was $15.00 per share to $23.00 per share, and compared that to (a) the 6-month volume weighted average price of $19.44 per share as of December 1, 2017, (b) the 3-month volume weighted average price of $20.65 per share as of December 1, 2017, (c) the Company’s unaffected share price of $16.55 as of July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, (d) the Company’s closing share price of $21.80 on December 1, 2017 and (e) the proposed consideration of $30.00 per share of the Company’s common stock.

Analyst Price Target. J.P. Morgan reviewed the most recent price target for the Company’s common stock by certain equity research analysts available as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, and noted that such price target was $26.00 per share of the Company’s common stock.

J.P. Morgan noted that the historical stock trading range analyses and analyst price target noted above were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the merger.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

J.P. Morgan received a fee from the Company of $3 million for the delivery of its opinion. The Company has agreed to pay J.P. Morgan a transaction fee of approximately $32 million, against which the opinion fee will be credited, upon the consummation of the merger. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Parent, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s facility agreement in May 2017 and acting as joint global coordinator and joint bookrunner on Parent’s equity-linked bonds offering in January 2017. In addition, J.P. Morgan’s banking affiliates are agent banks and lenders under outstanding credit facilities of the Company and lenders under outstanding credit facilities of Parent, for which they receive customary compensation or other financial benefits. During the two year period preceding delivery of its opinion ending on December 3, 2017, the aggregate fees received by J.P. Morgan from the Company were approximately $2 million and from Parent were approximately $1.1 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Parent. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Parent for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or financial instruments.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Company’s evaluation of strategic alternatives and a possible transaction involving the Company, the Company provided the Board, J.P. Morgan and Parent with certain non-public financial forecasts covering multiple years that were prepared by the Company’s management and not for public disclosure.

A summary of certain of those financial forecasts, which we refer to as the Company projections, is not being included in this document to influence your decision whether to vote for or against the merger proposal, but is being included because they were made available to the Board, J.P. Morgan and Parent. The inclusion of this information should not be regarded as an indication that the Board, its advisors or any other person considered, or now considers, the Company projections to be material or to be a reliable prediction of actual future results, and the Company projections should not be relied upon as such. The Company’s management’s internal financial forecasts, upon which the Company projections were based, are subjective in many respects. There can be no assurance that the Company projections will be realized or that actual results will not be significantly higher or lower than forecasted. The Company projections cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the Company projections in this proxy statement should not be relied on as necessarily predictive of actual future events.

In addition, the Company projections were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to the Company projections contained in this proxy statement, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Additionally, although the Company projections presented below are presented with numerical specificity, they are not facts. The Company projections were based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause the Company projections not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced under “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 21. In addition, the Company projections reflect assumptions that are subject to change and do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated as the Company projections were prepared. The Company has not prepared revised forecasts to take into account other variables that have changed since the dates on which the Company projections were finalized. There can be no assurance that the Company projections will be realized or that the Company’s future financial results will not materially vary from the Company projections.

In developing the Company projections, the Company’s management made numerous material assumptions with respect to the Company for the periods covered by such forecasts, including:

•	the Company comprises only its core businesses (North America, Europe and Latin America);

•	foreign currency exchange rates are held constant;

•	inflation and wage increases are assumed to be offset by productivity gains, including lean and scrap savings;

•	market growth of 1% annually from fiscal year 2018 through fiscal year 2021, in addition to discrete growth in key markets;

•	capital expenditures expected to temporarily increase in fiscal years 2017 and 2018 for restructuring initiatives, and then level out to normal historical levels in fiscal years 2019 through 2021;

•	for fiscal years 2019 through 2021, maintenance capital expenditures of approximately $35 million; and

•	excludes tax impact of the subordinated convertible notes due 2029 of the Company, which we refer to as the subordinated convertible notes, issued pursuant to the indenture dated as of December 18, 2009 among the Company, and U.S. Bank National Association, as trustee, which we refer to as the subordinated convertible notes indenture.

The following is a summary of the Company projections prepared by the Company’s management and given to the Board, J.P. Morgan and Parent:

Projections ($ in millions)
	FY2017E		FY2018E	FY2019E	FY2020E	FY2021E
Revenue	$3,753		$3,914	$4,039	$4,112	$4,188
Adjusted EBITDA(1)	$233		$265	$278	$290	$309
Adjusted EBIT(2)	$157		$189	$202	$214	$233
Unlevered FCF	$15	(3)	$118	$142	$151	$164

(1)	Adjusted EBITDA means earnings before interest, taxes, depreciation and amortization, adjusted to exclude restructuring and divestiture costs associated with the Company’s announced restructuring and divestiture programs and to exclude the financial results of operations in the Africa and Asia Pacific segment which are not considered “core operations” under the Company’s strategic roadmap.
(2)	Adjusted EBIT means earnings before interest and taxes, adjusted to exclude restructuring and divestiture costs associated with the Company’s announced restructuring and divestiture programs and to exclude the financial results of operations in the Africa and Asia Pacific segment which are not considered “core operations” under the Company’s strategic roadmap.
(3)	Unlevered FCF for FY2017E reflects cash payments totaling $83 million in respect of the Company’s settlement of FCPA matters and $44 million of tax-free proceeds from the sale or liquidation of non-core business.

The table below sets forth a reconciliation of Adjusted EBITDA, Adjusted EBIT and Unlevered FCF as included in the Company projections to the most directly comparable GAAP measure.

($ in millions)	FY2017E	FY2018E	FY2019E	FY2020E	FY2021E
Net income (loss) attributable to Company common stockholders	$9	$68	$76	$83	$95
Net income (loss) attributable to noncontrolling interest	2	—	—	—	—
Income tax provision (benefit)	6	45	50	55	62
Interest expense, net	77	76	76	76	76
Other (income) expense	(9)	—	—	—	—
One-time adjustments(1)	72	—	—	—	—

Adjusted EBIT	$157	$189	$202	$214	$233
Depreciation and amortization(2)	76	76	76	76	76

Adjusted EBITDA	$233	$265	$278	$290	$309
Capital expenditures(3)	(92)	(70)	(55)	(55)	(55)
Change in net working capital(4)	(118)	(15)	(14)	(13)	(13)
Liquidation of non-core assets(5)	44	—	—	—	—
Taxes (at 33% tax rate)(6)	(52)	(62)	(67)	(70)	(77)

Unlevered FCF	$15	$118	$142	$151	$164

(1)	One-time adjustments consist of the following: restructuring and divestiture costs of $29 million, losses on the sale of assets of $39 million, legal and investigative costs of $1 million and Asia Pacific and Africa segment losses of $3 million.
(2)	Depreciation and amortization of $76 million in FY2017E excludes depreciation and amortization in the Asia Pacific and Africa segment of $1 million. FY2018E through FY2021E reflect only the North America, Europe and Latin America segments.
(3)	Capital expenditures of $92 million in FY2017E excludes an immaterial amount of capital expenditures in the Asia Pacific and Africa segment. FY2018E through FY2021E reflect only the North America, Europe and Latin America segments.

(4)	Net working capital is defined as accounts receivable, inventory and prepaid expenses less accounts payable and accrued liabilities for operations in the North America, Europe and Latin America segments. Change in net working capital of $118 million in FY2017E reflects cash payments totaling $83 million in respect of the Company’s settlement of FCPA matters.
(5)	Liquidation of non-core assets assumes proceeds in FY2017E from the sale or liquidation of the remaining assets in the Asia Pacific and Africa segment of $44 million.
(6)	Assumed effective tax rate of 33%, which does not reflect the tax impact of the subordinated convertible notes.

Additionally, the Company’s management provided additional assumptions to J.P. Morgan for extrapolation to fiscal years 2022 through 2027, which we refer to as the extrapolation period, including:

•	revenue growth rate to gradually decrease to terminal growth rate of 1.5%;

•	EBITDA margin to remain flat to minimally down from fiscal year 2021 level through the extrapolation period;

•	maintenance capital expenditures of $40 million to $50 million annually through the extrapolation period with modest spending on growth opportunities; and

•	depreciation trending from fiscal year 2021 level down to terminal depreciation of 98.5% of capital expenditures.

Financing of the Merger

Parent and Merger Sub expect to fund amounts needed to acquire the Company under the merger agreement and repay certain outstanding indebtedness of the Company through the use of existing cash resources and the proceeds of new indebtedness. Parent has obtained binding financing commitments in an aggregate principal amount of €2.435 billion for the transactions contemplated by the merger agreement from creditworthy and reputable financial institutions.

The obligation of the lenders to provide the debt financing is subject to customary limited conditionality and funds are committed on a traditional U.K.-style “certain funds” basis.

Parent and Merger Sub’s obligations under the merger agreement are not subject to, or conditioned on, the receipt or availability of any funds or financing. See the section entitled “The Merger Agreement—Financing” beginning on page 67 for more information.

Merger Sub’s receipt of the debt financing is not a condition to the completion of the merger. See the section entitled “The Merger Agreement—Financing” beginning on page 67 for more information.

Closing and Effective Time of Merger

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur by the third quarter of 2018. See the section entitled “The Merger Agreement—Closing and Effective Time of the Merger” beginning on page 55.

The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specified in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

At or prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of our common stock, a cash amount in immediately available funds necessary to pay the aggregate merger consideration payable to our stockholders.

Promptly after the effective time of the merger, and in any event within five business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record immediately prior to the effective time of the merger (other than holders of excluded shares) (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the certificates representing shares of our common stock (or affidavits of loss in lieu of such certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, and (ii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration. The paying agent will pay each holder of record the aggregate merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the merger consideration. From the effective time until the surrender or transfer of certificates or book-entry shares, as the case may be, each such certificate or book-entry share will represent only the right to receive in exchange therefor a cash amount (after giving effect to any required tax withholdings) equal to the merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the certificates may be issued to such transferee if the certificates formerly representing such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward any stock certificates to the paying agent without a letter of transmittal.

Any holder of book-entry shares will not be required to deliver a certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. In lieu thereof, each holder of book-entry shares whose shares were converted into the right to receive the merger consideration will upon receipt by the paying agent of an “agent’s message” be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the merger consideration in respect of such book-entry shares (and such shares will be cancelled).

From and after the effective time of the merger, there will be no further transfers of shares of our common stock that were outstanding immediately prior to the effective time.

If any cash deposited with the paying agent remains unclaimed for one year following the effective time of the merger, such cash will be delivered to the surviving corporation. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to the surviving corporation with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will be required to provide an affidavit of the loss, theft or destruction, and, if required by Parent, post a bond in a reasonable amount and upon reasonable terms as may be required by Parent as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that you will receive, which you should read carefully and in their entirety.

Parent, the Company, Merger Sub, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

The merger consideration paid upon the surrender of certificates or transfer of book-entry shares in accordance with the exchange procedures will be deemed to have been paid in full satisfaction of all rights pertaining to the shares so surrendered or transferred.

Interests of Certain Persons in the Merger

In considering the recommendation of the Board that you vote to adopt the merger agreement, you should be aware that aside from their interests as Company stockholders, the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, those of Company stockholders generally. Members of the Board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Company stockholders that the merger agreement be adopted. For more information, see the sections entitled “The Merger—Background of the Merger” beginning on page 30 and “The Merger—Reasons for the Merger; Recommendation of the Board” beginning on page 35. These interests are described in more detail below, and certain of them are quantified in the narrative and in the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 79.

Treatment of Outstanding Equity-Based and Performance Awards

The stock options, restricted stock units, which we refer to as RSUs, and performance-based stock units, which we refer to as PSUs, and with the stock options and RSUs, which we collectively refer to as the Company equity awards, held by the Company’s directors and executive officers immediately prior to the effective time will be cancelled in exchange for cash payments or cash awards in the same manner as those Company equity awards held by other employees of the Company. As described further in the section titled “The Merger Agreement—Treatment of Common Stock, Stock-Based Awards and Performance Awards” beginning on page 55, Company equity awards will be subject to the following treatment:

•	Stock Options. At the effective time of the merger, each Company stock option outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive (without interest) an amount in cash equal to the excess, if any, of $30.00 over the exercise price per share under such stock option. Each option for which the exercise price per share is equal to or greater than $30.00 shall be cancelled at the effective time without payment of consideration.

•	RSUs. At the effective time of the merger, (i) each Company RSU award held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive (without interest) an amount in cash equal to $30.00 with respect to each share of Company common stock underlying such award, and (ii) each Company RSU award not held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to $30.00, which shall be subject to the same terms and conditions that were applicable to such RSU award immediately prior to the effective time, provided that any performance-based vesting condition measured over a period of one year will be deemed satisfied and the converted award will vest on the earlier of (A) the originally scheduled vesting date and (B) the date that is six months following the closing date, subject to continued employment with Parent and its subsidiaries through such applicable date (or upon the holder’s earlier termination by Parent, the surviving corporation or any of their respective affiliates without “cause” or for “good reason” (as each term is defined in the Company’s 2015 Stock Incentive Plan)).

•

PSUs. At the effective time of the merger, each Company PSU award outstanding immediately prior to the effective time of the merger will be cancelled and converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the award multiplied by $30.00. The number of shares of the Company’s common stock subject to such PSU will be determined (i) for any award with a performance period commencing as of January 1, 2016, based on actual performance as determined by the Compensation Committee of the Board and (ii) for any award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each converted PSU award will be subject to the same terms and conditions that were applicable to such PSU award immediately prior to the effective time, provided that as of the effective time, the performance-vesting conditions shall no longer apply and each award shall be subject solely to service-based vesting. For Company PSU awards with a performance period commencing as of January 1, 2015, settlement is expected to occur prior to the effective time of the merger and will be based on the actual level of achievement of the applicable performance goals.

For an estimate of the amounts that would be payable to each of the Company’s named executive officers on settlement of their unvested Company equity awards, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 76. The estimated aggregate amount that would be payable to the Company’s three executive officers who are not named executive officers in settlement of their unvested Company equity awards (including associated dividend equivalent rights accrued thereon and a dividend equivalent of $0.18 per share assumed to be credited to such awards in March 2018) if the merger were to be completed and they were to experience a qualifying termination on April 1, 2018 is $2,526,049. The estimated aggregate amount that would be payable to the Company’s six non-employee directors in settlement of their unvested Company RSUs that are outstanding on January 12, 2018 (including associated dividend equivalent rights accrued thereon and a dividend equivalent of $0.18 per share assumed to be credited to such awards in March 2018) if the effective time occurred on April 1, 2018 is $1,516,032. The amounts in this paragraph were determined using the merger consideration of $30.00 per share.

Executive Severance Plan

The Company’s executive officers are participants in the Company’s 2014 Executive Severance Plan, which we refer to as the ESP. In respect of the Company’s executive officers, the ESP provides that, in the event the executive officer is terminated without cause or resigns for good reason upon or within 24 months following a change in control, he or she will be entitled to severance benefits from the Company. The merger will constitute a change in control for purposes of the ESP. All payments to the executive officers are contingent upon his or her execution of a separation and release agreement containing a complete release of claims against the Company and its affiliates, and, in the discretion of the company, non-competition, non-solicitation, nondisclosure and non-disparagement covenants.

The ESP provides that, in the event the executive officer’s employment is terminated by the Company without cause or by the executive officer for good reason, each of which we refer to as a qualifying termination, upon or within 24 months following a change in control, the executive officer will be entitled to:

•	salary continuation payments for two years (three years for Mr. McDonnell), paid in equal installments on the Company’s regular payroll over the applicable severance period;

•	an amount equal to two times (three times for Mr. McDonnell) the higher of (i) the executive officer’s current target bonus or (ii) the average of the executive officer’s annual cash bonus paid over the prior three years, payable in a cash lump sum;

•	a pro-rated bonus for the year of termination, based on actual performance, payable in a cash lump sum;

•	benefits continuation or the equivalent premium cost for two years (three years for Mr. McDonnell);

•	outplacement assistance in an amount not to exceed $25,000 ($50,000 for Mr. McDonnell); and

•	for Mr. Singhal and Mr. Mogollon, expatriate benefit continuation, limited to housing, local transportation and tuition cost, through July 15 of the calendar year in which the qualifying termination occurs.

For an estimate of the value of the payments and benefits described above that would be payable to the Company’s named executive officers under the ESP upon a qualifying termination in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 79. The estimated aggregate amount that would be payable to the Company’s three executive officers who are not named executive officers under the ESP if the merger were to be completed and they were to experience a qualifying termination on April 1, 2018 is $3,984,446, based on the base salary and target bonus amounts expected to be in effect on such date and assuming, for purposes of the pro rata bonus entitlement, target performance.

2018 Incentive Cash Awards

Under the merger agreement, the Company is permitted to grant incentive cash awards to Company employees, including executive officers. The cash award is generally intended to represent one-third ( 1⁄3) of the grant date value of the 2018 long-term incentive award that would have been granted to the officer in the ordinary course, but the amount of each officer’s individual award may not exceed the officer’s current base salary and the aggregate amount of such awards granted to officers may not exceed $3.3 million. These awards will vest and pay in full on the date that is 90 days after the closing, subject to continued employment through such date, or upon an earlier qualifying termination following the completion of the merger.

For an estimate of the value of the 2018 incentive cash awards that would be payable to the Company’s named executive officers upon a qualifying termination in connection with the merger, see the section entitled “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers—Golden Parachute Compensation” beginning on page 78. The estimated aggregate amount that would be payable to the Company’s three executive officers who are not named executive officers if the merger were to be completed and they were to experience a qualifying termination on April 1, 2018 is $600,000.

Long-Term Cash Awards

Under the merger agreement, at the effective time, each outstanding long-term incentive cash award that was granted prior to the date of the merger agreement will vest in full and become payable within five days of the closing date. One of the executive officers, Mr. Sacasa, was granted a cash award in 2016 upon his promotion to Chief Compliance Officer, of which the outstanding and unvested portion as of the date of the merger agreement was $169,000. This amount was vested and paid to Mr. Sacasa in 2017 for purposes of Section 280G tax planning. No other executive officer has a long-term incentive cash award granted prior to the date of the merger agreement.

Other Compensation Matters

Under the merger agreement, the Company is permitted, with Parent’s consent, to establish bonus targets, maximums, performance measures and eligibility and participation requirements for a bonus plan with a performance period beginning January 1, 2018 and ending June 30, 2018. Parent will provide target annual cash bonus opportunities to continuing employees, including executive officers, for the period from July 1, 2018 through December 31, 2018 that are no less favorable than the opportunities provided immediately prior to the effective time.

In addition, the Company may implement ordinary course increases in base salary (not to exceed 5% in the aggregate or 15% individually) and annual cash incentive opportunity (not to exceed 5% in the aggregate or 15% individually) for executive officers in respect of the 2018 fiscal year (which may increase the severance entitlements under the ESP estimated above and in the tables below).

The Compensation Committee of the Board also approved a $300,000 payment made in 2017 to Mr. Welsh, the Chairman of the Board, and has reserved the right to pay Mr. Welsh an additional $200,000 in 2018, in each case as recognition of his expanded role over the last six months and for the additional time, responsibilities and leadership assumed by him during this period and his anticipated efforts during 2018. The 2017 payment was, and, if awarded, the 2018 payment would be, payable regardless of whether the merger is consummated.

The Company has also reserved the right, if the effective time of the merger has not occurred prior to May 1, 2018, to grant each non-executive director a cash-based award in lieu of the annual Company RSU award that would otherwise have been granted in connection with the Company’s 2018 annual meeting of stockholders, which cash award would have the same target amount and be subject to the same terms as the Company RSU awards granted to such directors in the 2017 calendar year.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, the Company’s directors and officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies. See the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 74 for a description of such ongoing indemnification and coverage obligations.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the primary supervision of a court within the United States and of which one or more U.S. persons have the authority to control all substantial decisions or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences of the merger.

This discussion is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, Treasury regulations promulgated under the Code and published rulings of the Internal Revenue Service and court decisions, all as of the date hereof. These laws are subject to change or differing interpretation, possibly on a retroactive basis. The discussion applies only to U.S. holders who hold shares of our common stock as capital assets, and does not apply to holders of shares of our common stock received in connection with the exercise of employee stock options or otherwise as compensation, holders who hold an equity interest, actually or constructively, in Parent or the Company after the merger, holders who have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL or to holders who may be subject to special rules under the U.S. federal income tax laws (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities (or investors therein), mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences of the receipt of cash in connection with the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans or any aspect of state, local or foreign tax laws. This discussion does not address any consequences under the U.S. federal tax laws other than those pertaining to the income tax, does not discuss the unearned income Medicare contribution tax on “net investment income” imposed pursuant to the Health Care and Education Reconciliation Act of 2010 and does not address any consequences under any applicate state, local or foreign tax laws. Holders of our common stock should consult their own tax advisors to determine the particular tax consequences to them of the merger, including the applicability and effect of any state, local, foreign or other tax laws.

Changes in U.S. federal income tax laws or regulations, with or without retroactive application, could affect the treatment described below. The two chambers of Congress recently passed legislation including numerous tax law changes which could significantly alter the tax consequences set forth below. Stockholders are urged to consult their tax advisors regarding the potential impact of tax law changes on the consequences of the merger.

Exchange of Shares of Our Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of our common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for its shares. Gain or loss will be determined separately for each block of shares of our common stock held by a U.S. holder (i.e., shares of our common stock acquired at the same cost in a single transaction). Any such capital gain or loss will be long-term capital gain or loss where the U.S. holder’s holding period for such shares of our common stock is more than one year at the effective time of the merger. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

A U.S. holder may be subject to information reporting with respect to any payments made pursuant to the merger. In addition, backup withholding of tax will apply at the statutory rate to such payments, unless the U.S. holder or other applicable payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules or otherwise establishes an exemption. Each U.S. holder should complete and sign, under penalty of perjury, the Form W-9 to be included as part of the letter of transmittal and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will generally be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. U.S. holders are urged to consult their tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the treatment of stock-based awards or any other matters relating to equity compensation or benefit plans.

Regulatory Approvals

The Company, Parent and Merger Sub have agreed to cooperate with each other and use their respective reasonable best efforts to obtain any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained from any governmental authority in respect of the transactions contemplated by the merger agreement, including under the Antitrust Laws and the DOJ Agreement. In furtherance thereof, Parent has agreed to (and the Company has agreed to, if requested by Parent) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or the DOJ Agreement so as to enable the closing of the merger to occur as promptly as practicable. The merger agreement defines the term “Antitrust Laws” to mean the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Defense Production Act of 1950 and the Exon-Florio Amendment, ITAR, Regulation (EC) 139/2004 of the European Union, which we refer to as the EU Merger Regulation, and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including any antitrust, competition, trade or foreign investment laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate foreign investments or (iii) protect the national security or the national economy of any nation.

HSR Clearance. Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC, and all statutory waiting period requirements have been satisfied. The merger agreement requires the parties use reasonable best efforts to make all necessary filings under the HSR Act as promptly as practicable after the date of the merger agreement. Completion of the merger is subject to the expiration or termination of the applicable waiting period under the HSR Act.

On January 2, 2018, Parent and the Company filed notification of the proposed merger with the Antitrust Division and the FTC under the HSR Act.

Other Antitrust Law Clearances. Completion of the merger is further subject to (1) a decision having been adopted by the European Commission pursuant to the EU Merger Regulation declaring that the merger is compatible with the internal market, (2) the clearances, consents, approvals, and waiting periods applicable to the consummation of the merger under the Antitrust Laws of Brazil, Canada, Chile, Colombia and Mexico having been obtained or expired or been earlier terminated, as applicable, and (3) unless unilaterally waived by Parent, the receipt by Parent of the following, which we refer to as the completion of the CFIUS process: (a) a written determination from CFIUS to the effect that the Merger does not constitute a “covered transaction” pursuant to 31 C.F.R. § 800.207, (b) a written determination from CFIUS to the effect that review or investigation of the Merger has been concluded and that a determination has been made that there are no unresolved national security concerns or (c) following an investigation conducted by CFIUS pursuant to 31 C.F.R. § 800.503, CFIUS reports the Merger to the President of the United States, and the President of the United States makes a decision not to suspend or prohibit the Merger pursuant to his authorities under the Exon-Florio Amendment.

DOJ Agreement. Completion of the merger is further subject to the DOJ not having notified the Company of its determination that the merger or the other transactions contemplated by the merger agreement has the effect of circumventing or frustrating the enforcement purposes of the DOJ Agreement, the DOJ notice period (as defined in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 70) having expired and the DOJ Agreement remaining in full force and effect.

At any time before or after consummation of the merger, the DOJ (including the Antitrust Division) or the FTC (notwithstanding the termination of the waiting period under the HSR Act) or a state or non-U.S. governmental entity could take such action under applicable Antitrust Laws or the DOJ Agreement as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger and seeking divestiture of substantial assets of the Company, Parent or Merger Sub. Private parties may also seek to take legal action under antitrust or competition laws under certain circumstances.

There can be no assurance that the regulatory approvals described above, or any other regulatory approvals that might be required to consummate the merger, will be obtained and, if obtained, there can be no assurance as to the timing of any approvals, ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. There can also be no assurance that the Antitrust Division, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition law grounds, and, if such a challenge is made, there can be no assurance as to its result.

Litigation Related to the Merger

On January 2, 2018, a purported stockholder of the Company filed an action on behalf of a putative class of stockholders of the Company in the United States District Court for the District of Delaware, captioned Stanfield v. General Cable Corp., No. 1:18-cv-00006-UNA (D. Del.). The action names the Company and the members of the Board as defendants. The complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Regulation G and Rule 14a-9 promulgated thereunder by causing a materially incomplete and misleading preliminary proxy statement to be filed with the SEC on December 22, 2017. The complaint purports to seek injunctive relief and money damages. The Company believes that the allegations in this action are without merit.

On January 9, 2018, a purported stockholder of the Company filed an action on behalf of a putative class of stockholders of the Company in the United States District Court for the Eastern District of Kentucky, captioned Rosenblatt v. General Cable Corp., No. 2:18-cv-00010-WOB-CJS (E.D. Ky.). The action names the Company, Parent, Merger Sub and the members of the Board as defendants. The complaint alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act, and Rule 14a-9 promulgated thereunder, by causing a false and misleading preliminary proxy statement to be filed with the SEC on December 22, 2017. The complaint purports to seek injunctive relief and money damages. The Company and Parent believe that the allegations in this action are without merit.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description of the merger agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

The merger agreement, a copy of which is attached as Annex A, and this summary of its terms are included in this proxy statement to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were made solely to the parties to, and solely for the purposes of, the merger agreement and as of specific dates and were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters set forth on the disclosure schedule delivered to Parent in connection with the merger agreement, which we refer to as the disclosure schedule, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of the Company, Parent, Merger Sub or any of their respective subsidiaries or affiliates.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; By-laws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As a result of the merger, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation.

The directors of Merger Sub and the officers of the Company at the effective time of the merger will, from and after the effective time of the merger, be the directors and officers, respectively, of the surviving corporation, in each case, until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the charter and by-laws of the surviving corporation.

At the effective time of the merger, the amended and restated certificate of incorporation of the Company will be amended and restated to read as set forth in Exhibit A to the merger agreement, until thereafter amended as provided therein or as provided by applicable law, and the by-laws of Merger Sub in effect immediately prior to the effective time of the merger will be the by-laws of the surviving corporation, until thereafter amended as provided therein or as provided by applicable law.

Following the completion of the merger, our common stock will be delisted from NYSE, will be deregistered under the Exchange Act and will cease to be publicly traded.

Closing and Effective Time of the Merger

The merger agreement provides that the closing of the merger, which we refer to as the closing, will take place at 9:00 a.m. eastern time on the third business day following the date on which the last of the conditions to closing (described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 70) has been satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver of those conditions on the closing date of the merger), or such other time and date as may be mutually agreed in writing by the Company and Parent.

Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the merger proposal, we currently expect the closing of the merger to occur by the third quarter of 2018.

The effective time of the merger will occur upon a certificate of merger having been duly filed with and accepted by the Secretary of State of the State of Delaware (or at such later time as the Company and Parent may agree in writing and specified in the certificate of merger).

Treatment of Common Stock, Stock-Based Awards and Performance Awards

Each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares and dissenting shares) will be converted into the right to receive from Parent $30.00 in cash, without interest, less any applicable withholding taxes.

At the effective time of the merger, each stock option outstanding immediately prior to the effective time of the merger (whether vested or unvested) will be cancelled and converted into the right to receive (without interest) an amount in cash equal to the excess, if any, of $30.00 over the exercise price per share under such stock option. Each option for which the exercise price per share is equal to or greater than $30.00 shall be cancelled at the effective time without payment of consideration.

At the effective time of the merger, (i) each Company RSU award held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be accelerated and converted into the right to receive (without interest) an amount in cash equal to $30.00 with respect to each share of Company common stock underlying such award, and (ii) each Company RSU award not held by a non-employee director that is outstanding immediately prior to the effective time of the merger will be converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to $30.00, which shall be subject to the same terms and conditions that were applicable to such restricted stock unit award immediately prior to the effective time, provided that any performance-based vesting condition measured over a period of one year will be deemed satisfied and the converted award will vest on the earlier of (A) the originally scheduled vesting date and (B) the date that is six months following the closing date, subject to continued employment with Parent and its subsidiaries through such applicable date (or upon the holder’s earlier termination by Parent, the surviving corporation or any of their respective affiliates without “cause” or for “good reason” (as each term is defined in the Company’s 2015 Stock Incentive Plan)).

At the effective time of the merger, each Company PSU award outstanding immediately prior to the effective time of the merger will be cancelled and converted into an award representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to the number of shares subject to the award multiplied by $30.00. The number of shares of the Company’s common stock subject to such PSU will be determined (i) for any award with a performance period commencing as of January 1, 2016, based on actual performance as determined by the Compensation Committee of the Board and (ii) for any award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each converted PSU award will be subject to the same terms and conditions that were applicable immediately prior to the effective time, provided that as of the effective time, the performance-vesting conditions shall no longer apply and each award shall be subject solely to service-based vesting. For Company PSU awards with a performance period commencing as of January 1, 2015, settlement is expected to occur prior to the effective time of the merger and will be based on the actual level of achievement of the applicable performance goals.

The merger agreement provides that the offering period ongoing as of the date of the merger agreement will be the final offering period under the ESPP, and that each ESPP participant’s accumulated contributions under the ESPP will be used to purchase shares of our common stock in accordance with the ESPP on the earlier of (i) the end of the offering period and (ii) the trading date that is five business days prior to the closing date. The merger agreement also provides that (A) no additional purchase rights will be granted under the ESPP, (B) participants in the ESPP will be prohibited from increasing their payroll deductions from those in effect on the date of the merger agreement and (C) the ESPP will be terminated at the effective time of the merger.

Surrender and Payment Procedures

Prior to the effective time of the merger, Parent or Merger Sub will deposit, or will cause to be deposited, with the paying agent a cash amount in U.S. dollars sufficient to pay the aggregate merger consideration, other than in respect of the excluded shares as discussed below, payable to our stockholders.

Promptly after the effective time of the merger, and in any event within five business days thereafter, the surviving corporation will cause the paying agent to mail to each of our stockholders of record immediately prior to the effective time of the merger (other than holders of excluded shares) (i) a notice advising such holders of the effectiveness of the merger, (ii) a letter of transmittal specifying that delivery will be effected, and risk of loss and title will pass, only upon the delivery of the share certificates representing such shares (or affidavits of loss in lieu of such share certificates as provided in the merger agreement) or the transfer of the shares of our common stock represented by book-entry to the paying agent, such materials to be in such form and having such provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) instructions advising each such holder of record how to surrender his, her or its shares of our common stock in exchange for the merger consideration. The paying agent will deliver to each holder of record a check in the amount (after giving effect to any required tax withholdings) of merger consideration to which such holder is entitled after delivery or transfer of such shares. Interest will not be paid or accrue in respect of the merger consideration.

In the event of a transfer of ownership of shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the share certificates may be issued to such transferee if the share certificates formerly representing such shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

Any holder of book-entry shares will not be required to deliver a share certificate or an executed letter of transmittal to the paying agent to receive the merger consideration that such holder is entitled to receive. In lieu thereof, each holder of book-entry shares whose shares were converted into the right to receive the merger consideration will, upon receipt by the paying agent of an “agent’s message”, be entitled to receive, and Parent will cause the paying agent to pay and deliver as promptly as reasonably practicable after the effective time of the merger, the merger consideration in respect of such book-entry shares (and such book-entry shares will be cancelled).

From and after the effective time of the merger, there will be no transfers on the stock transfer books of the Company of the shares of our common stock that were outstanding immediately prior to the effective time of the merger.

If any cash deposited with the paying agent remains unclaimed or otherwise undistributed for one year following the effective time of the merger, such cash will be delivered to the surviving corporation. Thereafter, holders of our common stock (other than holders of excluded shares) who have not received payment due to non-compliance with the exchange procedures will be entitled to look only to the surviving corporation with respect to payment of the merger consideration (after giving effect to any required tax withholdings), without any interest thereon.

Parent, the Company, Merger Sub, the surviving corporation and the paying agent, as applicable, will be entitled to deduct and withhold from the merger consideration such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. Any sum that is withheld will be remitted to the appropriate taxing authority, and will be treated for all purposes of the merger agreement as having been paid to the holder of shares with regard to whom it is deducted and withheld.

Representations and Warranties

Representations and Warranties of the Company

We made customary representations and warranties in the merger agreement that are subject, in many cases, to exceptions and qualifications contained in the merger agreement, in the disclosure schedule or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

•	our and our subsidiaries’ due organization, existence, good standing and authority to carry on our and their businesses;

•	our capitalization, including:

•	the number of authorized and outstanding shares and the number of Company equity awards outstanding;

•	the absence of preemptive rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind obligating the issuance or sale of Company shares or shares of our subsidiaries;

•	other than the subordinated convertible notes, the absence of any outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the stockholders of the Company on any matter;

•	the absence of any agreement relating to any voting or equity interests in the Company;

•	the aggregate outstanding principal amount of the subordinated convertible notes; and

•	our ownership interest in each subsidiary and our or our subsidiaries’ ownership interests in any other entity.

•	our corporate power and authority related to the merger agreement, including as it relates to our entry into and performance of our obligations under the merger and the other transactions contemplated by the merger agreement;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	our execution, delivery and performance under the merger agreement, and whether such execution, delivery and performance would result in violations of or conflicts with our governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of our assets;

•	our SEC filings since December 31, 2015 and the financial statements included therein, and our disclosure controls and procedures and internal controls over financial reporting;

•	our compliance with the applicable listing requirements of NYSE;

•	the absence of cash and cash equivalents held by any subsidiary of the Company which is legally restricted from being transferred by such subsidiary to the Company or any other subsidiary of the Company;

•	our conduct of business in the ordinary course from December 31, 2016 through the date of the merger agreement, and the absence since December 31, 2016 of certain changes, including any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (as described below), as well as other specific actions;

•	the absence of certain legal proceedings, investigations and governmental orders against the Company or any of its subsidiaries;

•	the absence of certain undisclosed liabilities not required to be reflected or reserved against according to GAAP;

•	certain matters relating to employee benefit plans of the Company and its subsidiaries;

•	since December 31, 2014, compliance with applicable laws and the permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) necessary for the operation of the business of the Company and its subsidiaries;

•	certain matters relating to material contracts;

•	certain material rights to the owned real property and leases of real property of the Company and any of its subsidiaries;

•	the inapplicability of anti-takeover laws enacted under U.S. state or federal law to the merger agreement or the transactions contemplated thereby;

•	certain environmental matters relating to the Company and its subsidiaries;

•	certain tax matters relating to the Company and its subsidiaries;

•	certain labor matters relating to the Company and its subsidiaries;

•	certain intellectual property matters relating to the Company and its subsidiaries;

•	certain insurance policies are in full force and effect;

•	the compliance of the Company and its subsidiaries with the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78dd1, et seq.) and anti-bribery, anti-corruption and anti-money laundering laws in the jurisdictions where the Company and its subsidiaries operate;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the largest suppliers and customers of the Company and its subsidiaries; and

•	the absence of claims submitted by the Company or any of its subsidiaries with respect to product liability or warranty claims and the absence of any recall or withdrawal of products of the Company or any of its Subsidiaries.

Material Adverse Effect

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect”, which means any change, effect, event, occurrence or development (which we collectively refer to as an effect) that is materially adverse to the financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, excluding any effect resulting from the following:

•	changes in the economy or financial, debt, credit or securities markets generally in the United States or anywhere else where the Company and its subsidiaries operate, where any of the products of the

Company or any of its subsidiaries are designed, manufactured, marketed, sold or distributed or where any services provided by the Company or any of its subsidiaries are provided, including changes in interest or exchange rates, commodity prices, fuel costs or electricity costs (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its subsidiaries operate or where products of the Company or any of its subsidiaries are designed, manufactured, marketed, sold or distributed or the services of the Company or any of its subsidiaries are provided (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	changes in GAAP or other accounting standards or interpretations of accounting standards or of applicable law (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods, droughts or other natural disasters) (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	any capital market conditions, in each case in the United States or elsewhere (except to the extent that such effect does not have a disproportionate adverse effect on the Company and its subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries);

•	a decline in the price or trading volume of the shares of the Company on NYSE or any other securities market or in the trading price of any other securities of the Company or any of its subsidiaries or any change in the ratings or ratings outlook for the Company or any of its subsidiaries (provided that such decline will not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such decline has resulted in a “material adverse effect”, to the extent not otherwise expressly excluded by other exceptions to this definition);

•	failure by the Company or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period (provided that the effects underlying such failures will not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such failure has resulted in a “material adverse effect”, to the extent not otherwise expressly excluded by other exceptions to this definition);

•	announcement on July 16, 2017 of the Company’s review of strategic alternatives or the announcement, pendency or consummation of the merger agreement or the merger;

•	any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors or officers arising out of the merger agreement or the merger or the other transactions contemplated thereby;

•	any action or inaction by the Company or its subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub or expressly required by the merger agreement;

•	the availability or cost of equity, debt or other financing to Parent or Merger Sub (provided that such availability or cost will not prevent or affect a determination that any effect has resulted in a “material adverse effect”);

•	the identity of Parent or Merger Sub; and

•	the existence of and compliance by the Company with the DOJ Agreement, to the extent in accordance with the terms thereof.

Representations and Warranties of Parent and Merger Sub

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority related to the merger agreement, including their power to enter into the merger agreement, perform their obligations under, and consummate the transactions contemplated by the merger agreement and the enforceability of the merger agreement against them;

•	required actions by or in respect of, and filings with, governmental authorities in connection with the merger and the merger agreement;

•	their entry into and performance under the merger agreement, and whether such entry and performance would result in violations of, or conflicts with, their governing documents or applicable law, or any defaults, terminations, cancellations or accelerations under certain agreements or the creation of liens on any of their assets;

•	the absence of certain legal proceedings or investigations against Parent or Merger Sub;

•	availability of funds as of the effective time of the merger to pay all amounts to be paid by Parent in connection with the merger agreement, including the aggregate merger consideration and all other cash amounts payable in connection with the closing pursuant to the merger agreement;

•	the capitalization and business conduct of Merger Sub;

•	that neither Parent nor Merger Sub was or has taken, or authorized or permitted any of their respective representatives to take, any action to be deemed an “interested stockholder” as defined in Section 203 of the DGCL; and

•	the absence of any undisclosed broker’s or finder’s fees.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will not survive the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, between the date of the merger agreement and the effective time of the merger, except as (i) required by the merger agreement, (ii) required by applicable law or the DOJ Agreement, (iii) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) set forth on the disclosure schedule, the Company has agreed that it will, and that it will cause its subsidiaries to, use its and their reasonable best efforts to conduct their respective businesses in the ordinary course of business consistent with past practice and, to the extent consistent with past practice, to use its and their respective commercially reasonable efforts to preserve their business organizations intact and to maintain existing business relationships (including with customers and suppliers).

We have further agreed that, between the date of the merger agreement and the effective time of the merger, except as expressly (i) required by the merger agreement, (ii) required by applicable law or the DOJ Agreement, (iii) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) set forth on the disclosure schedule, the Company will not, and will cause its subsidiaries not to:

•	adopt changes in the organizational documents of the Company or its subsidiaries;

•	merge or consolidate the Company or any of its subsidiaries with any other third party, except for certain such transactions between or among wholly owned subsidiaries of the Company that would not be adverse to Parent or any of its subsidiaries;

•	restructure, organize or liquidate the assets, the operations or business of the Company or any of its subsidiaries, unless it does not incur, result in an increase or accelerate any material liability to any third party;

•	acquire any business organization, or any assets in excess of $10 million, from any third party, outside of the ordinary course of business consistent with past practice;

•	issue, sell, pledge, or otherwise enter into any contract with respect to the voting of any shares of the Company’s common stock of the Company or that of any of its subsidiaries, or any security interests that can convert into, or carry the right to purchase, the Company’s common stock or that of its subsidiaries, other than:

•	any transaction among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

•	pursuant to (a) the exercise or settlement of the Company equity awards outstanding as of the date of the merger agreement or granted after the date of the merger agreement, not in violation of the merger agreement, or (b) the conversion of the subordinated convertible notes; or

•	with respect to encumbrances pursuant to the Second Amended and Restated Credit Agreement, dated as of May 22, 2017, among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto, which we refer to as the credit agreement;

•	make any loans, advances, guarantees or capital contributions to any person, other than to the Company or any of its wholly owned subsidiaries, operating leases and extension of credit terms to customers in the ordinary course of business consistent with past practice, and certain loans or advances made by the Company or any of its subsidiaries to employees;

•	declare, set aside or pay any dividend or other distribution with respect to any of its capital stock, except for (i) dividends or other distributions paid by any wholly owned subsidiary of the Company to the Company or to any other wholly owned subsidiary of the Company and (ii) quarterly dividends to stockholders of the Company by the Company in an amount not exceeding $0.18 per share;

•	reclassify, purchase or otherwise acquire any shares of the Company’s capital stock or securities convertible into or exercisable for shares of its capital stock, except for (i) any such action by a wholly owned subsidiary of the Company, (ii) acquisitions of shares in satisfaction of withholding obligations in respect of certain Company equity awards, or payment of the exercise price in respect of certain stock options, or (iii) redemptions or acquisitions of subordinated convertible notes to the extent required by and in accordance with the terms of such subordinated convertible notes;

•

incur indebtedness for borrowed money for other indebtedness incurred outside the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants of the Company or any of its subsidiaries or grant any liens on any of its assets, except for certain borrowings in the ordinary course of business consistent with past practice under the Company’s credit facilities as in effect on the date of the merger agreement (or replacement facilities), and guarantees by the Company of the obligations of its subsidiaries incurred in the ordinary course of business consistent with past practice, and indebtedness for borrowed money that can be prepaid without premium or penalty on the closing date and does not exceed $25 million in the aggregate;

•	incur or commit to capital expenditures of $5 million or more individually, or $10 million or more in the aggregate, other than those in accordance with the Company’s capital expenditure budget made available to Parent prior to the date of the merger agreement and set forth on the disclosure schedule;

•	other than in the ordinary course of business, enter into certain material contracts or amend or modify in a material respect, or assign or terminate certain material contracts, or amend, modify, assign, terminate or fail to comply with the DOJ Agreement;

•	make any material changes with respect to financial accounting policies or procedures, except as required by changes in applicable law, proposed law or GAAP;

•	settle certain actions, suits, claims, hearings, arbitrations, investigations or other proceedings;

•	make, change or revoke any tax election; except in the ordinary course of business and consistent with past practice, file any amended tax return; adopt or change any tax accounting method; settle or compromise any tax liability or any audit, examination or other proceeding in respect of taxes; surrender any claim for a refund of taxes; or enter into any closing agreement relating to taxes; except, in each case, to the extent such action would not, individually or in the aggregate, reasonably be expected to result in a material increase in the tax liability of the Company and its subsidiaries taken as a whole (additionally, the Company and its subsidiaries are not permitted, without the approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned), to settle or compromise any tax liability or any audit, examination or other proceeding in respect of taxes in excess of $500,000 individually or $3 million in the aggregate);

•	transfer or permit or suffer to exist the creation of any lien (other than permitted liens) upon any assets or capital stock of the Company or any of its subsidiaries, except (i) inventory or registered intellectual property in the ordinary course of business consistent with past practice or (ii) having a value of $5 million or less individually or $15 million or less in the aggregate;

•	except as required by any Company benefit plan as in effect on the date of the merger agreement, terminate, adopt, amend or renew any Company benefit plan, other than amendments that do not increase benefits or result in increased costs, increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors or employees of the Company or its subsidiaries, pay any bonus or incentive compensation under any Company benefit plan, accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any Company benefit plan, grant any new severance, change in control, retention benefit or any other award (other than severance pursuant to separation agreements entered into with terminated employees who are not executive officers in the ordinary course of business consistent with past practice providing for severance not in excess of that required by applicable law or a Company benefit plan in effect on the date of the merger agreement), take any action to accelerate the payment of, or to fund or secure the payment, of any amounts under any Company benefit plan, hire any executive officer or employee or consultant who is a natural person with a base salary or annualized base wage amount in excess of $150,000, promote any executive officer of the Company or promote any employee to an executive officer position or a position for which the base salary or annualized base wage amount exceeds $150,000;

•	adopt, renew, materially amend or terminate any collective bargaining agreement or other agreement with a labor organization;

•	terminate without cause the employment of any executive officer of the Company;

•	factor any receivables or effect any reverse factoring except, solely in the case of reverse factoring, in the ordinary course of business consistent with past practice; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Acquisition Proposals; Board Recommendation Changes

No Solicitation or Negotiation

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that neither the Company nor any of its subsidiaries nor any of the officers and directors of the Company or its subsidiaries will, and the Company will instruct and use its reasonable best efforts to cause its or its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (which we refer to as representatives) to, directly or indirectly:

•	initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data relating to, any acquisition proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an acquisition proposal; or

•	otherwise facilitate knowingly any effort or attempt to make an acquisition proposal.

The merger agreement defines the term “acquisition proposal” to mean any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, spin-off, business combination or similar transaction involving the Company or any of its subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries or any other entity) of the Company, (ii) any direct or indirect acquisition by any person or group resulting in, or proposal or offer, which if consummated would result in, any person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or those of any of its subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its subsidiaries or any other entity) of the Company or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by the merger agreement.

We agreed to, and to direct our representatives to, immediately cease and cause to terminate any existing activities, discussions or negotiations with any third party conducted with respect to an acquisition proposal or proposal or inquiry that would reasonably be expected to lead to an acquisition proposal. We also agreed to promptly request that any person that has executed a confidentiality agreement in connection with any actual or potential acquisition proposal that remained in effect as of the date of the merger agreement to return or destroy all confidential information provided pursuant to or in connection with such confidentiality agreement. We have further agreed not to, and cause our subsidiaries and our and their officers and directors not to, waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any person (other than a party to the merger agreement or its affiliates) with respect to the Company or any of its subsidiaries, unless the Board determines in good faith, after consultation with its outside counsel, that it would be inconsistent with the Board’s fiduciary duties under applicable law not to do so.

No Solicitation Exceptions

Notwithstanding the foregoing, the Company and Parent also agreed that, at any time prior to the time the Company’s stockholders adopt the merger agreement, in response to a bona fide written acquisition proposal received after the date of the merger agreement that did not result from a material breach of the non-solicitation provisions of the merger agreement, the Company may, or may authorize its representatives to:

(i)	provide information in response to a request by a third party who has made a bona fide written acquisition proposal that did not result from a material breach of these provisions, if the Company receives from the third party so requesting such information an executed confidentiality agreement on terms not less restrictive to such third party than those contained in the confidentiality agreement, dated as of September 1, 2017, between the Company and Parent, as amended by the addendum to confidentiality agreement, dated as of October 22, 2017; provided, that:

•	such confidentiality agreement need not prohibit the making, or amendment, of an acquisition proposal privately to the Board;

•	the Company will not enter into any agreement with any person subsequent to the date of the merger agreement which prohibits the Company from providing information to Parent in accordance with applicable provisions or otherwise prohibits the Company from complying with its obligations under the merger agreement; and

•	the Company will promptly (and in any event within 24 hours) disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided to Parent;

(ii)	engage or participate in any discussions or negotiations with any third party who has made such a bona fide written acquisition proposal that did not result from a material breach of these provisions; or

(iii)	after having complied with these provisions, authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal;

if and only to the extent that:

•	prior to taking any such action described in the foregoing clauses (i), (ii) and (iii), the Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law;

•	in each such case referred to in clauses (i) and (ii), the Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such acquisition proposal either constitutes a superior proposal (as defined below) or is reasonably likely to result in a superior proposal; and

•	in the case of clause (iii) above, the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

The merger agreement defines the term “superior proposal” to mean a bona fide written acquisition proposal that did not result from a material breach of these provisions and that would result in any third party or group becoming the beneficial owner of, directly or indirectly, more than 80% of the assets (on a consolidated basis) of the Company and its subsidiaries or more than 50% of the total voting power of the equity securities of the Company that the Board has determined in good faith, after consultation with its outside legal counsel and its outside financial advisor, taking into account all legal, financial, financing, regulatory and other aspects of such acquisition proposal, the identity of the third parties making the proposal and the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Board considers appropriate, that would, if consummated, result in a transaction (i) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the merger agreement (after taking into account any revisions to the terms of the merger agreement proposed by Parent pursuant to these provisions) and (ii) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Board.

The Company agrees to promptly (and, in any event, within 48 hours) notify Parent in writing if any inquiries, proposals, indications of interest or offers with respect to an acquisition proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the party making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, offer, indication of interest or offer, including proposed agreements and any other written communications) and thereafter to keep Parent informed, on a prompt basis (and, in any event, within 48 hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations.

Change of Recommendation

The merger agreement provides that (subject to certain exceptions described below) neither the Board, nor any committee thereof will (i) withhold, withdraw, qualify or modify (in a manner adverse to Parent), or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent), the Company recommendation; (ii) approve or recommend, or publicly declare advisable, any acquisition proposal; (iii) fail to include the Company recommendation in the proxy statement; (iv) in the event an acquisition proposal has been made public, fail to publicly reaffirm its approval or recommendation of the merger agreement and the merger within 10 business days after receipt of any written request to do so from Parent (provided, that, (x) Parent will only be entitled to request one such reaffirmation per acquisition proposal, and (y) if an acquisition proposal is modified in any material respect, Parent will be entitled to request one additional such reaffirmation in connection with each such modification); (v) fail to recommend against any acquisition proposal that is a tender or exchange offer prior to the close of business on the 10th business day (calculated in accordance with Rule 14d-1 under the Exchange Act) after commencement of such tender or exchange offer; or (vi) approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any acquisition proposal (other than a confidentiality agreement relating to any acquisition proposal as permitted by the merger agreement), which we refer to as an alternative acquisition proposal (any action or omission described in (i) through (vi), we refer to as a change of recommendation).

Change of Recommendation Exceptions

Notwithstanding the foregoing, the Company and Parent also agreed that, prior to the time the stockholders of the Company adopt the merger agreement, the Board may make a change of recommendation (and, solely with respect to a superior proposal, terminate the merger agreement as described in the section entitled “The Merger Agreement—Termination” starting on page 72), if and only if the Board determines in good faith, after consultation with its outside financial advisor and outside legal counsel, that (x) in the case where the change of recommendation is not made in connection with an acquisition proposal, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and the Board has provided Parent with at least 96 hours’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (y) in the case where such change of recommendation is made in connection with an acquisition proposal, such acquisition proposal constitutes a superior proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.

Match Rights

The Company further agreed that the Board will not make a change of recommendation in response to an acquisition proposal (or terminate the merger agreement with respect to a superior proposal, in which case the Company will be required to pay a termination fee of $47 million to Parent), unless:

•	the Company notifies Parent in writing at least 96 hours in advance (which we refer to as, as may be extended, the notice period) that it intends to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement with respect to a superior proposal, which notice will specify the identity of the party who made such superior proposal and all of the material terms and conditions of such superior proposal and include copies of any proposed transaction documents;

•	during the notice period, the Company negotiates in good faith with Parent during such 96-hour period (to the extent that Parent desires to negotiate) to enable Parent to propose in writing such revisions to the terms of the merger agreement as would permit the Board not to effect a change of recommendation in connection with a superior proposal or to terminate the merger agreement in response to a superior proposal; and the Board will have considered in good faith any changes to the merger agreement proposed in writing by Parent and will have determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that the acquisition proposal continues to constitute a superior proposal even if such changes proposed in writing by Parent were to be given effect.

Stockholders Meeting

The Company has agreed, in accordance with its organizational documents and applicable law, to cause a meeting of its stockholders to be duly called and held as promptly as reasonably practicable after clearance of this proxy statement by the SEC for the purpose of obtaining the approval of the merger and adoption of the merger agreement by the affirmative vote of the holders of a majority of the voting power of the shares of Company common stock entitled to vote on the merger proposal and to comply with all legal requirements applicable to such meeting. The Company has agreed that the Board will recommend adoption of the merger agreement to the Company’s stockholders, subject to the provisions of the merger agreement discussed above under “The Merger Agreement—No Solicitation of Acquisition Proposals; Board Recommendation Changes” beginning on page 63.

Filings; Other Actions; Notification

The Company, Parent and Merger Sub will cooperate with each other and use their respective reasonable best efforts to:

•	consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable after the date of the merger agreement;

•	obtain from any governmental authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective subsidiaries, including under the Antitrust Laws and the DOJ Agreement;

•	avoid any proceeding by any governmental authority, in connection with the authorization, execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement, including the merger;

•	defend any lawsuits or other proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement in accordance with the terms of the merger agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other governmental authority vacated, lifted, overturned or reversed;

•	as promptly as reasonably practicable make all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of the merger agreement, submit all other notifications, filings and registrations required or advisable under the Antitrust Laws (including under Antitrust Laws of Brazil, Canada, Chile, Colombia and Mexico and by submitting and filing, as applicable, joint voluntary notices with CFIUS under the Exon-Florio Amendment with respect to the transactions contemplated by the merger agreement and the filing of a notice of an intended sale or transfer to a foreign person with DDTC under ITAR §122.4(b) (if deregistration from DDTC has not been completed)), and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any law; and

•	as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by the merger agreement required under the Exchange Act, any other applicable federal or state securities laws, and any other applicable law.

In addition, the Company and Parent have agreed to use (and to cause their respective subsidiaries to use) reasonable best efforts to:

•	resolve any objections that are asserted with respect to the transactions contemplated by the merger agreement under the HSR Act or any other applicable Antitrust Laws or the DOJ Agreement, or any lawsuit or other proceeding instituted or threatened to be instituted challenging the transactions contemplated by the merger agreement as violative of any Antitrust Laws or the DOJ Agreement or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Laws or the DOJ Agreement the consummation of the transactions contemplated by the merger agreement; and

•	contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the transaction on or before the outside date.

In furtherance of the foregoing, Parent will (and if requested by Parent, the Company will) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or the DOJ Agreement so as to enable the closing of the merger to occur as promptly as practicable (and in any event no later than the outside date); provided, that nothing in the merger agreement will require Parent, the Company or any of their respective subsidiaries to take any such actions unless any such action is binding on or otherwise applicable to Parent or the Company only from and after the effective time of the merger in the event that the closing of the merger occurs.

Financing

Prior to the closing of the merger, the Company has agreed that it and its subsidiaries will use commercially reasonable efforts to cause their respective representatives to provide all customary cooperation reasonably requested by Parent in connection with any third-party debt financing of Parent or any of its subsidiaries for the purpose of financing the merger and any transaction related to the merger, including the refinancing of any debt of Parent, the Company or their respective subsidiaries in connection with such financing; provided, that:

•	such requested cooperation will not unreasonably interfere with the business or the ongoing operations of the Company and/or its subsidiaries;

•	nothing will (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable law or result in a breach of, or a default under, any contract, in each case, material to the business of the Company and its subsidiaries, taken as a whole, (ii) require the Company or any of its Subsidiaries or any of its or their respective representatives to breach, waive or amend any terms of the merger agreement, (iii) cause any condition to the closing of the merger agreement to not be satisfied or (iv) cause the Company and/or its subsidiaries to violate any obligation of confidentiality binding on the Company and/or its subsidiaries;

•	neither the Company nor any of its subsidiaries will be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any debt financing, in each case other than as are contingent upon the closing of the merger agreement or which are concurrently reimbursed by Parent;

•	none of the directors of the Company or any of its subsidiaries, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with any debt financing that would be effective prior to the effective time of the merger;

•	none of the Company, its subsidiaries or their respective directors, officers or employees will be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, with respect to any financing that is not contingent upon the closing of the merger or that would be effective prior to the effective time of the merger;

•	none of the Company, any of its subsidiaries or any of its or their respective representatives will be required, prior to the closing of the merger, to make any representation or warranty to any underwriter, initial purchaser, placement agent lender or any person in connection with any debt financing of Parent or any of its Subsidiaries; and

•	none of the Company, its subsidiaries or their representatives will be required (i) to furnish any financial statements, audit reports or financial information other than to the extent such statements, reports or information are readily available to the Company, any of its subsidiaries or any of their respective representatives or could reasonably be prepared without undue burden or expense, (ii) to furnish any legal opinions or (iii) provide or assist in the preparation of any pro forma financial information.

No employee, officer, director or representative of the Company or any of its subsidiaries will be required to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or representative in connection with the debt financing of Parent or any of its subsidiaries.

Any breach by the Company or its subsidiaries of their obligations as described in this section will not constitute a breach for purposes of termination of the merger agreement (as described in the section entitled “The Merger Agreement—Termination” beginning on page 72) or a breach of the conditions to closing set forth in the merger agreement (as described in the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 70).

Treatment of Outstanding Debt

The Company has agreed to (and to cause its subsidiaries to) issue, upon Parent’s written request, a notice of optional redemption on the closing date for all of the outstanding aggregate principal amount of the Company’s 5.75% senior notes due 2022, which we refer to as the senior notes, issued pursuant to the indenture, dated September 25, 2012, among the Company, certain of its subsidiaries party thereto as guarantors, and U.S. Bank National Association, which we refer to as the senior notes indenture, and to provide any other cooperation reasonably requested by Parent to facilitate the satisfaction and discharge of the senior notes, if elected by Parent, effective as of the closing date, or at such later date at Parent’s election.

Additionally, the Company will and will cause its subsidiaries to take all actions required to repay in full on the closing date all obligations then outstanding under the credit agreement and to use reasonable best efforts to cause the release on the closing date of all liens securing obligations under the credit agreement.

The Company and its subsidiaries will also take certain actions with respect to and pursuant to the terms of the credit agreement, senior notes and the subordinated convertible notes that are required to be performed by the Company or its subsidiaries at or prior to the effective time of the merger as a result of the execution and delivery of the merger agreement, the merger and the other transactions contemplated thereby, including the giving of notices or execution and delivery of certain documents. If the closing date of the merger would have been December 31, 2017, each holder of a subordinated convertible note with a principal amount of $1,000 who elected to convert such subordinated convertible note in connection with the merger pursuant to the subordinated convertible notes indenture would have been entitled to receive $1,078.56 for such subordinated convertible note.

In addition, the Company will use its reasonable best efforts to (and to cause its subsidiaries to) take any actions that are reasonably requested by Parent with respect to the treatment specified by Parent of any other indebtedness of the Company.

Employee Benefits Matters

Parent has agreed that employees of the Company and any subsidiary who continue to be employed after the effective time, other than employees covered by a collective bargaining agreement, which we refer to collectively as the continuing employees, will:

•	during the period commencing at the effective time and ending on the first anniversary of the effective time, be provided with a base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its subsidiaries to such continuing employee immediately prior to the effective time of the merger;

•	during the period commencing at the effective time and ending on the first anniversary of the effective time, be provided with other compensation and employee benefits (excluding equity-based and other long-term incentive compensation, short-term incentive compensation and severance) that are no less favorable in the aggregate than those provided by the Company and its subsidiaries to such continuing employees immediately prior to the effective time of the merger;

•	during the period commencing at the effective time and ending on December 31, 2018, target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its subsidiaries to each such continuing employee immediately prior to the effective time of the merger; and

•	during the period commencing at the effective time and ending on the second anniversary of the effective time, severance benefits that are no less favorable than the severance benefits provided to continuing employees under the Company’s U.S. Severance Pay Plan (and, for executive officers, under the ESP as described in the section entitled “The Merger—Interests of Certain Persons in the Merger” beginning on page 50).

Additionally, Parent has agreed to (or, with respect to employees outside of the United States, use commercially reasonable efforts to) (i) cause any pre-existing condition and eligibility limitations under group health plans of Parent or its affiliates to be waived with respect to the continuing employees and their eligible dependents, (ii) give each continuing employee credit for eligible expenses for deductible and maximum out-of-pocket co-insurance requirements for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its affiliates and (iii) take into account such continuing employee’s employment with the Company or any of its affiliates for purposes of eligibility, vesting and benefit accrual (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), as if such service were with Parent, to the same extent such service was credited under a comparable benefit.

Under the merger agreement, the Company will also be allowed to finally and conclusively determine the amounts payable under the Company’s annual bonus plans, which we refer to as the Company bonus plans, in respect of the 2017 fiscal year, and to pay such amounts in the ordinary course of business at such time annual bonuses have historically been paid by the Company, but no later than the closing date. The amounts payable under the Company bonus plans will not exceed, in the aggregate, 110% of the aggregate target bonus amounts under the Company bonus plans in respect of the 2017 fiscal year.

The Company may, in consultation with Parent and subject to Parent’s consent, establish bonus targets, maximums, performance measures and eligibility and participation requirements under the Company bonus plans for a short performance period beginning on January 1, 2018 and ending on June 30, 2018, which we refer to as the short performance year. Prior to the closing, Parent will consult with the Compensation Committee of the Board regarding the performance determination for the short performance year, based on results through the most recent practicable date prior to the closing, and Parent will consider such views in good faith upon making its determination in accordance with the following sentence. Following the closing, Parent will determine the level of achievement of the applicable performance measures for the short performance year and the earned bonus amount of each participant based on such level of achievement, which amount shall be paid in the first calendar quarter of 2019, subject to the participant’s continued employment with Parent and its subsidiaries, including the Company, through such date. For the period from July 1, 2018 through December 31, 2018, Parent has agreed to provide annual bonus opportunities, which will be provided to continuing employees as described above.

In the event that, prior to payment of the 2018 fiscal year bonuses, a continuing employee experiences a termination without “cause” or for “good reason” (as each such term is defined in the Company 2015 Stock Incentive Plan), such employee will, no later than 30 days following such termination, be paid a bonus for the 2018 fiscal year under the applicable Company bonus plan, based on target performance levels and prorated for the portion of the 2018 fiscal year (based on calendar days) elapsed between January 1, 2018 and the effective date of such continuing employee’s termination of employment; provided, that, any continuing employee who is otherwise entitled to receive a prorated bonus for such period under a change in control agreement, severance plan, or otherwise, will not be eligible to receive the prorated bonus described in this paragraph in order to avoid duplication of benefits.

All outstanding long-term incentive cash awards granted prior to the date of the merger agreement will vest in full and Parent shall, or shall cause the surviving corporation to, pay such amounts to the holders thereof through the surviving corporation’s payroll no later than five business days following the closing date.

Parent has acknowledged that a “change in control” (or similar phrase) within the meaning of the benefit plans of the Company and its subsidiaries will occur from and after the effective time. From and after the effective time, Parent will, and will cause its affiliates to, honor all obligations and rights under the Company’s benefit plans in accordance with their terms as in effect from time to time, including with respect to modification, amendment and termination.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to effect the merger are subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the approval of the merger agreement by the holders of a majority of the outstanding shares entitled to vote on the proposal at a stockholders’ meeting;

•	any waiting period (and extensions thereof) applicable to the merger under the HSR Act has expired or been terminated, a decision by the European Commission pursuant to the EU Merger Regulation declaring that the merger is compatible with the internal market has been adopted, the clearances, consents, approvals and waiting periods applicable to the consummation of the merger under the Antitrust Laws of Brazil, Canada, Chile, Colombia and Mexico have been obtained, expired or been earlier terminated, as applicable, and, unless unilaterally waived by Parent, the completion of the CFIUS process has been obtained;

•	no court or other governmental authority has enacted, issued, promulgated, enforced or entered any law or order that enjoins or otherwise prohibits the consummation of the merger;

•	the DOJ has not notified the Company of its determination that the merger or the other transactions contemplated by the merger agreement have the effect of circumventing or frustrating the enforcement purposes of the DOJ Agreement; and

•	the 30-day period beginning on the date the Company provides to the DOJ written notice in accordance with the DOJ Agreement of the merger and the other transactions contemplated by the merger agreement, which we refer to as the DOJ notice period, has expired, and the DOJ Agreement remains in full force and effect.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•	the representations and warranties of the Company regarding the absence of a material adverse effect since December 31, 2016 must be true and correct as of date of the merger agreement and as of the closing date of the merger;

•	the representations and warranties of the Company regarding certain aspects of its capital structure (except with respect to the items described in the following bullet), organization, good standing and qualification, corporate authority and approval, inapplicability of certain takeover statutes and disclosure of broker’s and finder’s fees must be true and correct in all material respects as of date of the merger agreement and as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date);

•	the following representations and warranties of the Company regarding certain aspects of its capital structure must be true and correct except for any de minimis inaccuracies as of the date of the merger agreement and as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date except for any de minimis inaccuracies as of such particular date or period of time):

•	the number of shares or preferred shares authorized;

•	the number of shares or preferred shares outstanding;

•	the fact that the outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable;

•	the number of shares or preferred shares reserved for issuance; and

•	the number of shares underlying the outstanding Company equity awards;

•	the absence of other outstanding securities of the Company or voting interests in or other rights with respect to the Company’s securities; and

•	the absence of any securities of or rights with respect to the Company having been issued (except pursuant to the exercise or settlement of certain Company equity awards) since November 29, 2017;

•	the Company’s other representations and warranties set forth in the merger agreement (disregarding all qualifications relating to materiality or material adverse effect or any similar standard or qualification) must be true and correct, except as have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, as of the date of the merger agreement and as of the closing date of the merger (other than such representations and warranties that expressly speak as of a particular date or period of time, which must be true and correct as of such specific date);

•	the Company must have performed in all material respects all obligations required by the merger agreement to be performed by it at or prior to the closing of the merger; and

•	Parent and Merger Sub must have received from the Company a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying that all of the above conditions have been satisfied.

The Company’s obligation to effect the merger is also subject to the satisfaction or waiver by the Company at or prior to the effective time of the merger of the following additional conditions:

•	Parent’s and Merger Sub’s representations and warranties set forth in the merger agreement must be true and correct, except as would not individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the transactions contemplated by the merger agreement, as of the date of the merger agreement and as of the closing date of the merger (other than such representations and warranties that by their terms expressly speak as of a particular date or period of time, which must be true, complete and correct as of such specific date);

•	each of Parent and Merger Sub must have performed in all material respects all obligations required by the merger agreement to be performed by each of them at or prior to the closing of the merger; and

•	the Company must have received a certificate executed by an executive officer of Parent certifying that all of the above conditions have been satisfied.

Termination

The Company and Parent may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger, as follows:

•	by either Parent or the Company if:

•	the merger has not been consummated by June 3, 2018, which we refer to as the outside date, as may be extended by either the Company or Parent for one 90-day period if the closing has not occurred prior to such date and all conditions, other than those relating to an Antitrust Law set forth in the merger agreement or on the disclosure schedule or to the DOJ Agreement, have been satisfied or are capable of being satisfied, such termination trigger we refer to as a failure to consummate the merger by the outside date;

•	at the special meeting of the Company’s stockholders, including any adjournment or postponement thereof, the stockholders of the Company do not approve the merger proposal, such termination trigger we refer to as a failure to obtain the stockholder approval; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger has become final and non-appealable;

•	by the Company:

•	if there is a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, or any such representation and warranty have become untrue, in either case causing the conditions to closing related to the accuracy of Parent’s and Merger Sub’s representations and warranties and to the performance, in all material respects, of the obligations of Parent and Merger Sub in the merger agreement, to not be satisfied, and be incapable of being satisfied within the earlier of 30 days after written notice of such breach is given by the Company to Parent and the third business day prior to the outside date; or

•	in order to enter into an alternative acquisition agreement providing for a superior proposal if the Company, prior to or concurrently with such termination, pays to Parent in immediately available funds $47 million, which we refer to as the termination fee;

•	by Parent, if:

•	there is a breach of any representation, warranty, covenant or agreement made by the Company, or any such representation and warranty have become untrue, in either case; causing the conditions to closing related to the accuracy of the Company’s representations and warranties and the performance, in all material respects, of its obligations under the merger agreement, to not be satisfied, and such breach or condition is incurable or, if curable, is not cured within the earlier of 30 days after written notice of such breach is given by the Company to Parent and the third business day prior to the outside date, such termination trigger we refer to as a Company breach; or

•	the Board makes a change of recommendation.

Termination Fee

In certain circumstances, the Company may be required to pay Parent the termination fee of $47 million if the merger agreement is terminated.

The termination fee would be payable if:

•	(x) either Parent or the Company terminates for failure to consummate the merger by the outside date or for failure to obtain the stockholder approval, or (y) Parent terminates the merger agreement because of a Company breach;

•	an acquisition proposal has been made publicly or otherwise become known to the Company or the Board and not expressly withdrawn (publicly, if such acquisition proposal was made publicly or announced) prior to the earlier of five days before the stockholder’s meeting and the outside date; and

•	within 12 months following the date of such termination, the Company or any of its subsidiaries consummates a transaction contemplated by an acquisition proposal or enters into an alternative acquisition agreement with respect to an acquisition proposal (in each case, the references to “15%” in the definition of “acquisition proposal” being deemed to be references to “50%”); in which case we must pay Parent the termination fee within two business days after the earlier of the entry into such definitive agreement.

The termination fee would also be payable in the following circumstances:

•	if Parent terminates the agreement because the Board makes a change of recommendation, in which case we must pay Parent the termination fee within two business days after the termination of the merger agreement; or

•	if the Company terminates the merger agreement in order to enter into an alternative acquisition agreement providing for a superior proposal, in which case the Company must pay Parent the termination fee concurrently with or prior to the termination of the merger agreement.

Expenses

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such cost or expense; provided, that costs incurred in connection with the filing and printing of the proxy statement will be equally shared by Parent and the Company.

Remedies

No termination of the merger agreement will relieve any party to the merger agreement of any liability or damages to the other party resulting from any fraud or willful and material breach of its obligations set forth in the merger agreement.

Except in the event of fraud or willful and material breach, the parties have agreed that if the merger agreement is terminated and a termination fee becomes due and payable and is paid by us, the termination fee will be the sole and exclusive remedy of Parent and its subsidiaries against us and our subsidiaries for any loss suffered as a result of any breach of any covenant or agreement in the merger agreement or the failure of the merger or the other transactions contemplated by the merger agreement to be consummated. In no event will we be required to pay the termination fee on more than one occasion.

Prior to the termination of the merger agreement, each party is entitled to enforce specifically the terms and provisions of the merger agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the merger agreement. There is no necessity to post a bond or other form of security with or as a condition to obtaining such injunction or injunctions.

Indemnification; Directors’ and Officers’ Insurance

For six years after the effective time of the merger, Parent will, and will cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law (and Parent will also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each present and former director and officer of the Company and its subsidiaries and each individual who was serving at the request of the Company or its subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise, which we refer to as the indemnified parties, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to their service for, or at the request of, the Company or its subsidiaries at or prior to the effective time of the merger.

Parent and Merger Sub have agreed that all rights to exculpation or indemnification for acts or omissions occurring prior to the effective time of the merger existing as of the date of the merger agreement, in favor of the indemnified parties, as provided in the Company’s or each of its subsidiaries’ respective organizational or governing documents or in any contract, will survive the merger and the transactions contemplated by the merger agreement and will continue in full force and effect in accordance with their terms. After the effective time of the merger, Parent and the surviving corporation will (and Parent will cause the surviving corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable subsidiary would have been permitted to fulfill and honor them by applicable law. In addition, for six years following the effective time of the merger, Parent will cause the surviving corporation to cause the certificates of incorporation and by-laws of the surviving corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and by-laws of the Company immediately prior to the effective time of the merger, and such provisions will not be amended, repealed or otherwise modified for six years following the effective time of the merger, except as required by applicable law.

Prior to the effective time of the merger, the Company will, and if the Company is unable to, Parent will cause the surviving corporation as of the effective time of the merger to, obtain and fully pay the premium for “tail” insurance policies for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the merger from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of the merger agreement (or, if no such policies are available from insurance carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance, which we collectively refer to as D&O insurance. The terms, conditions, retentions and limits liability of such D&O insurance will be at least as favorable in the aggregate, to the indemnified parties than the Company’s existing policies with respect any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty claimed against a director or officer of the Company or any of its subsidiaries at or prior to the effective time of the merger (including in connection with the merger agreement or the transactions or actions contemplated by the merger agreement). If the Company and the surviving corporation for any reason fail to obtain such “tail” insurance policies as of the effective time of the merger, the surviving corporation will, and Parent will cause the surviving corporation to, continue to maintain in effect for a period of at least six years from and after the effective time of the merger the D&O insurance in place as of the date of the merger agreement, with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of the merger agreement, or the surviving corporation will, and Parent will cause the surviving corporation to, purchase comparable D&O insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate to the insureds as provided in the Company’s existing policies as of the date of the merger agreement. Notwithstanding the foregoing, in no event will Parent or the surviving corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums paid by the Company for such insurance as of the date of the merger agreement, and if such premia do exceed such amount, the surviving corporation will be required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

The foregoing indemnity obligations will survive the closing of the merger.

The indemnified parties have the right to enforce the provisions of the merger agreement relating to their indemnification. Such provisions may not be terminated or modified in such a manner as to adversely affect any indemnified party without the consent of such indemnified party.

Modification or Amendments

At any time prior to the effective time of the merger, the merger agreement may be amended, modified or waived, by a signed written agreement, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective (provided, that after the stockholders’ vote on the merger, no amendment will be made should applicable law require further approval by the stockholders without obtaining such further approval).

Waiver

The conditions to each of the parties’ obligations to consummate the merger may be waived by such party in whole or in part to the extent permitted by law. No failure or delay by any party in exercising any right, power or privilege under the merger agreement will operate as a waiver of such right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further such exercise or the exercise of any other right, power or privilege.

NON-BINDING, ADVISORY VOTE ON MERGER-RELATED COMPENSATION

FOR THE COMPANY’S NAMED EXECUTIVE OFFICERS

This section sets forth the information required by Item 402(t) of the SEC’s Regulation S-K regarding compensation for each “named executive officer” of the Company that is based on, or otherwise relates to, the merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to our named executive officers. The “golden parachute” compensation payable to these individuals is subject to a non-binding, advisory vote of the Company’s stockholders, as described below in this section.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive, assuming that (1) the effective time will occur on April 1, 2018 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (2) each of the Company’s named executive officers will experience a qualifying termination at such time and (3) the named executive officer’s base salary rate and annual target bonus expected to be in effect on April 1, 2018. The amounts below are determined using the merger consideration of $30.00 per share, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. These amounts are based upon compensation levels expected to be in effect on April 1, 2018 and outstanding equity awards on January 12, 2018. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

For purposes of this discussion, “single-trigger” refers to benefits that arise as a result of the closing of the merger and “double-trigger” refers to benefits that require two conditions, which are the closing of the merger as well as a qualifying termination of employment or specified date following the effective time of the merger, as applicable.

Golden Parachute Compensation(1)

Name	Cash ($)(2)	Equity ($)(3)	Healthcare Continuation ($)(4)	Outplacement Assistance ($)(5)	Total ($)
Michael T. McDonnell	6,246,250	16,432,405	59,907	50,000	22,788,562
Matti M. Masanovich	2,376,875	1,939,830	13,464	25,000	4,355,169
Emerson C. Moser	2,008,750	2,447,338	39,938	25,000	4,521,026
Leah S. Stark	2,106,250	1,668,471	39,938	25,000	3,839,659

(1)	Robert D. Kenny, Robert C. Kreidler, Gregory J. Lampert and Brian J. Robinson, who were named executive officers of the Company in 2016, are no longer employed by the Company and hold no unvested Company equity awards. Accordingly, they are not eligible to receive any payments in connection with the merger.

(2)	The cash payments payable to each of the named executive officers consist of (a) salary continuation payments for two years (three years for Mr. McDonnell), paid in equal installments on the Company’s regular payroll over the applicable severance period, (b) an amount equal to two times (three times for Mr. McDonnell) the higher of (x) the named executive officer’s current target bonus or (y) the average of the named executive officer’s annual cash bonus paid over the prior three years, payable in a cash lump sum, (c) a pro rata portion of the named executive officer’s actual annual incentive compensation for the Company’s 2018 fiscal year (which is estimated based on 2017 target annual incentive amounts for purposes of this disclosure), payable in a cash lump sum and (d) each named executive officer’s 2018 incentive cash award. All such payments are “double-trigger” (i.e., payable upon a qualifying termination following the occurrence of a change in control). Set forth below are the separate values of each of the salary continuation payments, the lump sum bonus payment, the prorated annual incentive compensation payment and the 2018 incentive cash awards.

Name	Salary Continuation Payments ($)	Lump Sum Bonus Payment ($)	Pro-Rated Annual Bonus ($)	2018 Incentive Cash Award ($)	Total ($)
Michael T. McDonnell	2,850,000	3,135,000	261,250	—	6,246,250
Matti M. Masanovich	1,050,000	735,000	91,875	500,000	2,376,875
Emerson C. Moser	900,000	630,000	78,750	400,000	2,008,750
Leah S. Stark	920,000	690,000	86,250	410,000	2,106,250

(3)	As described above, all unvested Company options held by the named executive officers will become vested and will be settled at the effective time (i.e., “single-trigger” vesting) and all other unvested Company equity awards will be converted into cash awards and will become vested and be settled upon the regular vesting date (or, if earlier, the date that is six months following the effective time of the merger, in the case of Company RSU awards), subject to continued employment through such date, or upon an earlier qualifying termination (i.e., “double-trigger” vesting). Set forth below are the values of each type of unvested equity-based award and the aggregate dividend equivalent rights accrued thereon (including a dividend equivalent of $0.18 per share assumed to be credited to such awards in March 2018) that, in each case, would vest and become payable assuming that the merger was consummated and each named executive officer experienced a qualifying termination on April 1, 2018. Such values are based on the merger consideration of $30.00 per share of Company common stock, and less the applicable exercise price in the case of unvested Company stock options. All Company PSU awards granted in 2017 are presented assuming target performance and Company PSU awards granted in 2016 are presented based on an estimate of actual performance. Note that unvested equity-based awards held by the named executive officers as of January 12, 2018 will continue to vest in the ordinary course, and any such awards that vest prior to the consummation of the merger would not be payable in connection with the merger or a qualifying termination.

Name	Options ($)	RSUs ($)	PSUs ($)	Dividend Equivalent Rights ($)	Total ($)
Michael T. McDonnell	2,047,004	3,304,170	10,458,489	622,742	16,432,405
Matti M. Masanovich	219,023	505,140	1,163,519	52,148	1,939,830
Emerson C. Moser	116,811	710,040	1,522,420	98,067	2,447,338
Leah S. Stark	107,862	372,270	1,132,925	55,414	1,668,471

(4)	Reflects the cost of benefits continuation or the equivalent premium cost for the executive and his or her spouse and eligible dependents for two years (three years for Mr. McDonnell). All such benefits are “double-trigger.”
(5)	Reflects the cost of outplacement assistance in an amount not to exceed $25,000 ($50,000 for Mr. McDonnell). All such amounts are “double-trigger.”

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, the Company is seeking a non-binding, advisory stockholder approval of the compensation of the Company’s named executive officers that is based on or otherwise relates to the merger as disclosed above in this section. The proposal gives the Company’s stockholders the opportunity to express their views on the merger-related compensation of the Company’s named executive officers.

Accordingly, the Company is asking Company stockholders to vote in favor of the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to the Company’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Non-Binding, Advisory Vote on Merger-Related Compensation for the Company’s Named Executive Officers” are hereby APPROVED.”

The vote on the proposal to approve the merger-related executive compensation is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the proposal to approve the merger-related executive compensation and vice versa. If the merger is completed, the merger-related compensation may be paid to the Company’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Company common stockholders fail to approve the proposal to approve the merger-related executive compensation.

The Board unanimously recommends a vote “FOR” the proposal to approve the merger-related executive compensation.

VOTE ON ADJOURNMENT

The Company’s stockholders are being asked to approve a proposal that will give the Board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies in favor of the merger proposal, if there are insufficient votes at the time of the special meeting to approve the merger proposal or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences. Pursuant to the merger agreement, the Company is not permitted to postpone or adjourn the Company stockholders’ meeting, except to the extent advised by counsel to be necessary to comply with law; provided, that (i) the Company may adjourn, recess or postpone (no more than two times), and at the request of Parent, it will adjourn, recess or postpone (no more than two times), the special meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient shares of Company common stock represented to constitute a quorum necessary to conduct the business of the special meeting or to obtain the requisite company vote to adopt the merger agreement, and (ii) the Company may adjourn, recess or postpone, and at the request of Parent, it will adjourn, recess or postpone, the special meeting to the extent necessary to ensure that any required supplement or amendment to this proxy statement is provided to Company stockholders within a reasonable amount of time in advance of the special meeting. Unless agreed in writing by the Company and Parent, each adjournment, recess or postponement will be for a period of no more than ten business days. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote in favor of the merger proposal but do not indicate a choice on the adjournment proposal, your shares of common stock will be voted in favor of the adjournment proposal. The vote on the adjournment proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of holders of a majority of the votes cast with respect to such proposal.

The Board unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on NYSE under the symbol “BGC”. The table below shows the high and low sales price of our common stock, for the periods indicated, as reported on NYSE.

	Common Stock Price
	High	Low	Dividend Per Share
FY 2016
First quarter	$13.28	$6.22	$0.18
Second quarter	$16.41	$11.09	$0.18
Third quarter	$16.46	$11.65	$0.18
Fourth quarter	$20.80	$11.70	$0.18
FY 2017
First quarter	$20.61	$15.83	$0.18
Second quarter	$19.80	$14.95	$0.18
Third quarter	$19.85	$15.85	$0.18
Fourth quarter	$30.18	$19.18	$0.18
FY 2018
First quarter (through January 12, 2018)	$29.80	$29.50	—

The closing price of our common stock on NYSE, on December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement, was $21.80 per share of common stock. If the merger is completed, you will be entitled to receive $30.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock owned by you (unless you have properly exercised, and not lost, your appraisal rights with respect to such shares), which represents a premium of approximately 81% to the closing stock price on July 14, 2017, the last trading day prior to the Company’s announcement of its review of strategic alternatives, and a premium of approximately 54% to the six-month volume-weighted average price of our common stock as of December 1, 2017, the last trading day prior to the public announcement of the execution of the merger agreement.

On January 12, 2018, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for our common stock on NYSE was $29.60 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of General Cable common stock as of January 12, 2018, at which time there were 50,623,497 shares of our common stock outstanding. Ownership information is included for (i) our directors, (ii) our named executive officers, (iii) all of our directors and executive officers as a group and (iv) each person or entity we know to beneficially own more than 5% of our common stock. Except as specified below, each person or entity listed below has sole voting and investment power with respect to the stock listed next to their name. Applicable percentage ownership is based on 50,623,497 shares of our common stock outstanding on January 12, 2018. In computing the number of shares of our common stock beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed outstanding shares of our common stock subject to stock options, stock appreciation rights or warrants held by that person or entity that are currently exercisable within 60 days of January 12, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the business address of the persons listed is c/o General Cable Corporation, 4 Tesseneer Drive, Highland Heights, Kentucky 41076.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class(5)
Non-Employee Directors
Sallie B. Bailey	25,580	*
Edward Childs Hall, III	26,110	*
Gregory E. Lawton	68,991	*
Craig P. Omtvedt	263,486	*
Patrick M. Prevost	34,780	*
John E. Welsh, III	215,451	*
Named Executive Officers
Michael T. McDonnell	540,481	1.06%
Matti M. Masanovich	17,002	*
Leah S. Stark	14,506	*
Emerson C. Moser	55,208	*
All Current Directors and Executive Officers, as a Group (14 persons)	1,295,076	2.54%
5% Security Holders
The Vanguard Group (6) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	4,835,809	9.55%
BlackRock, Inc. (7) 55 East 52nd Street New York, New York 10055	5,602,032	11.07%
Dimensional Fund Advisors LP (8) 6300 Bee Cave Road Austin, Texas 78746	2,659,347	5.25%
Victory Capital Management Inc. (9) 4900 Tiedeman Rd. 4th Floor Brooklyn, OH 44144	2,820,186	5.57%

(1)	Beneficial ownership is determined under SEC rules and includes voting or investment power with respect to the shares.

The amounts in the table above do not include the following interests in our common stock, which interests do not confer voting or investment power:

•	shares of common stock underlying options which are not currently exercisable or not exercisable within 60 days of January 12, 2018, as follows: 8,849 shares for Mr. Moser; 24,889 shares for Mr. Masanovich; 180,416 shares for Mr. McDonnell; 8,171 shares for Ms. Stark; and 10,239 shares for the other executive officers as a group;

•	shares of common stock underlying RSUs which have not vested and will not vest within 60 days of January 12, 2018, as follows: 7,460 shares for Ms. Bailey; 7,460 shares for Mr. Hall; 7,460 shares for Mr. Lawton; 7,460 shares for Mr. Omtvedt; 7,460 shares for Mr. Prevost; 12,050 shares for Mr. Welsh; 23,668 shares for Mr. Moser; 16,838 shares for Mr. Masanovich; 110,139 shares for Mr. McDonnell; 12,409 shares for Ms. Stark; and 37,421 shares for the other executive officers as a group; and

•	shares of common stock underlying PSUs (at target) which have not vested and will not vest within 60 days of January 12, 2018, as follows: 42,284 shares for Mr. Moser; 36,741 shares for Mr. Masanovich; 291,493 shares for Mr. McDonnell; 32,180 shares for Ms. Stark; and 41,169 shares for the other executive officers as a group.

(2)	Includes shares that could be acquired by the exercise of stock options that are currently exercisable or exercisable within 60 days of January 12, 2018, as follows: 8,296 shares for Mr. Masanovich; 4,424 shares for Mr. Moser; 266,249 shares for Mr. McDonnell; 4,085 shares for Ms. Stark; and 3,598 shares for the other executive officers as a group.
(3)	Includes shares allocated to the beneficial owner’s account in the General Cable Corporation Retirement Savings Plan as follows: 2,157 shares for Mr. Moser and 23 shares for the other executive officers as a group. Shares allocated to a participant’s account in the General Cable Corporation Retirement Savings Plan will be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular shares, the trustee will vote such shares in the same proportion to instructions actually received from other participants in the General Cable Corporation Retirement Savings Plan.
(4)	Includes: (a) deferred shares held under the DCP as follows: 27,411 shares for Mr. Lawton; 11,061 shares for Mr. Omtvedt; 26,070 shares for Mr. Prevost; 88,794 shares for Mr. Welsh and (b) phantom stock units resulting from an investment in the General Cable stock fund in the DCP as follows: 3,078 phantom stock units for Mr. Omtvedt; 20,657 phantom stock units for Mr. Welsh; and 4 phantom stock units for Mr. Moser. Deferred shares allocated to a participant’s account in the DCP will be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular deferred shares, the trustee will vote such shares as instructed by the Company. In addition, shares held by the General Cable stock fund in the DCP and allocated to a participant’s account as phantom stock units, will also be voted by the trustee in accordance with the participant’s instructions. If the trustee does not receive instructions as to the voting of particular shares, the trustee will vote such shares as instructed by the Company.
(5)	The * symbol means less than 1 percent. Percentage calculations assume, for each person and for each group, that all shares that may be acquired by such person or by such group pursuant to stock options currently exercisable or that become exercisable within 60 days of January 12, 2018 are outstanding for the purpose of computing the percentage of common stock owned by such person or by such group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock beneficially owned by any other person.
(6)	Based solely on a Schedule 13G/A filed with the SEC on November 13, 2017 by The Vanguard Group, which we refer to as Vanguard. Of the shares listed, Vanguard has sole power to vote 94,987 shares, shared power to vote 9,200 shares, sole dispositive power over 4,736,422 shares, shared dispositive power over 99,387 shares, and an aggregate amount beneficially owned of 4,835,809.
(7)	Based solely on a Schedule 13G/A filed with the SEC on January 12, 2017 by Blackrock, Inc., which we refer to as BlackRock. Of the shares listed, BlackRock has sole power to vote 5,474,153 shares, sole dispositive power over 5,602,032 shares, and an aggregate amount beneficially owned of 5,602,032.

(8)	Based solely on a Schedule 13G/A filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, which we refer to as Dimensional. Of the shares listed, Dimensional has sole power to vote 2,535,032 shares, sole dispositive power over 2,659,347 shares, and an aggregate amount beneficially owned of 2,659,347.
(9)	Based solely on a Schedule 13G filed with the SEC on February 13, 2017 by Victory Capital Management Inc., which we refer to as Victory. Of the shares listed, Victory has sole power to vote 2,639,193 shares, sole dispositive power over 2,820,186 shares, and an aggregate amount beneficially owned of 2,820,186.

APPRAISAL RIGHTS

If the merger is completed, the Company’s stockholders will be entitled to appraisal rights under Section 262 of the DGCL, provided that they comply with the conditions set forth in that statute.

Pursuant to Section 262 of the DGCL, if you do not wish to accept the merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of our common stock and to receive payment in cash for the fair value of your shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of our common stock as determined by the Delaware Court of Chancery may be less than, equal to or more than the $30.00 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who do not vote in favor of the merger proposal and who properly demand appraisal for their shares in compliance with the provisions of Section 262 of the DGCL will be entitled to appraisal rights. Strict compliance with the statutory procedures set forth in Section 262 of the DGCL is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended only as a brief summary of certain provisions of the statutory procedures that a stockholder must follow under the DGCL in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Pursuant to Section 262 of the DGCL, when a merger agreement will be submitted for adoption at a meeting of stockholders, the Company must notify the stockholders who were stockholders of record on the record date for notice of such meeting, not less than 20 days before the meeting to vote on the merger, that appraisal rights will be available. A copy of Section 262 of the DGCL must be included with the notice.

This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger and the full text of Section 262 of the DGCL is attached to this proxy statement as Annex C, in compliance with the requirements of Section 262 of the DGCL. If you wish to exercise your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C. Failure to comply timely and properly with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, the Company believes that a stockholder considering the exercise of such rights should seek the advice of legal counsel.

If you wish to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions: (i) you must deliver to the Company a written demand for appraisal of your shares of our common stock before the vote is taken to approve the merger proposal; (ii) the written demand must reasonably inform us of the identity of the holder of record of shares of our common stock who intends to demand appraisal of his, her or its shares of our common stock; and (iii) you must not vote or submit a proxy in favor of the merger proposal.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive payment for your shares of our common stock as provided in the merger agreement, but you will not have appraisal rights with respect to your shares of our common stock. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares of our common stock on the date the written demand for appraisal is made and must continue to hold the shares of our common stock of record through the effective time of the merger. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted “FOR” the merger proposal, and it will result in the loss of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote “AGAINST” the merger proposal or “ABSTAIN” from voting on the merger proposal. Voting against or failing to vote for the merger proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote on the merger proposal.

All demands for appraisal should be addressed to the Secretary at 4 Tesseneer Drive, Highlands Heights, Kentucky 41076 and must be delivered to the Company before the vote is taken to approve the merger proposal at the special meeting, and must be executed by, or on behalf of, the record holder of the shares of our common stock. The demand will be sufficient if it reasonably informs the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of the “fair value” of his, her or its shares of our common stock. A stockholder’s failure to deliver to the Company the written demand for appraisal prior to the taking of the vote on the merger proposal at the special meeting of stockholders will result in the loss of appraisal rights.

Only a holder of record of shares of our common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a holder of our common stock must be made by, or on behalf of, the record stockholder. The demand should set forth, fully and correctly, the record stockholder’s name as it appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, and in the case of uncertificated shares, should specify the stockholder’s mailing address and the number of shares registered in the stockholder’s name. The demand must state that the person intends thereby to demand appraisal of the stockholder’s shares in connection with the merger. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of our common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of our common stock. If you hold your shares of our common stock through a bank, brokerage firm or other nominee and you wish to exercise your appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee and obtaining notice of the effective date of the merger.

If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner or owners. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of our common stock as a nominee for others, may exercise his or her right of appraisal with respect to shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the record owner. If a stockholder holds shares of our common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record owner.

Within 10 days after the effective time of the merger, the surviving corporation in the merger must give notice of the date that the merger became effective to each of the Company’s record stockholders who has complied with Section 262 of the DGCL and who did not vote in favor of the merger proposal. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the stockholder’s demand and accept the merger consideration specified by the merger agreement for that holder’s shares of our common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value of his, her or its shares of our common stock determined in any such appraisal proceeding, which value may be less than, equal to or more than the merger consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all such stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of our common stock to initiate all necessary petitions to perfect their appraisal rights in respect of shares of our common stock within the time prescribed in Section 262 of the DGCL and the failure of a stockholder to file such a petition within the period specified in Section 262 of the DGCL could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly complied with the requirements of Section 262 of the DGCL and who did not vote in favor of the merger proposal will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of our common stock not voted in favor of the merger proposal and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A person who is the beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached. After notice to stockholders who have demanded appraisal from the Register in Chancery, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery will conduct a hearing upon the petition and determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided by Section 262 of the DGCL. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of our common stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Additionally, because our common stock will have been publicly listed on the NYSE, the Delaware Court of Chancery is required under Section 262 of the DGCL to dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock or (2) the value of the consideration provided in the merger for such total number of shares of common stock exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (1) the difference, if any, between the amount paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value that may be less than, equal to or more than the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of our common stock is less than the merger consideration. In determining “fair value”, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of our common stock, other than with respect to payment as of a record date prior to the effective time of the merger. If no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be deemed to have been converted at the effective time of the merger into the right to receive the $30.00 cash payment (without interest) for his, her or its shares of our common stock pursuant to the merger agreement. Inasmuch as the Company has no obligation to file such a petition, and the Company has no present intention to do so, any holder of shares of our common stock who desires such a petition to be filed is advised to file it on a timely basis. A stockholder will fail to perfect or effectively lose the right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 of the DGCL and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL will result in the loss of a stockholder’s statutory appraisal rights.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own shares of General Cable stock in “street name,” your broker or bank should have notified you that your household will receive only one proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials. This practice is known as “householding.” Unless you responded that you did not want to participate in householding, you may have been deemed to have consented to the process. Householding benefits both you and General Cable because it reduces the volume of duplicate information received at your household and helps General Cable reduce expenses and conserve natural resources.

Stockholders of record who have the same address will receive only one copy of the proxy statement and annual report to stockholders or Notice of Internet Availability of Proxy Materials if each person in the household has previously consented to receiving only a single set of General Cable’s proxy materials.

If you would like to receive your own set of General Cable’s proxy materials for the special meeting or in the future, or if you share an address with another General Cable stockholder and together both of you would like to receive only a single set of General Cable’s proxy materials, please contact Broadridge at (866) 540-7095. The request must be made by each person in the household. The revocation of your consent to householding will be effective 30 days following its receipt.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed, we expect to hold an annual meeting of stockholders in 2018 for the fiscal year ending December 31, 2017, which we refer to as the 2018 Annual Meeting.

The deadline to receive Stockholder proposals under Rule 14a-8 of the Exchange Act to be considered for inclusion in the Company’s 2018 proxy statement for the 2018 Annual was December 4, 2017 (which is 120 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the prior year’s annual meeting of stockholders). If the date of the 2018 Annual Meeting is changed by more than 30 days from the anniversary date of the previous year’s annual meeting on May 18, 2017, then the deadline will be a reasonable time before we begin to print and mail proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Stockholder proposals submitted for consideration at the 2018 Annual Meeting but not submitted for inclusion in the Company’s proxy statement for the 2018 Annual Meeting pursuant to Rule 14a-8, including stockholder nominations for candidates for election as directors, must be made 60 days or more before the date of the 2018 Annual Meeting. All proposals must be communicated in writing to our Secretary at our principal office, 4 Tesseneer Drive, Highland Heights, Kentucky 41076, Attn: Secretary. In no event shall adjournment or postponement of the 2018 Annual Meeting or the announcement thereof commence a new time period for the giving of such notice.

Each stockholder shall also comply with all applicable requirements of state law and the Exchange Act and the rules and regulations promulgated thereunder and the Company’s bylaws with respect to the matters set forth above. Nothing above mentioned shall be deemed to affect the right of the Company to omit a proposal from the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. You are advised to review the Company’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. You can obtain a copy of the bylaws by writing to our Secretary at our principal office, 4 Tesseneer Drive, Highland Heights, Kentucky 41076 Attn: Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Company’s public filings are also available in electronic format to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You can also review the Company’s SEC filings on its web site at www.generalcable.com. Information included on the Company’s website is not a part of this proxy statement.

The SEC allows the Company to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information contained directly in this proxy statement. This proxy statement incorporates by reference the documents described below that the Company has previously filed with the SEC, as well as the annexes to this proxy statement. These documents contain important information about the Company and its financial condition.

The following documents listed below that the Company has previously filed with the SEC are incorporated by reference:

•	Annual Report on Form 10-K, for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017, filed with the SEC on May 5, 2017; Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the SEC on August 3, 2017 (as amended by Amendment No.1 on Form 10-Q/A, filed with the SEC on October 20, 2017); and Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2017, filed with the SEC on November 2, 2017; and

•	Current Report on Form 8-K, filed with the SEC on January 26, 2017; Current Report on Form 8-K, filed with the SEC on May 23, 2017; Current Report on Form 8-K, filed with the SEC on May 23, 2017 (as amended by Current Report on Form 8-K/A, filed with the SEC on August 14, 2017); Current Report on Form 8-K, filed with the SEC on May 25, 2017; Current Report on Form 8-K, filed with the SEC on July 17, 2017; Current Report on Form 8-K, filed with the SEC on December 4, 2017; and Current Report on Form 8-K, filed with the SEC on January 3, 2018.

All documents that the Company files pursuant to Sections 13(a), 13(c), 14 or 15(d) under the Exchange Act from the date of this proxy statement to the date on which the special meeting is held, including any adjournments or postponements, shall also be deemed to be incorporated by reference in this proxy statement. Notwithstanding anything herein to the contrary, any information furnished under Item 2.02 or Item 7.01 of the Company’s Current Reports on Form 8-K and any other information which is furnished, but not filed with the SEC, is not incorporated herein by reference.

You may obtain any of the documents incorporated by reference from the SEC’s public reference room or the SEC’s Internet website described above. Documents incorporated by reference in this proxy statement are also available from the Company without charge, excluding all exhibits unless specifically incorporated by reference in such documents. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from the Company at the following address:

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Telephone: (859) 572-8000

Attn: Secretary

If you would like to request documents, please do so by Friday, February 9, 2018 to receive them before the special meeting. If you request any incorporated documents, the Company will strive to mail them to you by first-class mail, or another equally prompt means, within one business day of receipt of your request.

You should rely only on the information contained in this proxy statement, including the annexes attached hereto or the information incorporated by reference herein, to vote your shares at the special meeting of Company stockholders. The Company has not authorized anyone to provide you with information that differs from that contained in this proxy statement. This proxy statement is dated January 16, 2018. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

PRYSMIAN S.p.A.,

ALISEA CORP.

and

GENERAL CABLE CORPORATION

Dated as of December 3, 2017

Page
Article I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-1
1.3.	Effective Time	A-2
Article II

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	Certificate of Incorporation of the Surviving Corporation	A-2
2.2.	Bylaws of the Surviving Corporation	A-2

Article III

Directors and Officers of the Surviving Corporation

3.1.	Directors of the Surviving Corporation	A-2
3.2.	Officers of the Surviving Corporation	A-2

Article IV

Effect of the Merger on Capital Stock; Exchange of Share Certificates

4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Share Certificates	A-3
4.3.	Treatment of Company Equity Awards	A-6
4.4.	Adjustments to Prevent Dilution	A-7

Article V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-7
5.2.	Representations and Warranties of Parent and Merger Sub	A-25

Article VI

Covenants

6.1.	Interim Operations	A-28
6.2.	Acquisition Proposals; Change of Recommendation	A-31
6.3.	Proxy Statement Filing; Information Supplied	A-34
6.4.	Company Stockholders Meeting	A-35
6.5.	Cooperation; Status; Antitrust Matters	A-35
6.6.	Information; Access and Reports	A-37

A-i

6.7.	Stock Exchange Delisting	A-38
6.8.	Publicity	A-38
6.9.	Employee Benefits	A-38
6.10.	Expenses	A-40
6.11.	Indemnification; Directors’ and Officers’ Insurance	A-40
6.12.	Stockholder Litigation	A-42
6.13.	DOJ Agreement	A-42
6.14.	Other Actions by the Company	A-42
6.15.	Adoption by Sole Stockholder of Merger Sub	A-42
6.16.	Financing Cooperation	A-42
6.17.	Treatment of Outstanding Debt	A-43

Article VII

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	A-45
7.2.	Conditions to Obligations of Parent and Merger Sub	A-46
7.3.	Conditions to Obligation of the Company	A-47

Article VIII

Termination

8.1.	Termination	A-47
8.2.	Effect of Termination and Abandonment	A-48

Article IX

Miscellaneous and General

9.1.	Survival	A-50
9.2.	Modification or Amendment	A-50
9.3.	Waiver	A-50
9.4.	Counterparts	A-50
9.5.	Governing Law and Venue; Waiver of Jury Trial; Specific Performance	A-50
9.6.	Notices	A-51
9.7.	Entire Agreement	A-52
9.8.	No Third-Party Beneficiaries	A-52
9.9.	Obligations of Parent and of the Company	A-52
9.10.	Transfer Taxes	A-53
9.11.	Definitions	A-53
9.12.	Severability	A-53
9.13.	Interpretation; Construction	A-53
9.14.	Successors and Assigns	A-53

Annex A	Defined Terms	AA-1

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 3, 2017, is by and among Prysmian S.p.A., a company organized under the laws of the Republic of Italy (“Parent”), Alisea Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and General Cable Corporation, a Delaware corporation (the “Company,” with the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger, pursuant to and in accordance with the provisions of the Delaware General Corporation Law, as may be amended from time to time (the “DGCL”);

WHEREAS, the board of directors of Parent has unanimously approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has unanimously determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole stockholder, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the sole stockholder of Merger Sub;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the DGCL.

1.2. Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 9:00 a.m. (New York time) on the third (3rd) Business Day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII

(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “Business Day” means any day ending at 11:59 p.m. (New York time) other than a Saturday or Sunday or a day on which banks in the County of New York, New York are required or authorized to close.

1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Corporation

2.1. Certificate of Incorporation of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Exhibit A to this Agreement, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Charter”) until thereafter amended as provided therein or as provided by applicable Law.

2.2. Bylaws of the Surviving Corporation. The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”) until thereafter amended as provided therein or as provided by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1. Directors of the Surviving Corporation. The parties hereto shall take all actions necessary so that the directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

3.2. Officers of the Surviving Corporation. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the DGCL, the Charter and the Bylaws.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Share Certificates

4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties and (ii) Shares that are owned by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (the Shares referred to in clause (ii), “Dissenting Shares,” and the Shares referred to in clauses (i) and (ii), collectively, “Excluded Shares”)) shall be converted into the right to receive $30.00 per Share in cash, without interest (the “Merger Consideration”). At the Effective Time, all of the Shares converted into the right to receive the Merger Consideration pursuant to this Section 4.1(a) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate formerly representing any of the Shares (each, a “Share Certificate”) or otherwise if the Company then has Shares which are not certificated, the applicable number of uncertificated Shares represented by book-entry (the “Book-Entry Shares”) (in each case, other than Excluded Shares) shall thereafter represent only the right to receive the Merger Consideration, without interest.

(b) Cancellation of Certain Excluded Shares; Certain Subsidiary Owned Shares. Each Excluded Share (other than any Converted Share) shall, by virtue of the Merger and without any action on the part of the holder of such Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(g). Each Share issued and outstanding immediately prior to the Effective Time that is owned by any direct or indirect wholly owned Subsidiary of the Company or Parent (other than Merger Sub) ( the “Converted Shares”) shall be converted into such number of shares of common stock of the Surviving Corporation such that each such Subsidiary’s ownership percentage in the Surviving Corporation immediately after the Effective Time is the same as such Subsidiary’s ownership percentage in the Company immediately prior to the Effective Time (after taking into account the conversion of Merger Sub common stock pursuant to Section 4.1(c)).

(c) Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2. Exchange of Share Certificates.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent and Merger Sub shall appoint a bank or trust company reasonably acceptable to the Company to serve as the paying agent (the “Paying Agent”) and shall enter into an agreement reasonably acceptable to the Company relating to the Paying Agent’s responsibilities with respect to this Agreement.

(b) Deposit of Merger Consideration. At or prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent, cash in U.S. Dollars sufficient to pay the aggregate Merger Consideration (other than in respect of Excluded Shares) under Section 4.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. Pending its disbursement in accordance with this Section 4.2, the Payment Fund shall be invested by the Paying Agent, if so directed by Parent or Merger Sub. Any such investment, if made, must be made in (i) short-term direct obligations of the United States of America, (ii) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of Shares to receive the Merger Consideration as provided herein. Payments to holders in respect of each Company Option, Company RSU Award and Company PSU Award (collectively, the “Company Equity Awards”) shall be paid through the Company’s or the Surviving Corporation’s applicable payroll procedures following the Effective Time at such time as such awards are payable.

(c) Procedures for Surrender.

(i) Promptly after the Effective Time (and in any event within five Business Days thereafter), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) (A) a notice advising such holders of the effectiveness of the Merger, (B) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or transfer of the Book-Entry Shares to the Paying Agent, such materials to be in such form and have such other provisions as Parent desires with approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”), and (C) instructions for effecting the surrender of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares to the Paying Agent in exchange for payment of the aggregate Merger Consideration to which such holders are entitled pursuant to the terms of this Agreement.

(ii) Upon surrender to the Paying Agent of Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, together with, in the case of Share Certificates, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required, the holder of such Share Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor, and the Paying Agent shall be required to deliver to each such holder, a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) of cash that such holder has the right to receive pursuant to Section 4.1(a).

(iii) No interest will be paid or accrued on any amount payable upon surrender of any Shares.

(iv) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Share Certificates may be issued to such transferee if the Share Certificates formerly representing such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance reasonably satisfactory to the Paying Agent.

(v) Notwithstanding anything to the contrary in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article IV. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such evidence, if any, as the Paying Agent may reasonably request), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, the Merger Consideration in respect of each such Share and the Book-Entry Shares of such holder shall forthwith be cancelled.

(d) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e) Termination of Payment Fund. Any portion of the Payment Fund (including the proceeds of any investments of the Payment Fund) that remains unclaimed by, or otherwise undistributed to, the holders of Share Certificates or Book-Entry Shares by the one year anniversary of the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) upon delivery of the Share Certificates (or affidavits of loss in lieu of the Share Certificates as provided in Section 4.2(f)) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. To the fullest extent permitted by Law, immediately prior to the date any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, such Merger Consideration shall become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. For the purposes of this Agreement, the term “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

(f) Lost, Stolen or Destroyed Share Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond reasonably sufficient to indemnify Parent and the Surviving Corporation against any claim that may be made against Parent or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Share Certificate a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(h)) equal to the number of Shares (other than Excluded Shares) represented by such lost, stolen or destroyed Share Certificate multiplied by the Merger Consideration.

(g) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive the Merger Consideration and holders of such Dissenting Shares shall be entitled to receive payments in accordance with the provisions of Section 262 of the DGCL, unless and until such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or otherwise loses such Person’s rights to receive payment under Section 262 of the DGCL. If any such Person fails to comply with the provisions of Section 262 of the DGCL or effectively withdraws or loses such right, such Dissenting Shares shall thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company shall give Parent notice of any written demands for appraisal of Shares promptly after receipt by the Company and shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands, or agree to do any of the foregoing.

(h) Withholding Rights. Each of Parent, the Company, Merger Sub, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable federal, state, local or foreign Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

4.3. Treatment of Company Equity Awards.

(a) Treatment of Company Options. At the Effective Time, each then outstanding option to purchase Shares (a “Company Option”) granted under the Stock Plans, whether vested or unvested, shall, automatically and without any action on the part of the holder thereof, fully vest and shall be cancelled and converted into the right to receive (without interest), within five Business Days following the Effective Time, an amount in cash equal to the product of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per Share of such Company Option. Each Company Option for which the exercise price per Share is equal to or greater than the Merger Consideration shall be cancelled at the Closing without payment of consideration.

(b) Treatment of Company RSU Awards. At the Effective Time, each then outstanding restricted stock unit award, including each such award that is subject to a performance-based vesting condition measured over a period of one year, and each deferred share, phantom stock unit, or other right to receive a Share or the cash value thereof (a “Company RSU Award”) granted under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into:

(i) if such Company RSU Award is held by a non-employee director, the right to receive (without interest), within five Business Days following the Effective Time (or at such later time as would not result in the imposition of a penalty under Section 409A of the Code), an amount in cash equal to (i) the number of Shares subject to such Company RSU Award multiplied by (ii) the Merger Consideration; or

(ii) if such Company RSU Award is not covered by clause (i) above, an award (a “Converted RSU Award”) representing the right to receive (without interest and less applicable withholding taxes) an amount in cash equal to (A) the number of Shares subject to such Company RSU Award multiplied by (B) the Merger Consideration. Each Converted RSU Award will be subject to the same terms and conditions (including payment timing, forfeiture, vesting and acceleration provisions) that were applicable to the related Company RSU Award immediately prior to the Effective Time; provided, that as of the Effective Time, (a) any performance-based vesting condition measured over a period of one year shall be deemed satisfied and shall no longer apply and the applicable Converted RSU Award shall be subject solely to service-based vesting and (b) each Converted RSU Award shall vest on the earlier to occur of its originally scheduled vesting date and the date that is six months following the Closing Date, subject to continued employment with Parent and its Subsidiaries through such applicable date (or, upon such Continuing Employee’s earlier termination by Parent, the Surviving Corporation or any of their respective Affiliates without “cause” or by such Continuing Employee for “good reason” (as each such term is defined in the Company 2015 Stock Incentive Plan).

(c) Treatment of Company PSU Awards. At the Effective Time, each then outstanding performance-based stock unit award (other than any such award covered by Section 4.3(b)) (a “Company PSU Award”) granted under the Stock Plans shall, automatically and without any required action on the part of the holder thereof, be cancelled and converted into an award (each, a “Converted PSU Award”) representing the right to receive (without interest and less applicable withholding taxes), an amount in cash equal to (i) the number of Shares subject to such Company PSU Award determined in accordance with the immediately following sentence by the compensation committee of the Company Board (the “Compensation Committee”), multiplied by (ii) the Merger Consideration. For purposes of the immediately preceding sentence, the number of Shares subject to such Company PSU Award shall be determined, (1) for any Company PSU Award with a performance period commencing as of January 1, 2016, based on actual performance, as determined by the Compensation Committee as set forth on Section 4.3 of the Company Disclosure Schedule and (2) for any Company PSU Award with a performance period commencing as of January 1, 2017, based on performance deemed satisfied at the target level. Each Converted PSU Award will be subject to the same terms and conditions (including payment timing, forfeiture, vesting and acceleration provisions) that were applicable to the related Company PSU Award immediately prior to the Effective Time; provided, that as of the Effective Time, the performance-vesting conditions shall no longer apply and each Converted PSU Award shall be subject solely to service-based vesting.

(d) Employee Stock Purchase Plan. As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take all actions (including obtaining any necessary determinations and/or resolutions of the Company Board or the Compensation Committee and, if appropriate, amending the terms of the Company Employee Stock Purchase Plan (the “ESPP”)) that may be necessary or required under the ESPP and applicable law to ensure that (i) the offering period that is ongoing as of the date of this Agreement shall be the final offering period under the ESPP and each ESPP participant’s accumulated contributions under the ESPP shall be used to purchase Shares in accordance with the ESPP at the earlier of (x) the end of such offering period and (y) the trading date that is five Business Days prior to the Closing Date, (ii) no additional purchase rights shall be granted under the ESPP, (iii) participants in the ESPP shall be prohibited from increasing their payroll deductions from those in effect on the date of this Agreement, and (iv) the ESPP shall terminate in its entirety at the Effective Time and no further rights shall be granted or exercised under the ESPP thereafter.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the Company Board and the Compensation Committee, as applicable, shall adopt any resolutions and take any other actions that are necessary to effectuate the treatment of the Company Equity Awards pursuant to Sections 4.3(a) through 4.3(d). The Company shall take all actions necessary to ensure that, from and after the Effective Time, neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Equity Awards. The Surviving Corporation shall, subject to Section 4.2(h), pay through its payroll systems the amounts due pursuant to Section 4.3(a), Section 4.3(b) and Section 4.3(c).

4.4. Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, the number of Shares or securities convertible or exchangeable into or exercisable for Shares shall have been changed into a different number of Shares or securities, or a different class, by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization or other similar transaction, the Merger Consideration shall be equitably adjusted to provide the holders of Shares and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 4.4 shall be construed to permit the Company or any Subsidiary of the Company to take any action otherwise prohibited by the terms of this Agreement.

ARTICLE V

Representations and Warranties

5.1. Representations and Warranties of the Company. Except as set forth in the Company Reports filed by the Company with the SEC since December 31, 2015 and publicly available prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor or “forward-looking statements” section or any similar section to the extent they are cautionary, predictive or forward-looking nature) or in the correspondingly numbered sections or subsections of the disclosure schedule delivered to Parent and Merger Sub by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. The Company is a legal entity duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be in good standing or to have such power or authority would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Company is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept or a similar concept) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to (i) have, individually or in the aggregate, a Material Adverse Effect or (ii) prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. The Company has made available to Parent prior to the date of this Agreement true, correct and complete copies of the Company’s and its material Subsidiaries’ certificates of incorporation and bylaws or comparable governing documents, each as amended to the date of this Agreement, and each as so disclosed is in full force and effect.

As used in this Agreement: (i) the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, and (ii) the term “Material Adverse Effect” means any change, effect, event, occurrence or development that is materially adverse to the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence or development to the extent resulting from the following shall constitute a Material Adverse Effect or be taken into account in determining whether a Material Adverse Effect has occurred, is occurring or would be occurring:

(A) changes in the economy or financial, debt, credit or securities markets generally in the United States or anywhere else where the Company and its Subsidiaries operate, where any product designed, manufactured, marketed, sold or distributed by the Company or any of its Subsidiaries (“Products”) are designed, manufactured, marketed, sold or distributed or where any services provided by the Company or any of its Subsidiaries (“Services”) are provided, including changes in interest or exchange rates, commodity prices, fuel costs or electricity costs;

(B) changes generally affecting the industries or geographic regions in the United States or elsewhere in which the Company and its Subsidiaries operate or where Products are designed, manufactured, marketed, sold or distributed or Services are provided;

(C) changes or proposed changes in United States generally accepted accounting principles (“U.S. GAAP”) or other accounting standards or interpretations thereof or in any Law, or interpretations thereof;

(D) changes in any political conditions, acts of war (whether or not declared), hostilities, military actions or acts of terrorism, or any escalation or worsening of the foregoing;

(E) weather conditions or acts of God (including storms, earthquakes, tsunamis, tornados, hurricanes, pandemics, floods, droughts or other natural disasters);

(F) any capital market conditions, in each case in the United States or elsewhere;

(G) a decline in the price or trading volume of the Shares on the New York Stock Exchange (“NYSE”) or any other securities market or in the trading price of any other securities of the Company or any of its Subsidiaries or any change in the ratings or ratings outlook for the Company or any of its Subsidiaries; provided, that the exception in this clause (G) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such decline, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(H) any failure by the Company to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings, cash flow or cash position or other financial, accounting or operating measures or metrics (whether such projections, forecasts, estimates or predictions were made by the Company or independent third parties) for any period; provided, that the exception in this clause (H) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such failure, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(I) the announcement on July 16, 2017 of the Company’s review of strategic alternatives or the announcement, pendency or consummation of this Agreement or the Merger, including the impact thereof on relationships with employees, customers, suppliers and distributors or other Persons, in each case other than with respect to a representation or warranty contained in this Agreement to the extent that the purpose of such representation or warranty is to address the consequences resulting from the announcement, execution and delivery of this Agreement or the pendency or consummation of the Merger or the performance of obligations under this Agreement;

(J) any action or claim made or brought by any of the current or former stockholders of the Company (or on their behalf or on behalf of the Company) against the Company or any of its directors or officers arising out of this Agreement or the Merger or the other transactions contemplated hereby;

(K) any action or inaction by the Company or its Subsidiaries taken or omitted to be taken at the express written request of Parent or Merger Sub or with the express written consent of Parent or Merger Sub or expressly required by this Agreement;

(L) the availability or cost of equity, debt or other financing to Parent or Merger Sub, provided, that the exception in this clause (L) shall not prevent or otherwise affect a determination that any change, effect, event, occurrence or development underlying such matter, to the extent not otherwise expressly excluded by other clauses of this definition, has resulted in a Material Adverse Effect;

(M) the identity of Parent or Merger Sub; or

(N) the existence of and compliance by the Company with the Non-Prosecution Agreement, dated as of December 22, 2016 (the “DOJ Agreement”), between the Company and the United States Department of Justice (“DOJ”), to the extent in accordance with the terms thereof;

provided, further, that, the exceptions in clauses (A) through (F) will not apply to the extent such change, effect, event, occurrence or development has a disproportionate adverse effect on the Company and its Subsidiaries compared to other companies operating in the copper, aluminum and fiber optic wire and cable industries.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 75,000,000 Shares and 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Shares”). As of the close of business on November 29, 2017, 50,058,714 Shares were outstanding and no Preferred Shares were outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than

5,576,922 Shares reserved for issuance under the Company 2015 Stock Incentive Plan (including all prior amendments and restatements thereto) and 837,510 Shares reserved for issuance under the Company Deferred Compensation Plan, in each case as amended and restated from time to time in accordance with its terms (together, the “Stock Plans”), and 1,959,024 Shares reserved for issuance under the ESPP, as of the close of business on November 29, 2017, the Company has no Shares or Preferred Shares reserved for issuance. As of the close of business on November 29, 2017, (i) 1,405,149 Shares were underlying outstanding Company Options, (ii) 897,086 Shares were underlying outstanding Company RSU Awards and (iii) 1,163,682 Shares were underlying outstanding Company PSU Awards (assuming settlement of outstanding Company PSU Awards based on maximum performance). All of the outstanding shares of capital stock or other voting securities of each of the Company’s Subsidiaries are owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien, other than transfer restrictions imposed by any applicable Law. Except (w) as set forth in this Section 5.1(b), (x) for securities issued after the date of this Agreement in compliance with Section 6.1(b), (y) pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 29, 2017 in accordance with the terms of such awards as in effect on the date hereof, and (z) for the subordinated convertible notes due 2029 of the Company (the “Subordinated Convertible Notes”), issued pursuant to the indenture dated as of December 18, 2009 among the Company, and U.S. Bank National Association, as trustee (the “Subordinated Convertible Notes Indenture”), there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Company, and there are no preemptive or similar rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, securities, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell to any Person any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (other than the Company or one or more of its wholly owned Subsidiaries) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries. Since the close of business on November 29, 2017 through the date hereof, no Shares (or any other securities or rights with respect to the Company described in the immediately preceding sentence) have been issued, except pursuant to the exercise or settlement of Company Equity Awards outstanding on or prior to the close of business on November 29, 2017 in accordance with the terms of the Stock Plans. Except for the Subordinated Convertible Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations, the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company is not a party to any shareholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any voting or equity interests in the Company or any other agreement relating to the disposition, voting or dividends with respect to any voting or equity interests in the Company. As of the date of this Agreement, the aggregate outstanding principal amount of the Subordinated Convertible Notes is $429,500,000. The “Conversion Rate” (as defined in the Subordinated Convertible Notes Indenture) equals (i) 32.5784 shares of “Common Stock” (as defined in the Subordinated Convertible Notes Indenture) for each $1,000 principal amount of Subordinated Convertible Notes (not taking into account the declaration and payment of the Company’s declared quarterly dividend to be paid on December 29, 2017, and (ii) 32.8141 shares of “Common Stock” (as defined in the Subordinated Convertible Notes Indenture) for each $1,000 principal amount of Subordinated Convertible Notes (taking into account the declaration and payment of the Company’s declared quarterly dividend to be paid on December 29, 2017).

(ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth as of the date of this Agreement (A) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, together with the jurisdiction of incorporation or formation of each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (B) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, together with the jurisdiction of incorporation or formation of each such Person. None of the Company’s Subsidiaries owns any Shares.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) The Company Board has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, and approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its outside financial advisor, J.P. Morgan Securities LLC, dated as of the date of this Agreement, substantially to the effect that, as of the date of such opinion and subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Merger Consideration to be received by the holders of Shares in the Merger pursuant to this Agreement is fair, from a financial point of view to such holders. The Company shall, promptly following the execution and delivery of this Agreement by all parties, deliver a copy of such opinion to Parent solely for information purposes, it being understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations.

(i) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any (A) federal, state, local, municipal, foreign or other government; (B) governmental, quasi-governmental, supranational or regulatory authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body and any court or other tribunal); (C) self-regulatory organization (including NYSE); or (D) arbitral tribunal (each, a “Governmental Authority”) other than (1) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (2) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) compliance with any applicable requirements of any other Antitrust Laws (including the filing of a joint voluntary notice with the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to the Defense Production Act of 1950 (including Section 721 thereof, and the regulations promulgated thereunder (the “Exon-Florio Amendment”)) and the filing of a notice of an intended sale or transfer to a foreign person with the U.S. Department of State Directorate of Defense Trade Controls (“DDTC”) under International Traffic in Arms Regulations (“ITAR”) §122.4(b) (if deregistration from DDTC has not been completed)), (4) compliance with any applicable requirements of the DOJ Agreement, (5) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (6) compliance with any applicable rules of NYSE and (7) where failure to obtain such authorization or take any such action (A) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not and will not

(A) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.1(d)(i), conflict with or result in a violation or breach of any applicable Law, (C) assuming compliance with the matters referred to in Section 5.1(d)(i), require any consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, modification, cancellation or acceleration of any right or obligation or the loss of any benefit to which the Company and any of its Subsidiaries are entitled, under (I) any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each a “Contract”) binding upon the Company or any of its Subsidiaries or to which any of their respective properties, rights or other assets are subject or (II) any Company Permit governing the operation of the business of the Company or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien on any property or asset of the Company or any of its Subsidiaries, except in the case of clauses (B), (C) and (D) above, any such violation, breach, conflict, default, right, termination, modification, acceleration, cancellation, loss or Lien that (1) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (2) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements; Internal Controls.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act since December 31, 2015 (the “Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished to the SEC since the Applicable Date and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished (and, if amended, as of the date of such amendment) complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (and, if amended, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company is in compliance in all material respects with the applicable listing requirements of NYSE.

(iii) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) or 15d-15(e), as applicable, under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC. The Company maintains a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and each such deficiency, weakness or fraud so disclosed, if any, has been disclosed to Parent in writing prior to the date of this Agreement. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to such terms in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(iv) The consolidated financial statements included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present, or, in the case of consolidated financial statements included in or incorporated by reference into Company Reports filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and their consolidated statements of operations, comprehensive income, Company shareholders’ equity and cash flows for the respective periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP (except, in the case of the unaudited statements, to the extent permitted by the SEC) applied on a consistent basis during the periods involved, except as may be noted therein or in the notes thereto.

(v) As of the date hereof, except for amounts not in excess of the sum of (A) the amounts set forth on Section 5.1(e)(v) of the Company Disclosure Schedule and (B) $5,000,000 in the aggregate, there is no cash and cash equivalents held by any Subsidiary of the Company which is legally restricted from being transferred by such Subsidiary to the Company or any other Subsidiary of the Company.

(f) Absence of Certain Changes. (i) From and after December 31, 2016 through the date of this Agreement, the Company and its Subsidiaries have, except in connection with this Agreement and the transactions contemplated hereby, conducted their businesses in all material respects in the ordinary course of business consistent with past practice; (ii) since December 31, 2016, there has not been any change, effect, occurrence, event or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (iii) since September 30, 2017 and to the date of this Agreement, there has not been any action taken by the Company or its Subsidiaries that would have required the consent of Parent pursuant to Sections 6.1(b)(i), (ii), (iii), (v), (vi) or (viii), if such action had been taken after the date of this Agreement or any agreement by the Company or its Subsidiaries to take such action.

(g) Litigation and Liabilities.

(i) As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings (each, an “Action”) before any Governmental Authority to which the Company or any of its Subsidiaries is a party or any Action by any Governmental Authority against or involving the Company or its Subsidiaries, in each case that (A) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. As of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to any outstanding judgment, order, writ, injunction, decree or award of any Governmental Authority, except for those that (A) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (B) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

(ii) There are no obligations or liabilities of the Company or any of its Subsidiaries (whether accrued, contingent or otherwise) that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries other than:

(A) obligations or liabilities to the extent disclosed, reflected or reserved against in the consolidated balance sheet of the Company for the quarterly period ended September 30, 2017 (or any notes thereto);

(B) obligations or liabilities arising in connection with the transactions contemplated by this Agreement;

(C) obligations or liabilities incurred in the ordinary course of business since September 30, 2017;

(D) executory obligations arising from any Contract entered into in the ordinary course of business (none of which results from or was caused by a breach of any such Contract); or

(E) obligations or liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) The statements and information set forth in Section 5.1(g)(iii) of the Company Disclosure Schedule are true, correct and complete in all material respects.

As used in this Agreement, the term “Knowledge” means, when used with respect to the Company, the actual knowledge, after due inquiry of their direct reports, of the persons listed on Section 5.1(g)(ii) of the Company Disclosure Schedule.

(h) Employee Benefits.

(i) Section 5.1(h)(i) of the Company Disclosure Schedule sets forth an accurate and complete list, as of the date of this Agreement, of all material Benefit Plans, including Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (the “Non-U.S. Benefit Plans”). For purposes of this Agreement, (A) “Benefit Plans” means all benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”), current or former directors of the Company, and current or former consultants of the Company and its Subsidiaries who are natural persons, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, the Stock Plans, and all other employment, consulting (to the extent related to a natural person), retirement, termination or change in control agreements, supplemental retirement, profit sharing, deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock-based incentive, bonus, insurance, medical, welfare, fringe or other plans, contracts, policies or arrangements providing for benefits or remuneration of any kind, whether or not written and whether or not material, and (B) “U.S. Benefit Plans” means all Benefit Plans that are not Non-U.S. Benefit Plans. With respect to each material Benefit Plan listed on Section 5.1(h)(i) of the Company Disclosure Schedule, the Company has provided or made available to Parent, to the extent applicable, true and complete copies of: (1) the plan document (or, if such Benefit Plan is not in writing, a written description of the material terms thereof) and all material amendments thereto, (2) the summary plan description, (3) any related trust agreements, insurance contracts or other funding arrangements, (4) the most recent audited financial statements and actuarial or other valuation report prepared with respect thereto, (5) the most recent annual report on Form 5500 required to be filed with the Internal Revenue Service (the “IRS”) with respect thereto, and (6) the most recently received IRS determination letter or opinion letter (as to qualified plan status).

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all U.S. Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), are, and have been operated, in compliance in all respects with ERISA, the Code and other applicable Laws; and (B) each U.S. Benefit Plan subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA intended to be qualified under Section 401(a) of the Code, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such favorable determination or opinion letter within the applicable remedial amendment period under Section 401(b) of the Code, and there are no circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all contributions or other amounts payable by the Company or any Subsidiary with respect to each U.S. Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with U.S. GAAP on the Company Reports, and (B) there are no pending or, to the Knowledge of the Company, threatened claims (other than routine claims for benefits) or proceedings by a Governmental Authority by, on behalf of or against any U.S. Benefit Plan or any trust related thereto.

(iv) Neither the Company nor any of its Subsidiaries has or is expected to incur any liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate. Each Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code is listed on Section 5.1(h)(iv) of the Company Disclosure Schedule and except as would not be material to the Company and its Subsidiaries taken as a whole: (A) each such Benefit Plan satisfies all minimum funding requirements under Sections 412, 430 and 431 of the Code and Sections 302, 303 and 304 of ERISA, whether or not waived; (B) no Lien in favor of any such Benefit Plan has arisen under Section 430(k) of the Code or Section 303(k) of ERISA; (C) such Benefit Plan is not in “at risk status” within the meaning of Section 430(i) of the Code or Section 303(i) of ERISA; and (D) the Company has delivered or made available to Parent a copy of the most recent actuarial valuation report for such Benefit Plan and such report is complete and accurate. Neither the Company nor any ERISA Affiliate has participated in or contributed to, or been obligated to contribute to any Multiemployer Plan in the last six (6) years. No Benefit Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means any entity which is considered one employer with the Company under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

(v) Neither the Company nor any of its Subsidiaries has any obligations for retiree or post-employment health and life benefits under any ERISA Plan or collective bargaining agreement, other than coverage mandated by applicable Law or continued health and life benefits coverage following a termination of employment for a period not to exceed three years.

(vi) Neither the execution of this Agreement, stockholder or other approval of this Agreement nor the consummation of the transactions contemplated hereby would, whether alone or in combination with another event, except as required by Law, (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, (B) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to, any of the Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent and its Subsidiaries to merge, amend or terminate any of the Benefit Plans or (D) result in payments under any of the Benefit Plans that would not be deductible under Section 280G of the Code.

(vii) Neither the Company nor any Subsidiary has any obligation to provide, and no Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(viii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) all Non-U.S. Benefit Plans are, and have been operated in compliance in all respects with applicable Law, (B) all liabilities of the Company and its Subsidiaries with respect to any such Non-U.S. Benefit Plan are funded or secured by an insurance policy to the extent required by applicable Law or the plan terms or have been accrued to the extent required by U.S. GAAP or other applicable accounting rules, (C) there is no pending or, to the Knowledge of the Company, threatened litigation relating to Non-U.S. Benefit Plans, and (D) each Non-U.S. Benefit Plan, if intended to qualify for special tax treatment, meets all the requirements for such treatment.

(i) Compliance with Laws; Company Permits.

(i) Compliance with Laws. Except as (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement, (A) since the December 31, 2014, the businesses of each of the Company and its Subsidiaries have been, and are being, conducted in compliance with all applicable federal, state, local, territorial, provincial, municipal, regional, foreign or supranational laws, statutes, codes, treaties and ordinances, common law, and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards and agency requirements of any Governmental Authority (collectively, “Laws”), (B) as of the date of this Agreement, no investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened and (C) as of the date of this Agreement, the Company has not received any written notice or written communication from any Governmental Authority of any noncompliance with any Laws that has not been cured as of the date of this Agreement.

(ii) Permits. Except as (x) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (y) would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement, (A) the Company and its Subsidiaries hold all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders (including all product certifications) issued or granted by any Governmental Authority (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties or other assets and to conduct their businesses in the manner in which they conduct them, (B) all such Company Permits are valid and in full force and effect, (C) the Company and its Subsidiaries are in compliance with such Company Permits and (D) as of the date of this Agreement, there is not pending or, to the Company’s Knowledge, threatened any administrative or judicial proceeding that would reasonably be expected to result in any suspension, adverse modification, revocation or cancellation of any of the Company Permits.

(j) Material Contracts.

(i) Except for Contracts (including all amendments and modifications thereto) filed as exhibits to the Company Reports as of the date of this Agreement, any Benefit Plan or as set forth in Section 5.1(j)(i) of the Company Disclosure Schedule, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by any Contract (a Contract described by clauses (A) through (I) of this Section 5.1(j)(i), including Contracts and all amendments and modifications thereto filed or required to be filed as exhibits to the Company Reports, being hereinafter referred to as a “Material Contract”):

(A) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(B) that contains any noncompete or exclusivity provisions to which the Company or any of its Subsidiaries is subject that materially restrict the Company or any of its Subsidiaries with respect to any line of business or geographic area, or which materially restricts (or would materially restrict, on its face, following the consummation of the Merger, the Surviving Corporation or any of its Subsidiaries) the conduct of any line of business by the Company or any of its Subsidiaries or any geographic area in which the Company or any of its Subsidiaries conducts business;

(C) involving the payment or receipt (or which reasonably would be expected to involve payments or receipt) of amounts of more than $7,500,000 per year or $15,000,000 in the aggregate, in each case, over the remaining term of the applicable Contract;

(D) that contains any “most favored nation” or most favored customer provision, or rights of first or last offer, negotiation or refusal with respect to any material assets of the Company or any of its Subsidiaries, in each case, to which the Company or any of its Subsidiaries is subject, in each case to a degree that is material to the Company and its Subsidiaries, taken as a whole;

(E) that provides for a material partnership, joint venture, collaboration or similar material arrangement (in each case, other than with respect to wholly owned Subsidiaries of the Company);

(F) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing Indebtedness of any Person in excess of $5,000,000 or relating to the pledge, mortgage or other grant of security interests in any material assets of the Company or any of its Subsidiaries including, without limitation, the Senior Notes Indenture and the Subordinated Convertible Notes Indenture, and except for (i) any Contract solely among or between the Company and any of its wholly owned Subsidiaries, (ii) any surety or performance bond, letter of credit or similar Contract entered into in the ordinary course of business and (iii) any Contract that is immaterial to the Company and its Subsidiaries, taken as a whole;

(G) that includes a minimum purchase, “earnout” or other contingent, deferred or fixed payment obligation of the Company and its Subsidiaries that is material to the Company or any of its Subsidiaries, taken as a whole;

(H) that is a Material Real Property Lease;

(I) with a Governmental Authority other than Company Permits and sales or supply agreements entered into in the ordinary course of business;

(J) (1) pursuant to which a third party has granted to the Company or any of its Subsidiaries a license, covenant not to sue, or other right to any Intellectual Property Rights that are material to the conduct of business of the Company or any of its Subsidiaries, other than any non-exclusive rights for off-the-shelf software that is generally available on a commercial basis; or (2) pursuant to which the Company or any of its Subsidiaries has granted a third party a license, covenant not to sue, or other right to any material Registered Intellectual Property, other than nonexclusive licenses granted to (I) customers in the ordinary course of business and (II) contractors or consultants to facilitate the provision of services for or on behalf of the Company or any of its Subsidiaries;

(K) that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $3,000,000 (other than the Stock Plans);

(L) entered into since January 1, 2014 that provides for the acquisition or disposition of all or part of a business with respect to which the Company or any of its Subsidiaries has made or received, or reasonably expects to make or receive, payments in excess of $5,000,000; or

(M) that is a Contract for any hedge, swap or other derivative transaction pursuant to which the Company or any of its Subsidiaries has potential exposure of $10,000,000 or more.

(ii) The Company has made available to Parent prior to the date of this Agreement accurate and complete copies of all written Material Contracts required to be identified in Section 5.1(j)(i) of the Company Disclosure Schedule, including all amendments thereto, as in effect as of the date of this Agreement.

(iii) As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or any of its Subsidiaries party thereto, enforceable against the Company or any of its

Subsidiaries and, to the Knowledge of the Company, each other party thereto in accordance with its terms, and is in full force and effect, subject in each case to the Bankruptcy and Equity Exception (and subject to the termination or expiration of any such Material Contract after the date of this Agreement in accordance with its terms, other than as a result of any breach or default by the Company or any of its Subsidiaries). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, as of the date of this Agreement, no other party thereto, is (or, with or without notice or lapse of time would be) in default or breach under the terms of any such Material Contract and no event has occurred (with respect to defaults or breaches by any other party thereto, to the Knowledge of the Company, as of the date of this Agreement) that (with or without notice or lapse of time) will, or would reasonably be expected to (A) constitute such a violation or breach, (B) give any Person the right to accelerate the maturity or performance of any Material Contract or (C) give any Person the right to cancel, terminate or modify in a manner adverse to the Company any Material Contract.

(iv) For the purposes of this Agreement (A)“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a second Person, and (B) “Indebtedness” shall mean, with respect to any Person, without duplication, as of the date of determination (i) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person incurred in the ordinary course of business), (iv) all lease obligations of such Person capitalized on the books and records of such Person, (v) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby have been assumed, (vi) all obligations of such Person under interest rate, currency, commodity or other derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (vii) all letters of credit or performance bonds issued for the account of such Person, to the extent drawn upon, and (viii) all guarantees and keepwell arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

(k) Real Property.

(i) Title to Real Property; Liens.

(A) Leased Real Property. Except as has not been, and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole: (1) the Company or its applicable Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens; (2) there exists no default or event of default under any of the Real Property Leases (or any event that with notice or lapse of time or both would become a default) on the part of the Company or any of its Subsidiaries (as applicable) or, to the Knowledge of the Company, as of the date of this Agreement, any other party; (3) the Company or its applicable Subsidiary has not (A) subleased, licensed, or otherwise granted any Person the right to use or occupy any Leased Real Property or any portion thereof or (B) collaterally assigned or granted any other security interests in any Real Property Lease or any interest therein; and (4) there are no Liens on the estate or interests created by any such Real Property Lease, except Permitted Liens.

(B) Owned Real Property. Set forth on Section 5.1(k)(i)(B) of the Company Disclosure Schedule is an accurate and complete list of all land, buildings and improvements and other real property owned by the Company or any of its Subsidiaries as of the date of this Agreement (the “Owned Real Property”). Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company or its applicable Subsidiary has good and valid title to all the Owned Real Property, free and clear of all Liens, except Permitted Liens. Except as has not been, and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its

Subsidiaries, taken as a whole: (1) the Company or its applicable Subsidiary has not leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof; and (2) other than the right of Parent pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property, any portion thereof or any interest therein.

(C) For purposes of this Agreement:

a.	“Leased Real Property” shall mean the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company or any of its Subsidiaries under the Real Property Leases.

b.	“Lien” shall mean any mortgage, lien, pledge, charge, security interest, deed of trust, UCC, right of first refusal, easement, or similar encumbrance in respect of any property or asset, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset.

c.	“Permitted Liens” shall mean: (1) Liens for current Taxes or assessments that are (x) not yet due or delinquent or (y) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with U.S. GAAP prior to the date of this Agreement; (2) statutory liens or landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, workmen’s, materialmen’s or repairmen’s liens or other like Liens arising or incurred in the ordinary course of business; (3) with respect to the Real Property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions that do not materially impair the use, occupancy or value of such Real Property, including any other agreements, conditions or restrictions that are shown by a current title report or other similar report or listing or implied by law, including easements for streets, alleys, highways, telephone lines, power lines, and railways, and all matters of public record, (B) any conditions that are apparent or revealed by a current survey or physical inspection, (C) zoning, building, subdivision or other similar requirements or restrictions and (D) Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the present use and operation of such property; (4) as to any Leased Real Property, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the use, occupancy or value of such Leased Real Property; and (5) Liens securing payment, or any obligation, with respect to outstanding indebtedness incurred in connection with the purchase of Owned Real Property so long as there is no event of default under such indebtedness; (6) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business; (7) non-exclusive licenses and similar non-exclusive rights granted with respect to Intellectual Property Rights; (8) Liens, charges, fees or assessments for business parks, industrial parks or other similar organizations not yet due or delinquent; and (9) Liens to the extent specifically disclosed or reflected on the consolidated balance sheet of the Company for the quarterly period ended September 30, 2017 (or any notes thereto).

d.	“Real Property” shall mean the Leased Real Property and the Owned Real Property.

e.	“Real Property Leases” shall mean the leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, under which the Company or any of its Subsidiaries uses or occupies or has the right to use of occupy any real property.

f.	“Material Real Property Leases” shall mean Real Property Leases requiring an annual payment in excess of $1,000,000.

(D) Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement there are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against any material Real Property.

(E) Except as has not been and is not reasonably likely to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, as of the date of this Agreement the Company has not received any written notice that its present use of the Real Property is not in conformity with all applicable Laws, rules, regulations and ordinances, including all applicable zoning Laws, ordinances and regulations and with all registered deeds, restrictions of record or other agreements affecting such Real Property.

(l) Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub made in Section 5.2(f), no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Company, Parent, Merger Sub, the Shares, this Agreement, the Merger or the other transactions contemplated by this Agreement. There is no stockholder rights plan or “poison pill” antitakeover plan in effect to which the Company or any of its Subsidiaries is subject, party to or otherwise bound. The Company Board has taken all action so that Parent will not be prohibited from entering into or consummating a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(m) Environmental Matters. Each of the Company and its Subsidiaries are, and since December 31, 2014 have been, in compliance with all applicable Environmental Laws, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted other than as has not had and would not be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, the Company and its Subsidiaries have not received any written claim, notice of violation or citation since December 31, 2014 concerning any violation or alleged violation of any applicable Environmental Law or any release of any Hazardous Substance during the past three years except for matters that have been resolved, are no longer outstanding or as have not had and would not otherwise be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, there are no legal actions, suits or proceedings pending or threatened concerning compliance by the Company or any of its Subsidiaries with any Environmental Law except for matters that have been resolved, are no longer outstanding or as have not had and would not otherwise be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Subsidiary is subject to any order, decree, injunction or other binding agreement with any Governmental Authority concerning liability or obligations under any Environmental Law. Notwithstanding any other representation or warranty in this Section 5.1 (other than the representations and warranties made in Section 5.1(e), Section 5.1(f)(ii) and Section 5.1(g)(ii)), the representations and warranties contained in this Section 5.1(m) constitute the sole representations and warranties of Company relating to any Environmental Law (other than the representations and warranties made in Section 5.1(e), Section 5.1(f)(ii) and Section 5.1(g)(ii)).

As used in this Agreement, (i) the term “Environmental Law” means any Law relating to the protection of the environment or human health and safety as it relates to any Hazardous Substance and (ii) the term “Hazardous Substance” means any material that is listed, regulated, classified or defined as hazardous, toxic or as a pollutant under any Environmental Law including, without limitation, any petroleum compounds, asbestos, or polychlorinated biphenyls.

(n) Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and each of its Subsidiaries (A) have duly and timely filed (taking into account any valid extension of time within which to file) all Tax Returns required to be filed by any of them, and all such filed Tax Returns are true, correct and complete, (B) have paid all Taxes that are required to be paid except for Taxes that are being contested in good faith in appropriate proceedings and for which reserves have been established in accordance with U.S. GAAP and (C) have complied with all applicable Laws (including information reporting requirements) relating to the payment, collection, withholding and remittance of Taxes, including with respect to amounts owing to or from any employee, creditor, customer or other third party.

(ii) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations with respect to any Tax Return or any Taxes, or any extension of time with respect to the assessment, deficiency, or collection of any Tax, in each case, that is currently effective.

(iii) There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries except (A) Liens for current Taxes not yet due and payable and (B) Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves have been established in accordance with U.S. GAAP. As of the date of this Agreement, no deficiency for any amount of Taxes has been proposed or asserted in writing or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid or unresolved in whole or in part. As of the date of this Agreement, there are not pending or threatened in writing any audits, suits, claims, examinations, investigations, or other proceedings in respect of Taxes or Tax matters.

(iv) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any of its Subsidiaries); (B) has any liability for the payment of any Tax imposed on any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any analogous or similar provision of state, local or foreign Tax Law; (C) has transferee or successor liability for Taxes of any other Person (other than the Company or any of its Subsidiaries) by operation of applicable Law; or (D) is a party to any Tax sharing, allocation or indemnification agreement other than any (1) agreement or arrangement solely among the Company and its Subsidiaries, or (2) customary gross-up and indemnification provisions in credit agreements, derivatives, leases, supply agreements or other commercial agreements entered into in the ordinary course of business and not primarily related to Taxes. In the last two years, neither the Company nor any of its Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local or foreign Law).

(v) Neither the Company nor any of its Subsidiaries has “participated” in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).

(vi) The accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the financial statements included in the Company Reports filed prior to the date of this Agreement are adequate in accordance with U.S. GAAP.

(vii) To the Knowledge of the Company, as of the date of this Agreement the statements, information and amounts set forth in Section 5.1(n)(vii) of the Company Disclosure Schedule are true, correct and complete.

As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, windfall, other profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, transfer, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, escheat, unclaimed property, occupancy and other taxes, duties, imposts, fees, levies or assessments of any nature whatsoever imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, claims for refunds, supporting material, information returns and similar filings) supplied or required to be supplied to a Tax authority relating to Taxes, including any attachments thereto and any amendments or supplements thereof.

(o) Labor Matters.

(i) Section 5.1(o)(i) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date of this Agreement of (1) any collective bargaining agreement or other agreement with a labor union, works council, public labor authority, or like organization that the Company or any of its Subsidiaries is a party to or otherwise bound by and (2) any pending or, to the Company’s Knowledge, threatened labor representation request with respect to any employee of the Company or any of its Subsidiaries. True and complete copies of all agreements listed on Section 5.1(o)(i) of the Company Disclosure Schedule have been provided or made available to Parent. To the Knowledge of the Company, as of the date of this Agreement, there are no labor union or works council organizing activities with respect to employees of the Company or any of its Subsidiaries. As of the date of this Agreement, there are no strikes, slowdowns, work stoppages or lockouts or other material labor disputes pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries.

(ii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, workers’ compensation, occupational safety and health, wages and hours, shifts organization, and overtime.

(iii) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date of this Agreement, none of the Company or any of its Subsidiaries is subject to, is a party to, or, to the Knowledge of the Company, has been threatened with any action, proceeding, dispute, grievance, arbitration, investigation before any Governmental Authority, charge or lawsuit relating to labor or employment matters involving any current or former employees of the Company or any of its Subsidiaries, including matters involving labor, employment, fair employment practices (including equal employment opportunity Laws), terms and conditions of employment, occupational safety and health, affirmative action, employee privacy, plant closings, wages and hours, shifts organization, and overtime. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened Action that has been asserted or instituted against the Company or any of its Subsidiaries by any Governmental Authority or any individual relating to the legal status or classification of an individual classified by the Company or any of its Subsidiaries as a non-employee (such as an independent contractor, a leased employee, a consultant or special consultant).

(p) Intellectual Property. Section 5.1(p)(i) of the Company Disclosure Schedule sets forth a complete and correct list of all Registered Intellectual Property owned by the Company or any of its Subsidiaries and used in the operation of the Company’s and its Subsidiaries’ business as of the date of this Agreement. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole:

(i) All items of Registered Intellectual Property required to be included on Section 5.1(p)(i) of the Company Disclosure Schedule are owned by the Company or a Subsidiary thereof, as applicable, free and clear of all Liens other than Permitted Liens, and to the extent issued or registered, all such Registered Intellectual Property is subsisting and, to the Company’s Knowledge, valid and enforceable.

(ii) The Company and its Subsidiaries have not since the Applicable Date infringed, misappropriated or otherwise violated, and does not currently infringe, misappropriate or otherwise violate, the Intellectual Property Rights of any third party. Since Applicable Date, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or currently infringes, misappropriates or otherwise violates any Intellectual Property Rights owned by the Company or any of its Subsidiaries.

(iii) The Company and its Subsidiaries have taken reasonable actions and have implemented reasonable policies and procedures designed to protect its and their trade secrets and confidential information and the integrity and continuous operation of its and their IT Assets. The IT Assets operate and perform in all material respects the functions that are necessary for the continued operation of the businesses of the Company and its Subsidiaries as currently conducted. Since the Applicable Date, the IT Assets have not materially malfunctioned or failed and are free from material bugs or other defects. No Person has gained unauthorized access to the IT Assets.

(iv) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have taken commercially reasonable measures to protect all Personal Data in its and their possession against unauthorized access or use, misuse, loss or damage and (ii) the Company and its Subsidiaries have since the Applicable Date complied with all applicable Laws, as well as their own rules, policies and procedures, relating to privacy, data protection and the collection, retention, protection, transfer, use and processing of all Personal Data, and, to the Knowledge of the Company, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Data.

For purposes of this Agreement, the following terms have the following meanings:

“Intellectual Property Rights” means any or all of the following in the world: (a) patents (including design patents) and utility models of any kind, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and all related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof, (b) rights in trademarks, service marks, trade names, corporate names, service names, symbols, logos, brands, trade dress, packaging design, slogans, Internet domain names, uniform resource locators, and other similar identifiers of origin, in each case whether or not registered, and any and all common law rights thereto, and registrations and applications for registration thereof and any goodwill associated therewith, (c) published and unpublished works of authorship whether or not registered or sought to be registered, copyrights in and to the foregoing, together with all common law rights therein, and any applications and registrations therefor and (d) trade secrets and any intellectual property or proprietary rights in or to any know-how or confidential information.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation, in each case, owned by the Company or any of its Subsidiaries and used in their respective businesses.

“Personal Data” means any information about an identifiable individual that alone or in combination with other information could be used to identify an individual, including: (i) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, social insurance number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information that allows the identification of or contact with a natural person and for greater certainty includes all such information with respect to employees and (ii) any (A) persistent identifier, such as IP address or machine I.D. associated with an individual, (B) Protected Health Information (as such term is defined in the Health Insurance Portability and Accountability Act of 1996, as amended) or (C) Nonpublic Personal Information (as such term is defined in Gramm-Leach-Bliley Act, as amended). “Personal Data” also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Law.

“Registered Intellectual Property” means all Intellectual Property Rights owned by the Company or any of its Subsidiaries and issued by, registered with, renewed by or the subject of a pending application before any Governmental Authority.

(q) Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and provide full and adequate coverage against such risks as are incident to the business of companies of a comparable size in the industries in which the Company and its Subsidiaries operate. The Company has made available to Parent true, correct and complete copies of the material Insurance Policies in effect as of the date of this Agreement or summaries thereof. Each Insurance Policy maintained by or on behalf of the Company as of the date of this Agreement is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the transactions contemplated by this Agreement), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) Certain Business Practices. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, the Company, its Subsidiaries, their respective directors and officers and, to the Knowledge of the Company, their respective other employees, consultants and agents in each case acting on behalf of the Company have complied at all times since December 31, 2012, and are in compliance, with (A) the provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd1, et seq.) (“FCPA”), and (B) the provisions of all anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated or in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole, none of the Company, any of its Subsidiaries and/or any of their respective directors or officers and/or, to the Knowledge of the Company, any of the Company’s and its Subsidiaries’ respective other employees, consultants and agents in each case acting on behalf of the Company have paid, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Authority to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage in each case in violation of the FCPA and any Laws described in clause (B) of the immediately preceding sentence. As used in this Agreement, the term “Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization. The Company and its Subsidiaries (x) have instituted policies and procedures reasonably designed to ensure compliance with the FCPA and the other Laws described in clause (B) of the first sentence of this Section 5.1(r) and (y) have maintained such policies and procedures in force. Since December 22, 2016, the Company and its Subsidiaries have complied with their respective obligations under the DOJ Agreement in all material respects.

(s) Brokers and Finders. The Company has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed J.P. Morgan Securities LLC as its outside financial advisor.

(t) Suppliers and Customers. Section 5.1(t) of the Company Disclosure Schedule sets forth accurate and complete lists, with respect to the twelve month period ended September 30, 2017, of the 20 largest suppliers and the 20 largest customers (including distributors) for the Company or any of its Subsidiaries during such period, based on amounts paid or payable to such supplier, or received or receivable from such customer, in such period.

(u) Product Liability. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries has, since January 1, 2015 to the date of this Agreement, submitted a claim or, to the Knowledge of the Company, intends as of the date hereof to submit a claim, under any Insurance Policy with respect to any ongoing, threatened or settled product liability or warranty claim; and (ii) since January 1, 2015 to the date of this Agreement, (A) neither the Company nor any of its Subsidiaries has been required by any Governmental Authority, or were required under applicable Law, to make or issue any recall or withdrawal of, or safety alert, suspension, post-sale warning or other similar action with respect to, any products of the Company or any of its Subsidiaries, and no recalls, withdrawals, safety alerts, suspensions, post-sale warnings or other similar actions are in effect or, to the Knowledge of the Company, pending or contemplated, with respect to any product of the Company or any of its Subsidiaries and (B) no product of the Company or any of its Subsidiaries has been the subject of any voluntary or involuntary recall, suspension, market withdrawal, safety alert, post-sale warning, or similar action.

(v) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise) or any information regarding any of the foregoing. Except for the representations and warranties in this Section 5.1, neither the Company nor any Person on behalf of the Company makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan or other information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of the Company in this Section 5.1, any other information provided or made available to Parent or Merger Sub or their respective Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to Parent or Merger Sub or their respective Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement or otherwise), and each of Parent and Merger Sub acknowledge the foregoing. The Company agrees and acknowledges that it has not relied on and Parent and Merger Sub have not made any representations and warranties other than those that are expressly set forth in Section 5.2 and that Parent and Merger Sub shall have no liability to the Company resulting from the Company’s reliance on any such information.

5.2. Representations and Warranties of Parent and Merger Sub. Except as set forth in the correspondingly numbered sections or subsections of the disclosure schedule delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to the extent (and only to the extent) that the relevance of such item is reasonably apparent on the face of such disclosure), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. (i) Parent is a company duly incorporated and in good standing under the Laws of the Republic of Italy, (ii) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (iii) each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (iv) each of Parent and Merger Sub is qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business require such qualification, in the case of each of clauses (iii) and (iv), except as does not and would not reasonably be expected, individually or in the aggregate, to prevent, materially delay or materially impair the ability of Parent or Merger Sub, as applicable, to consummate the Merger and the other transactions contemplated by this Agreement by the Outside Date.

(b) Corporate Authority. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the adoption of this Agreement by the sole stockholder of Merger Sub, which such approval shall occur immediately following the execution of this Agreement. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations.

(i) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement require no authorization or other action by or in respect of, or filing with, any Governmental Authority other than (A) the filing of the Delaware Certificate of Merger with the Delaware Secretary of State, (B) compliance with any applicable requirements of the HSR Act, (C) compliance with any applicable requirements of any other Antitrust Laws (including the filing of a joint voluntary notice with CFIUS pursuant to the Exon-Florio Amendment and the filing of a notice of an intended sale or transfer to a foreign person with the DDTC under ITAR §122.4(b) (if deregistration from DDTC has not been completed)), (D) compliance with any applicable requirements of the DOJ Agreement, (E) compliance with any applicable requirements of the Exchange Act, the Securities Act and any other applicable U.S. state or federal securities, takeover or “blue sky” Laws, (F) compliance with any applicable stock exchange rules, and (G) where the failure to take such actions or obtain such authorization would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated in this Agreement do not and will not (A) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in any violation or breach of any provision of the organizational documents of Parent, Merger Sub or any of their respective Subsidiaries, (B) assuming compliance with the matters referred to in Section 5.2(c)(i), conflict with or result in a violation or breach of any applicable Law or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), require any consent by any Person, except in the case of clauses (B) and (C) above, any such violation, breach or conflict that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(d) Litigation. As of the date of this Agreement, there are no pending or, to the knowledge of the senior executive officers of Parent, threatened (in writing) Actions against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Sufficiency of Funds. Parent and Merger Sub will have as of the Effective Time available to them cash and other sources of immediately available funds sufficient to pay the aggregate Merger Consideration and all other cash amounts payable in connection with the Closing pursuant to this Agreement. Parent and Merger Sub expressly acknowledge and agree that their obligations under this Agreement, including their obligations to consummate the Merger or any of the other transactions contemplated by this Agreement, are not subject to, or conditioned on, the receipt or availability of any funds or financing.

(f) Ownership of Merger Sub; No Prior Activities. The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, business activities, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(g) Ownership of Shares; Interested Stockholders. None of Parent, Merger Sub or any of their respective Subsidiaries (i) beneficially owns, directly or indirectly, any Shares, any rights or options to acquire any Shares or any securities or instruments convertible into, exchangeable into or exercisable for Shares or (ii) is, or has been at any time during the period commencing three years prior to the date of this Agreement an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL.

(h) Brokers and Finders. Except for any Person whose fees and expenses will be paid by Parent, neither Parent nor Merger Sub has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees for which the Company would be responsible in connection with the Merger or the other transactions contemplated in this Agreement.

(i) No Other Representations or Warranties. Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes or has made any express or implied representation or warranty with respect to Parent or any its Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise). Except for the representations and warranties in this Section 5.2, neither Parent, Merger Sub nor any Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding Parent and its Subsidiaries notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and, except for the representations and warranties of Parent and Merger Sub in this Section 5.2, with respect to any other information provided or made available to the Company or its Representatives in connection with the Merger or the other transactions contemplated by this Agreement (including any information, documents, projections, forecasts, estimates, predictions or other material made available to the Company or its Representatives in “data rooms,” management presentations or due diligence sessions in expectation of the Merger or the other transactions contemplated by this Agreement), and the Company acknowledges the foregoing. Each of Parent and Merger Sub agrees and acknowledges that it has not relied on and the Company has not made any representations and warranties other than those that are expressly set forth in Section 5.1 and that the Company shall have no liability to Parent or Merger Sub resulting from Parent’s or Merger Sub’s reliance on any such information.

ARTICLE VI

Covenants

6.1. Interim Operations.

(a) Except as otherwise (i) required by this Agreement, (ii) required by applicable Law or the DOJ Agreement, (iii) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (iv) set forth on Section 6.1(a) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries to, use its and their reasonable best efforts to conduct their businesses in the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause its Subsidiaries to, use its and their commercially reasonable efforts to preserve their business organizations intact and to maintain existing business relationships (including with customers and suppliers); provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such provision of Section 6.1(b).

(b) Except as otherwise (w) required by this Agreement, (x) required by applicable Law or the DOJ Agreement, (y) approved in writing by Parent (such approval not to be unreasonably withheld, delayed or conditioned) or (z) set forth on Section 6.1(b) of the Company Disclosure Schedule, from the date of this Agreement until the Effective Time, the Company will not, and will cause its Subsidiaries not to:

(i) (x) adopt or submit to stockholder approval any change in the certificate of incorporation or bylaws of the Company or (y) adopt any change in the comparable organizational document of any Subsidiary of the Company that, in the case of this clause (y), would be adverse to Parent or Merger Sub or adversely affect or delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transaction between or among any of its wholly owned Subsidiaries that would not impose, individually or in the aggregate, any changes or restrictions on its assets, operations or business or on the assets, operations and business of the Company and its Subsidiaries that would be adverse to Parent or any of its Subsidiaries, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreement or arrangement imposing, individually or in the aggregate, any changes or restrictions on the assets, operations or business of the Company or any of its Subsidiaries except for restructuring, reorganizations or complete or partial liquidations that do not incur, increase or accelerate any material liability to any Person;

(iii) acquire (including by merger, consolidation or acquisition of equity interests or assets or any other business combination) (A) any corporation, partnership or other business organization or (B) any assets outside of the ordinary course of business consistent with past practice from any other Person in any transaction or series of related transactions (in the case of clause (B), for consideration in excess of $10,000,000 in the aggregate);

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or Lien against, or otherwise enter into any Contract or understanding with respect to the voting of, any shares of capital stock of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, restricted shares, restricted share units, performance share units, stock appreciation rights, phantom stock or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities, in each case, other than (A) any such transaction among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) any issuance, sale, grant or transfer of Shares pursuant to (1) exercise or settlement of Company Equity Awards outstanding as of the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement, in each case in accordance with their terms or (2) the conversion of Subordinated Convertible Notes in accordance with their terms or (C) with respect to encumbrances, pursuant to the Company Credit Agreement as in effect on the date hereof.

(v) make any loans, advances or capital contributions to any Person (other than (A) to the Company or any of its wholly-owned Subsidiaries, (B) operating leases and extensions of credit terms to customers in each case in the ordinary course of business consistent with past practice and (C) loans or advances made by the Company or any of its Subsidiaries to employees in the ordinary course of business consistent with the terms set forth in Section 6.1(b)(v) of the Company Disclosure Schedule);

(vi) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (A) dividends or other distributions paid by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company and (B) quarterly dividends to stockholders of the Company by the Company in an amount not to exceed $0.18 per Share with record and payment dates for such dividends consistent with practice or, subject to the preceding clause (B) (which, for the avoidance of doubt, shall be permitted), take any other action or permit any event or circumstances to occur that would cause or require an adjustment of the “Conversion Rate” (as defined in the Subordinated Convertible Notes Indenture);

(vii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (except for (A) any such transaction by a wholly-owned Subsidiary of the Company, (B) acquisitions of Shares in satisfaction of withholding obligations in respect of Company Equity Awards, or payment of the exercise price in respect of Company Options, in each case, outstanding as of the date of this Agreement pursuant to its terms or granted thereafter not in violation of this Agreement and (C) redemptions or acquisitions of the Subordinated Convertible Notes to the extent required by, and in accordance with, the terms thereof);

(viii) create, incur, assume, guarantee, endorse, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees of the same or any other Indebtedness incurred outside the ordinary course of business consistent with past practice, issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries or grant any Liens on any of its assets, except for (A) borrowings in the ordinary course of business consistent with past practice under the Company’s credit facilities as in effect on the date hereof or under facilities that replace or refinance such existing credit facilities and that (I) can be repaid on the Closing Date in connection with the Closing without premium or penalty and (II) do not increase the aggregate amount of the commitments thereunder relative to the facilities so replaced or refinanced and (B) guarantees by the Company of the obligations of its Subsidiaries incurred in the ordinary course of business consistent with past practice, and (C) indebtedness for borrowed money that can be prepaid without premium or penalty on the Closing Date in connection with the Closing in an amount not to exceed $25,000,000 in the aggregate;

(ix) other than in accordance with the Company’s capital expenditure budget made available to Parent prior to the date of this Agreement and set forth in the Company Disclosure Schedule, incur or commit to any capital expenditure or expenditures, except capital expenditures of less than $5,000,000 individually or $10,000,000 in the aggregate;

(x) other than in the ordinary course of business (it being understood that this ordinary course exception shall not apply to any actual or potential Material Contracts pursuant to clauses B, D, E, G, I, K or L of the definition thereof) or in connection with any matter to the extent such matter is expressly permitted by any other clause of this Section 6.1(b), (A) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement or (B) amend or modify in any material respect or assign or terminate any Material Contract (other than expirations of any such Contract in accordance with its terms) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder, or amend or modify in any respect or assign, terminate or fail to comply with the DOJ Agreement;

(xi) make any material changes with respect to financial accounting policies or procedures, except as required by Law, proposed Law or by U.S. GAAP or statutory or regulatory accounting rules or interpretations with respect thereto or by any Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization);

(xii) settle any action, suit, claim, hearing, arbitration, investigation or other proceedings (other than any audit or other proceeding in respect of Taxes), other than settlements that result solely in monetary obligations of the Company or its Subsidiaries (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries) involving payment by the Company or any of its Subsidiaries of (A) amounts not in excess of the sum of (x) amounts specifically reserved in accordance with U.S. GAAP with respect to such proceeding on the Company’s consolidated financial statements for the quarterly period ending September 30, 2017 plus (y) $500,000, or (B) an amount not greater than $500,000 individually or $3,000,000 in the aggregate;

(xiii) (A) make, change or revoke any Tax election, (B) except in the ordinary course of business and consistent with past practice, file any amended Tax Return, (C) adopt or change any accounting method for Taxes, (D) settle or compromise any Tax liability or any audit, examination or other proceeding in respect of Taxes, (E) surrender any claim for a refund of Taxes, or (F) enter into any closing agreement relating to Taxes, except, in each case, to the extent such action would not, individually or in the aggregate, reasonably be expected to result in a material increase in the Tax liability of the Company and its Subsidiaries taken as a whole (it being agreed and understood that this exception shall not be construed to permit the Company or any of its Subsidiaries, without the approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned), to settle or compromise any Tax liability or any audit, examination or other proceeding in respect of Taxes in excess of $500,000 individually or $3,000,000 in the aggregate);

(xiv) transfer, sell, lease, license, permit to lapse, abandon, divest, cancel or otherwise dispose of, or permit or suffer to exist the creation of any Lien upon other than Permitted Liens, any assets or capital stock of the Company or any of its Subsidiaries, except (A) inventory or Registered Intellectual Property in the ordinary course of business consistent with past practice or (B) having a value not in excess of $5,000,000 individually or $15,000,000 in the aggregate;

(xv) except as required by any Benefit Plan as in effect on the date hereof, (A) terminate, adopt, establish, enter into, amend or renew any Benefit Plan, other than amendments that do not increase benefits or result in increased costs, (B) increase in any manner the compensation, benefits, severance or termination pay of any of the current or former directors or employees of the Company or its Subsidiaries, (C) pay any bonus or incentive compensation under any Benefit Plan, other than to the extent permitted by Section 6.9(d), (D) accelerate the vesting of or lapsing of restrictions, or amend the vesting requirements, with respect to any equity-based compensation or other long-term incentive compensation under any Benefit Plan, (E) grant any new severance, change in control, retention benefit or any other award (other than severance pursuant to separation agreements entered into with terminated employees who are not executive officers in the ordinary course of business consistent with past practice providing for severance not in excess of that required by applicable Law or a Benefit Plan in effect on the date hereof), (F) take any action to accelerate the payment of, or to fund or secure the payment, of any amounts under any Benefit Plan, (G) hire any (x) executive officer or (y) employee or consultant who is a natural person with a base salary or annualized base wage amount in excess of $150,000, (H) promote any executive officer of the Company or promote any employee to an executive officer position or a position for which the base salary or annualized base wage amount exceeds $150,000, (I) become a party to, establish, adopt, renew, materially amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council, public labor authority, or similar organization or (J) terminate without cause the employment of any executive officer of the Company;

(xvi) factor any receivables or effect any reverse factoring except, solely in the case of reverse factoring, in the ordinary course of business consistent with past practice; or

(xvii) agree, authorize or commit to do any of the foregoing.

(c) Subject to the terms of this Agreement, including Section 6.5 and Section 6.13, after the date of this Agreement and prior to the Effective Time, the Company, Parent and Merger Sub shall not take or permit any of their respective Subsidiaries to take or agree to take any action that would reasonably be expected to prevent, materially impair or materially delay the consummation of the Merger.

(d) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2. Acquisition Proposals; Change of Recommendation.

(a) No Solicitation or Negotiation. The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit, propose or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal, indication of interest or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data to any Person relating to, any Acquisition Proposal or any inquiry, proposal, indication of interest or offer that would reasonably be expected to lead to an Acquisition Proposal; or

(iii) otherwise facilitate knowingly any effort or attempt to make an Acquisition Proposal.

(b) Notwithstanding anything in Section 6.2(a) to the contrary, prior to the time, but not after, the Requisite Company Vote is obtained, in response to an bona fide written Acquisition Proposal received after the date of this Agreement that did not result from a material breach of this Section 6.2, the Company may, or may authorize its Representatives to, (A) provide information in response to a request therefor by a Person who has made a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2 if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not less restrictive to the other party than those contained in the Confidentiality Agreement, dated as of September 1, 2017, by and between a Subsidiary of Parent and the Company, as amended by the Addendum to Confidentiality Agreement, dated as of October 22, 2017 (as further amended, supplemented or modified from time to time in accordance with its terms, the “Confidentiality Agreement”); provided, that such confidentiality agreement need not prohibit the making, or amendment, of an Acquisition Proposal privately to the Company Board; provided, further, that the Company shall not enter into any agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing any information to Parent in accordance with this Section 6.2 or otherwise prohibits the Company from complying with its obligations under this Agreement; provided, further, that the Company shall promptly (and in any event within 24 hours) disclose (and, if applicable, provide copies of) any such information to Parent to the extent not previously disclosed or provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2; or (C) after having complied with Section 6.2(e), authorize, adopt, approve, recommend, or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) prior to taking any action described in clause (A), (B) or (C) above, the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (y) in each such case referred to in clause (A) or (B) above, the Company Board has determined in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal, and (z) in the case referred to in clause (C) above, the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(c) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, spin-off, business combination or similar transaction involving the Company or any of its Subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company; (ii) any direct or indirect acquisition by any Person or group resulting in, or proposal or offer, which if consummated would result in, any Person or group becoming the beneficial owner, directly or indirectly, in one or a series of related transactions, of 15% or more of the total voting power or of any class of equity securities of the Company, or those of any of its Subsidiaries or assets, in each case, representing 15% or more of the consolidated net revenues, net income or total assets (including equity securities of its Subsidiaries or any other entity) of the Company or (iii) any combination of the foregoing, in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide written Acquisition Proposal that did not result from a material breach of this Section 6.2 and that would result in any Person or group becoming the beneficial owner of, directly or indirectly, more than 80% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the Company Board has determined in good faith, after consultation with its outside legal counsel and its outside financial advisor, taking into account all legal, financial, financing, regulatory and other aspects of such Acquisition Proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms and all other matters that the Company Board considers appropriate, that would, if consummated, result in a transaction (A) more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement proposed by Parent pursuant to Section 6.2(e)) and (B) that is reasonably likely to be completed, taking into account any regulatory, financing or approval requirements and any other aspects considered relevant by the Company Board.

(d) No Change in Recommendation or Alternative Acquisition Agreement. Except as permitted by Section 6.2(e), the Company Board, including any committee thereof, shall not:

(i) withhold, withdraw, qualify or modify (in a manner adverse to Parent) (or publicly propose or resolve to withhold, withdraw, qualify or modify (in a manner adverse to Parent)) the Company Recommendation;

(ii) approve or recommend, or publicly declare advisable, any Acquisition Proposal;

(iii) fail to include the Company Recommendation in the Proxy Statement;

(iv) in the event an Acquisition Proposal has been made public, fail to publicly reaffirm its approval or recommendation of this Agreement and the Merger within ten (10) Business Days after receipt of any written request to do so from Parent (provided, that Parent shall only be entitled to request one such reaffirmation per

Acquisition Proposal; provided, further, that if an Acquisition Proposal is modified in any material respect, Parent shall be entitled to request one additional such reaffirmation in connection with each such modification);

(v) fail to recommend against any Acquisition Proposal that is a tender or exchange offer prior to the close of business on the tenth (10th) business day (calculated in accordance with Rule 14d-1 under the Exchange Act) after commencement thereof; or

(vi) approve or recommend, or declare advisable or propose to enter into, or cause or permit the Company to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement with respect to any Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.2(b) relating to any Acquisition Proposal) (an “Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (i) through (vi), a “Change of Recommendation”).

(e) Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the Company Board may, after complying with the applicable provisions of this Section 6.2(e), effect a Change of Recommendation and, in the case of a Change of Recommendation relating to a Superior Proposal, terminate this Agreement pursuant to Section 8.1(h), in each case if the Company Board has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (x) in the case where the Change of Recommendation is not made in connection with an Acquisition Proposal, the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and the Company Board has provided Parent with at least ninety-six (96) hours’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action, and (y) in the case where such Change of Recommendation is made in connection with an Acquisition Proposal, such Acquisition Proposal constitutes a Superior Proposal and the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Company Board shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(h) with respect to a Superior Proposal unless and until (1) the Company notifies Parent in writing, at least ninety-six (96) hours in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(h) with respect to a Superior Proposal, which notice shall specify the identity of the party who made such Superior Proposal and all of the material terms and conditions of such Superior Proposal and include copies of any proposed transaction documents; (2) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal or taking any action pursuant to Section 8.1(h) with respect to a Superior Proposal, the Company negotiates in good faith with Parent during such ninety-six (96) hour period (to the extent that Parent desires to negotiate) to enable Parent to propose in writing such revisions to the terms of this Agreement as would permit the Company Board not to effect a Change of Recommendation in connection with a Superior Proposal or to take such action pursuant to Section 8.1(h) in response to a Superior Proposal; and (3) the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent and shall have determined in good faith, after consultation with outside legal counsel and its outside financial advisors, that the Acquisition Proposal continues to constitute a Superior Proposal even if such changes proposed in writing by Parent were to be given effect. For the avoidance of doubt, the Company shall not effect a Change of Recommendation in connection with a Superior Proposal or take any action pursuant to Section 8.1(h) with respect to a Superior Proposal prior to the time that is ninety-six (96) hours after it has provided the written notice required by clause (1) of the preceding sentence; provided, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, the Company shall provide written notice of such modified Acquisition Proposal and shall again comply with this Section 6.2(e), except that the deadline for such new written notice shall be reduced to forty-eight (48) hours (rather than the ninety-six (96) hours otherwise contemplated by this Section 6.2(e)) and the time the Company shall be permitted to effect a Change of Recommendation in connection with a Superior Proposal or to take action pursuant to Section 8.1(h) with respect to a Superior Proposal shall be reduced to the time that is forty-

eight (48) hours after it has provided such written notice (rather than the time that is ninety-six (96) hours otherwise contemplated by this Section 6.2(e)).

(f) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company, the Company Board, or any committee thereof, from disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or 14e-2(a) under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; it being understood that in no event shall this Section 6.2(f) affect or alter the obligations specified in Section 6.2(d) or 6.2(e) (or the consequences thereof in accordance with this Agreement) or the definition of Change of Recommendation.

(g) Existing Discussions. The Company agrees that it will, and shall direct its Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal or proposal or inquiry that would reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly request any Person that has executed a confidentiality or non-disclosure agreement in connection with any actual or potential Acquisition Proposal that remains in effect as of the date of this Agreement to return or destroy all confidential information provided pursuant to or in connection with such agreement. Unless the Company Board determines in good faith after consultation with its outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, waive, terminate, modify or fail to enforce any “standstill” or confidentiality or similar obligation of any Person (other than any party hereto or its Affiliates) with respect to the Company or any of its Subsidiaries.

(h) Notice. The Company agrees that it will promptly (and, in any event, within forty-eight (48) hours) notify Parent in writing if any proposals, indications of interest or offers with respect to an Acquisition Proposal are received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the material terms and conditions of any proposal, indication of interest or offer (including the identity of the party making such proposal, indication of interest or offer and, if applicable, copies of any written request, proposal, offer, indication of interest or offer, including proposed agreements and any other written communications) and thereafter shall keep Parent informed, on a prompt basis (and, in any event, within forty-eight (48) hours), of the status and terms of any such proposal, inquiry, indication of interest or offer (including any amendments thereto) and the status of any such discussions or negotiations.

6.3. Proxy Statement Filing; Information Supplied. The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Company Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company shall promptly notify Parent of the receipt of all comments from the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement from the SEC, and the Company shall cause the definitive Proxy Statement to be mailed to the stockholders of the Company as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company agrees, as to itself and its Subsidiaries, that the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Parent and the Company each agree that none of the information supplied by it for inclusion in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall provide Parent with a reasonable opportunity to review and comment on drafts of the Proxy

Statement and any other documents related to the Company Stockholders Meeting prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company shall consider in good faith all comments reasonably proposed by Parent or its legal counsel on the Proxy Statement and such other documents related to the Company Stockholders Meeting.

6.4. Company Stockholders Meeting. The Company will take, in accordance with applicable Law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of the holders of Shares (the “Company Stockholders Meeting”) as promptly as reasonably practicable after clearance by the SEC staff of the Proxy Statement, to consider and vote upon the approval of this Agreement and to cause such vote to be taken, and shall not postpone or adjourn such meeting, except to the extent advised by counsel to be necessary to comply with Law or pursuant to the following sentence. Notwithstanding anything to the contrary in this Agreement, (i) the Company may (no more than two (2) times), and at Parent’s request (no more than two (2) times) shall, adjourn, recess, or postpone the Company Stockholders Meeting for a reasonable period to solicit additional proxies, if the Company or Parent, respectively, reasonably believes there will be insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or to obtain the Requisite Company Vote and (ii) the Company may, and at Parent’s request shall, adjourn, recess, or postpone the Company Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting; provided that, in the case of each of the foregoing clauses (i) and (ii), unless agreed in writing by the Company and Parent, all such adjournments, recesses or postponements shall be for periods of no more than ten Business Days each. Subject to Section 6.2(e), the Company Board shall include the Company Recommendation in the Proxy Statement and shall use reasonable best efforts to obtain the Requisite Company Vote. The Company agrees to provide Parent reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, providing daily voting reports).

6.5. Cooperation; Status; Antitrust Matters.

(a) Subject to the terms of this Agreement, including Section 6.2 and Section 6.13, each of the Company, Parent and Merger Sub shall use reasonable best efforts to: (i) consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable; (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations, clearances or orders advisable or required to be obtained by Parent or the Company or any of their respective Subsidiaries, including under the Antitrust Laws and the DOJ Agreement; (iii) avoid any proceeding by any Governmental Authority, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger; (iv) defend any lawsuits or other proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, including seeking to have any stay, temporary restraining order, or injunction entered by any court or other Governmental Authority vacated, lifted, overturned or reversed; (v) as promptly as reasonably practicable, and in any event within 15 Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and as promptly as reasonably practicable after the date of this Agreement submit all other notifications, filings and registrations required or advisable under the Antitrust Laws (including, for the avoidance of doubt, unless otherwise agreed in writing by Parent and the Company, by submitting and filing, as applicable, joint voluntary notices with CFIUS under the Exon-Florio Amendment with respect to the transactions contemplated by this Agreement and the filing of a notice of an intended sale or transfer to a foreign person with DDTC under ITAR §122.4(b) (if deregistration from DDTC has not been completed), and thereafter supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to any Law; and (vi) as promptly as reasonably practicable, make any other required or advisable registrations, declarations, submissions and filings with respect to the transactions contemplated by this Agreement required under the Exchange Act, any other applicable federal or state securities Laws, and any other applicable Law.

(b) Without limiting the generality of anything contained in this Section 6.5, each party shall: (i) give the other parties prompt notice of the making or commencement of any request or proceeding by or before any Governmental Authority with respect to the transactions contemplated by this Agreement; (ii) keep the other parties informed as to the status of any such request or proceeding; (iii) to the extent practicable, give the other parties notice and an opportunity to participate in any communication made to the United States Federal Trade Commission (the “FTC”), the DOJ, CFIUS or any other domestic, foreign or supranational Governmental Authority regarding the transactions contemplated by this Agreement; and (iv) promptly notify the other parties of the substance of any communication from the FTC, DOJ, CFIUS or any other domestic, foreign or supranational Governmental Authority regarding the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted or communication made to, any third party and/or any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In addition, except as may be prohibited by any Governmental Authority or by any applicable Law each party hereto will permit authorized representatives of the other parties to be present at each meeting, conference or telephone call and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority in connection with such request or proceeding. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be); provided that materials provided pursuant to this Section 6.5 may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual obligations, and (iii) as necessary to address reasonable privilege concerns.

(c) Subject to applicable Laws and as required by any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Authority with respect to the Merger and the other transactions contemplated by this Agreement.

(d) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Antitrust Laws, or the DOJ Agreement, or if any lawsuit or other proceeding, whether judicial or administrative, is instituted (or threatened to be instituted), including any proceeding by any Governmental Authority or private party, challenging the transactions contemplated by this Agreement as violative of any Antitrust Law or the DOJ Agreement or which would otherwise prohibit or materially impair or delay in connection with any Antitrust Law or the DOJ Agreement the consummation of the transactions contemplated by this Agreement, each of Parent and the Company shall (and shall cause their respective Subsidiaries to) use their respective reasonable best efforts to (i) resolve any such objections and (ii) contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that results from such action or proceeding and that prohibits, prevents or restricts consummation of the transaction on or before the Outside Date. In furtherance of the foregoing, Parent shall (and if (and only if) requested by Parent, the Company shall) take all such further action as may be necessary to avoid or eliminate each and every impediment under any Antitrust Law or the DOJ Agreement so as to enable the Closing to occur as promptly as practicable (and in any event no later than the Outside Date), including proposing, negotiating, committing and effecting, by consent decree, hold separate order, or otherwise, to (i) sell, divest, dispose of or otherwise hold separate (including by establishing a trust or otherwise), any of the businesses, assets or properties of Parent, the Company, the

Surviving Corporation or any of their respective Subsidiaries and (ii) otherwise take or commit to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its ability to operate and/or retain any of the businesses, assets or properties of Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that nothing in this Agreement shall require Parent, the Company, or any of their respective Subsidiaries, to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order to sell, divest, license, hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets, operations or business of Parent, the Company, or any of their respective Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on or otherwise applicable to Parent or the Company only from and after the Effective Time in the event that the Closing occurs.

(e) For purposes of this Agreement, “Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914, the Defense Production Act of 1950 and the Exon-Florio Amendment, ITAR, Regulation (EC) 139/2004 of the European Union (“EU Merger Regulation”), and all other federal, state, foreign or supranational statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition, trade or foreign investment Laws and regulations that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, (ii) regulate foreign investments, or (iii) protect the national security or the national economy of any nation.

6.6. Information; Access and Reports.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger and the transactions contemplated by this Agreement.

(b) Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries; provided, that in the event the Company does not disclose certain information pursuant to the foregoing clauses (i) and (ii), at Parent’s reasonable request the parties shall implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the non-disclosure to the greatest extent reasonably possible, including by arrangement of appropriate clean room procedures, redaction of text from documents or entry into a customary joint defense agreement with respect to any information to be so provided. Notwithstanding the foregoing, Parent and its Representatives shall not be permitted to perform any on-site procedures (including an on-site study) with respect to any property of the Company or its Subsidiaries without the Company’s prior written consent, such consent not to be unreasonably delayed, withheld or conditioned. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

(c) To the extent that any of the information or material furnished pursuant to this Section 6.6 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

6.7. Stock Exchange Delisting. The Company and Parent shall cooperate to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Corporation of the Shares from NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8. Publicity. The initial press release regarding the Merger shall be a joint press release of Parent and the Company. Thereafter, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue any press release or make any other public announcement or public statement (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without consulting with each other and providing meaningful opportunity for review and giving due consideration to reasonable comment by the other party, except (a) as such press release or other public announcement may be required by applicable Law, in which case the party required to issue the release or make the announcement shall use commercially reasonable efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance and shall give reasonable and good faith consideration to any such comments proposed by the other party or (b) in connection with a Change of Recommendation, actual or potential Acquisition Proposal or dispute regarding the transactions contemplated hereby. Notwithstanding anything to the contrary in this Section 6.8, each of the parties may make public statements in response to questions by the press, analysts, investors, business partners or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company.

6.9. Employee Benefits.

(a) Parent agrees that the employees of the Company and its Subsidiaries who continue to be employed after the Effective Time (other than those employees covered by a collective bargaining agreement, the “Continuing Employees”) will, as long as they are employed, be provided with (i) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, (A) a base salary or base wage that is no less favorable than the base salary or base wage provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and (B) other compensation and employee benefits (excluding equity-based and other long-term incentive compensation, short-term incentive compensation, and severance) that are no less favorable in the aggregate than those provided by the Company and its Subsidiaries to such Continuing Employees immediately prior to the Effective Time, (ii) during the period commencing at the Effective Time and ending on December 31, 2018, target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by the Company and its Subsidiaries to each such Continuing Employee immediately prior to the Effective Time, and

(iii) during the period commencing at the Effective Time and ending on the second anniversary of the Effective Time, severance benefits that are no less favorable than the severance benefits specified in Section 6.9(a)(ii) of the Company Disclosure Schedule.

(b) Parent shall cause (or, with respect to employees outside of the United States, use commercially reasonable efforts to cause) (i) any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to the Continuing Employees and their eligible dependents, (ii) the amount of eligible expenses incurred by each Continuing Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Benefit Plans to be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding benefit plans of Parent and its Affiliates and (iii) any of its (or its Affiliates’) employee benefit plans (including disability pay continuation plans) in which the Continuing Employees are entitled to participate to take into account for purposes of eligibility, vesting and benefit accrual thereunder (except for benefit accrual under defined benefit pension plans, for purposes of qualifying for subsidized early retirement benefits or retiree medical benefits or to the extent it would result in a duplication of benefits), service by such Continuing Employees to the Company or any of its Affiliates or predecessors as if such service were with Parent, to the same extent such service was credited under a comparable Benefit Plan.

(c) The Company shall be permitted to finally and conclusively determine the amounts payable under the Company’s annual bonus plans (collectively, the “Company Bonus Plans”) in respect of the 2017 fiscal year, and shall pay such amounts in the ordinary course of business at such time annual bonuses have historically been paid by the Company, but no later than the Closing Date; provided, that such amounts shall not, in the aggregate, exceed 110% of the aggregate target bonus amounts under the Company Bonus Plans in respect of the 2017 fiscal year.

(d) The Company may, in consultation with Parent and subject to Parent’s consent, establish bonus targets, maximums, performance measures and eligibility and participation requirements under the Company Bonus Plans for a performance period beginning on January 1, 2018 and ending on June 30, 2018 (the “Short Performance Year”). Prior to Closing, Parent shall consult with the Compensation Committee regarding the performance determination for the Short Performance Year, based on results through the most recent practicable date prior to the Closing, and Parent shall consider such views in good faith upon making its determination in accordance with the following sentence. Following the Closing, Parent shall determine the level of achievement of the applicable performance measures for the Short Performance Year and the earned bonus amount of each participant based on such level of achievement, which amount shall be paid in the first calendar quarter of 2019, subject to the participant’s continued employment with the Parent and its Subsidiaries, including the Company, through such date. For the period from July 1, 2018 through December 31, 2018, bonus opportunities will be provided to Continuing Employees in accordance with Section 6.9(a)(ii). In the event that, prior to payment of the 2018 fiscal year bonuses, a Continuing Employee’s employment is terminated by Parent, the Surviving Corporation or any of their respective Affiliates without “cause” or by such Continuing Employee for “good reason” (as each such term is defined in the Company 2015 Stock Incentive Plan), such employee shall, no later than thirty (30) days following such termination, be paid a bonus award for the 2018 fiscal year under the applicable Company Bonus Plan, based on target performance levels and prorated for the portion of the 2018 fiscal year (based on calendar days) elapsed between January 1, 2018 and the effective date of such Continuing Employee’s termination of employment; provided, that any Continuing Employee who is otherwise entitled to receive a prorated bonus for such period under a change in control agreement, severance plan, or otherwise, will not be eligible to receive the prorated bonus described in this Section 6.9(d) in order to avoid duplication of benefits.

(e) At the Effective Time, each outstanding long-term incentive cash award that was granted prior to the date of this Agreement shall vest in full and Parent shall, or shall cause the Surviving Corporation to, pay such amounts to the holders thereof through the Surviving Corporation’s payroll no later than five (5) Business Days following the Closing Date.

(f) Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of the Company and its Subsidiaries under the terms of the Benefit Plans. From and after the Effective Time, Parent shall, and shall cause its Affiliates to, honor all obligations and rights under the Benefit Plans in accordance with their terms as in effect from time to time, including with respect to modification, amendment and termination.

(g) Notwithstanding the foregoing, nothing contained in this Agreement will (i) be treated as an amendment of any particular Benefit Plan, (ii) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Benefit Plan, in each case, in accordance with their terms, (iii) obligate Parent, the Surviving Corporation or any of their Affiliates to retain the employment of any particular employee or (iv) create any third party beneficiary rights for the benefit of any employee of the Company or any of its Subsidiaries, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to this Section 6.9 or any compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan that Parent, the Surviving Corporation or any of their Affiliates may maintain.

6.10. Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Merger and the other transactions contemplated by this Agreement, including all fees and expenses of its Representatives, shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the Proxy Statement and printing and mailing the Proxy Statement shall be shared equally by Parent and the Company.

6.11. Indemnification; Directors’ and Officers’ Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries and each individual who was serving at the request of the Company or its Subsidiaries as a director, officer, employee, member, trustee or fiduciary of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or related to (x) their service as such or (y) services performed by such Indemnified Parties at the request of the Company or its Subsidiaries, in each case at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including (i) the Merger and the other transactions contemplated by this Agreement and (ii) actions to enforce this Section 6.11 or any other indemnification or advancement right of any Indemnified Party.

(b) Parent and Merger Sub agree that all rights to exculpation or indemnification for acts or omissions occurring prior to the Effective Time existing as of the date of this Agreement in favor of the Indemnified Parties or any of their predecessors and the heirs, executors, trustees, fiduciaries and administrators of such Indemnified Parties, as provided in the Company’s or each of its Subsidiaries’ respective certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any Contract that has been made available to Parent prior to the date of this Agreement, shall survive the Merger and the transactions contemplated by this Agreement and shall continue in full force and effect in accordance with their terms. After the Effective Time, Parent and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) fulfill and honor such obligations to the maximum extent that the Company or applicable Subsidiary would have been permitted to fulfill and honor them by applicable Law. In addition, for six (6) years following the Effective Time, Parent shall cause the Surviving Corporation to cause the certificates of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificates of incorporation and bylaws of the Company immediately prior to the Effective Time, and such provisions shall not be amended, repealed or otherwise modified for six (6) years following the Effective Time in any respect, except as required by applicable Law.

(c) Prior to the Effective Time, the Company shall, and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement (or, if no such policies are available insurances carriers with such credit rating, from insurance carriers with the next-highest credit rating then capable of providing such policies) with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable, in the aggregate, to the insureds as provided in the Company’s existing policies as of the date of this Agreement; provided, that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 300% of the annual premiums paid by the Company as of the date of this Agreement for such insurance (or to pay an aggregate amount exceeding 300% of such annual premiums to purchase the “tail” insurance policies contemplated for the first sentence of this paragraph); and provided, further, that if the annual premiums of such insurance coverage (or amount in respect of such “tail” insurance policies, as applicable) exceeds such applicable amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The provisions of this Section 6.11 shall survive the Closing and are intended to be for the benefit of, and enforceable by, each Indemnified Party, and nothing in this Agreement shall affect, and the rights of each Indemnified Party under this Section 6.11 shall be in addition to, any indemnification rights that any such Indemnified Party may have under the certificates of incorporation or bylaws of the Company or any of its Subsidiaries or any Contract or applicable Law. Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.11 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such Indemnified Party.

(e) In the event that Parent or the Surviving Corporation (or any of their respective successors or assigns) shall consolidate or merge with any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers at least 50% of its properties and assets to any other Person, then in each case proper provision shall be made so that the continuing or surviving corporation or entity (or its successors or assigns, if applicable), or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.11.

6.12. Stockholder Litigation. Each of Parent and the Company shall promptly notify the other of any stockholder litigation against it or any of its Representatives arising out of or relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and shall keep the other reasonably informed regarding any such stockholder litigation. Until the termination of this Agreement in accordance with Article VIII, the Company shall permit Parent to participate in any such stockholder litigation against the Company and/or its directors, including an opportunity to review and to propose comments to all filings or written responses to be made by the Company in connection with any stockholder litigation against the Company and its directors relating to any transaction contemplated by this Agreement, and the Company shall give reasonable and good faith consideration to any comments proposed by Parent. In no event shall the Company enter into, agree to or disclose any settlement with respect to such stockholder litigation without Parent’s consent, such consent not to be unreasonably withheld, delayed or conditioned. Each of Parent and the Company shall notify the other promptly of the commencement of any stockholder litigation of which it has received notice.

6.13. DOJ Agreement. As of and following the Effective Time and until the expiration of the term of such agreement, Parent acknowledges and agrees that the Surviving Corporation shall be bound to the obligations imposed upon the Company pursuant to the DOJ Agreement. Parent acknowledges and agrees that the DOJ’s ability to declare a breach under the DOJ Agreement is, subject to the occurrence of the Effective Time, applicable in full force to the Surviving Corporation. As promptly as practicable after the execution of this Agreement, the Company shall provide written notice to the DOJ of the Merger and the other transactions contemplated by this Agreement in accordance the DOJ Agreement (the thirty (30)-day period beginning on the date such notice is provided, the “DOJ Notice Period”).

6.14. Other Actions by the Company.

(a) Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board shall, to the extent permitted by applicable Law, grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(b) Section 16 Matters. The Company and the Company Board (or a duly formed committee thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

6.15. Adoption by Sole Stockholder of Merger Sub. Immediately following execution of this Agreement, Parent (directly or through its Subsidiaries) shall cause the sole stockholder of Merger Sub to execute and deliver, in accordance with applicable Law and its certificate of incorporation and bylaws, a written consent adopting this Agreement in accordance with the DGCL.

6.16. Financing Cooperation. The Company shall and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause its and their respective Representatives to, provide all customary cooperation reasonably requested by Parent in connection with any third-party debt financing of Parent or any of its subsidiaries for the purpose of financing the Merger and any transaction related thereto, including the refinancing of any debt of Parent, the Company or their respective Subsidiaries in connection therewith; provided, however that (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and/or its Subsidiaries, (B) nothing in this Section 6.16 shall (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract, in each case, material to the business of the Company and its Subsidiaries, taken as a whole, (ii) require the Company or any of its Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (iii) cause any condition to the Closing set forth in Article VII to not be satisfied or (iv) cause the Company and/or its Subsidiaries to violate any obligation of confidentiality binding on the Company and/or its Subsidiaries, (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any debt financing, in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Parent, (D) none of the directors of the Company or any Subsidiary, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with any debt financing that would be effective prior to the Effective Time, (E) none of the Company, the Company’s Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, with respect to the any financing that is not contingent upon the Closing or that would be effective prior to the Effective Time, (F) none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required, prior to Closing, to make any representation or warranty to any underwriter, initial purchaser, placement agent lender or any person in connection with any debt financing of Parent or any of its Subsidiaries and (G) none of the Company, its Subsidiaries or their Representatives shall be required pursuant to this Section 6.16 (i) to furnish any financial statements, audit reports or financial information other than to the extent such statements, reports or information are readily available to the Company, any of its Subsidiaries or any of their respective Representatives or could reasonably be prepared without undue burden or expense, (ii) to furnish any legal opinions or (iii) provide or assist in the preparation of any pro forma financial information. Nothing in this Section 6.16 shall require any employee, officer, director or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative in connection with the debt financing of Parent or any of its Subsidiaries.

Notwithstanding anything to the contrary herein, any breach by the Company or its Subsidiaries of their obligations under this Section 6.16 shall not, in and of itself, constitute a breach for purposes of Section 8.1(e) or a breach of the condition precedent set forth in Section 7.2(b). Notwithstanding any provision of this Section 6.16, Parent and Merger Sub each acknowledge and agree that the obtaining of financing by Parent or Merger Sub is not a condition to the Closing, and reaffirm their respective obligations to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement irrespective and independently of the availability of any financing, subject to the satisfaction or waiver of the conditions set forth in Section 7.1 and Section 7.2.

6.17. Treatment of Outstanding Debt.

(a) If requested by Parent in writing, the Company shall, and shall cause its Subsidiaries to, (i) issue a notice of optional redemption on the Closing Date for all of the outstanding aggregate principal amount of the Company’s 5.75% Senior Notes due 2022 (the “Senior Notes”), issued pursuant to that certain Indenture, dated as of September 25, 2012, among the Company, certain of its subsidiaries party thereto as guarantors, and U.S. Bank National Association, as trustee (the “Senior Notes Indenture”), pursuant to the Senior Notes Indenture in order to effect a redemption on a date following the Closing Date specified by Parent and (ii) provide any other cooperation reasonably requested by Parent to facilitate, if elected by Parent, the satisfaction and discharge of the Senior Notes pursuant to the Senior Notes Indenture effective as of (or at Parent’s election, following) the Closing Date. The redemption and (if applicable) satisfaction and discharge of the Senior Notes pursuant to the preceding sentence are referred to collectively as the “Discharge” of the Senior Notes. Parent shall deposit or cause to be deposited funds with the trustee for the Senior Notes sufficient to fund any such Discharge no later than the earlier of the redemption time specified in the applicable redemption notice and the date of such satisfaction and discharge.

(b) The Company shall and shall cause its Subsidiaries to (i) deliver all notices and take all other actions required to repay in full on the Closing Date (using funds provided on the Closing Date by Parent) or in the case of letters of credit, to cash collateralize (to the extent that Parent has not entered into alternative arrangements with the issuing bank), all obligations then outstanding under the Second Amended and Restated Credit Agreement, dated as of May 22, 2017, among the Company, certain subsidiaries of the Company, JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and financial institutions party thereto (as amended, supplemented or otherwise modified, the “Company Credit Agreement”) and terminate the Company Credit Agreement (and the Company’s and its Subsidiaries’ obligations thereunder (other than those obligations that survive the termination of the Company Credit Agreement in accordance with the terms of the Company Credit Agreement as in effect as of the date hereof or as customary in a payoff letter)) on the Closing Date and (ii) use reasonable best efforts to cause the release on the Closing Date of all Liens securing obligations under the Company Credit Agreement (such repayment, release and termination, the “Company Credit Agreement Termination”), including using reasonable best efforts to deliver to Parent, on the Closing Date, a customary payoff letter, fully executed by the relevant agent for the lenders and secured parties under the Company Credit Agreement, evidencing and effecting the Company Credit Agreement Termination.

(c) Within the time periods required by the terms of each agreement governing the Company Credit Agreement, the Senior Notes and the Subordinated Convertible Notes (the “Specified Company Indebtedness”), the Company shall and shall cause its Subsidiaries to take all actions required by the terms of such agreement to be performed by the Company or any of its Subsidiaries at or prior to the Effective Time as a result of the execution and delivery of this Agreement, the Merger, and the other transactions contemplated by this Agreement, including the giving of any notices that may be required prior to the Effective Time and the delivery to the applicable lender, agent, trustee, other counterparty or other applicable Person of any documents or instruments required to be delivered to them prior to the Effective Time, in each case in connection with such transactions or otherwise required pursuant to any agreement governing the terms of any Specified Company Indebtedness; provided that the Company shall deliver a copy of any such notice or other document or instrument to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document or instrument in accordance with the terms of the applicable agreement governing the terms of such Specified Company Indebtedness. Without limiting the generality of the foregoing, upon Parent’s written request, the Company shall to (A) (i) execute and deliver (or cause to be executed and delivered, as applicable) at the Effective Time, a supplemental indenture, officer’s certificate and opinion of counsel, in each case in form and substance reasonably acceptable to Parent, as may be required with respect to the Senior Notes Indenture and the Subordinated Convertible Notes Indenture and (ii) use reasonable best efforts to cause the trustees under the Senior Notes Indenture and the Subordinated Convertible Notes Indenture to execute at the Effective Time such supplemental indentures and (B) with respect to the Loan Agreement, dated as of October 1, 2001, between the Industrial Development Board of the City of Jackson and the Company (the “Jackson Loan Agreement”), use reasonable best efforts to cause “Bond Counsel” (as such term is used therein) to deliver the opinion contemplated by Section 5.7(c) thereof. Without limiting the foregoing, the parties acknowledge that the Bond Counsel opinion may not be delivered and the failure to deliver the Bond Counsel opinion or a default or event of default under the Jackson Loan Agreement shall not, in and of itself, constitute a breach of this Agreement in any respect (it being understood and agreed that the underlying causes of such failure may constitute a breach of this Agreement).

(d) In addition to the foregoing, the Company shall use its reasonable best efforts to, and to cause its Subsidiaries to, take any actions and deliver any documents, certificates, agreements or instruments that are reasonably requested by Parent with respect to the repayment, repurchase, redemption, retirement, termination, defeasance, discharge, satisfaction, assumption, continuation, amendment or other treatment specified by Parent of any Indebtedness for borrowed money of the Company other than the Specified Company Indebtedness.

(e) Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including without limitation professional fees and expenses of accountants, legal counsel and other advisors) to the extent such costs are incurred by the Company or its Subsidiaries in connection with cooperation provided by the Company, its Subsidiaries, their respective officers, employees and other Representatives pursuant to the terms of Section 6.16 or this Section 6.17. Parent hereby agrees to indemnify and hold harmless the Company and its Subsidiaries and their respective officers, employees, agents and Representatives (collectively, the “Financing Indemnitees”) from and against any and all liabilities, damages, claims, costs, expenses or losses suffered or incurred by them in connection with any debt offers, Discharge or other actions required to be taken pursuant to the terms of Section 6.16 or this Section 6.17, except to the extent that such liabilities, damages, claims, costs, expenses or losses arose out of or result from the gross negligence, bad faith, intentional breach or willful misconduct of a Financing Indemnitee. This Section 6.17(e) shall survive the Effective Time or earlier termination of this Agreement.

(f) Notwithstanding anything to the contrary in this Section 6.17, (A) the requested cooperation under Section 6.17(d) shall not unreasonably interfere with the business or the ongoing operations of the Company and/or the its Subsidiaries (B) nothing in Section 6.17(d) shall (i) require cooperation to the extent that it would reasonably be expected to conflict with or violate any applicable Law or result in a breach of, or a default under, any contract, in each case material to the business of the Company and its Subsidiaries, (ii) require the Company or any of its Subsidiaries or any of its or their respective Representatives to breach, waive or amend any terms of this Agreement, (iii) cause any condition to the Closing set forth in Article VII to not be satisfied or (iv) cause the Company and/or its Subsidiaries to violate any obligation of confidentiality binding on the Company and/or its Subsidiaries, (C) neither the Company nor any of the Company’s Subsidiaries shall be required to pay or incur any commitment or other similar fee or incur or assume any other actual or potential liability or obligation in connection with any of the actions required by Section 6.17(d), in each case other than as are contingent upon the Closing or which are concurrently reimbursed by Parent, (D) none of the directors of the Company or any of its Subsidiaries, acting in such capacity, shall be required to authorize or adopt any resolutions approving the agreements, documents, instruments, actions and transactions contemplated in connection with any cooperation requested under Section 6.17(d) that would be effective prior to the Effective Time, (E) none of the Company, the Company’s Subsidiaries or their respective directors, officers or employees shall be required to execute, deliver or enter into, or perform any agreement, document or instrument, including any definitive financing agreement, pursuant to Section 6.17(d) that is not contingent upon the Closing or that would be effective prior to the Effective Time (other than notices of the transactions contemplated hereby that are required in accordance with the terms of the relevant Indebtedness for borrowed money to be delivered prior to Closing) and (F) none of the Company, any of its Subsidiaries or any of its or their respective Representatives shall be required, prior to Closing, to make any representation or warranty to any person in connection with any cooperation requested pursuant to Section 6.17(d) (other than in notices of the transactions contemplated hereby or other documents that are required in accordance with the terms of the relevant Indebtedness for borrowed money to be delivered prior to Closing). Nothing in Section 6.17(d) shall require any employee, officer, director or Representative of the Company or any of its Subsidiaries to deliver any certificate or opinion or take any other action that would result in personal liability to such employee, officer, director or Representative.

ARTICLE VII

Conditions

7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote.

(b) Antitrust Law Filings. (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated; (ii) a decision shall have been adopted by the European Commission pursuant to the EU Merger Regulation declaring that the Merger is compatible with the internal market; and (iii) the clearances, consents, approvals, and waiting periods applicable to the consummation of the Merger under the Antitrust Laws set forth in Section 7.1(b) of the Company Disclosure Schedule shall have been obtained or expired or been earlier terminated, as applicable.

(c) Laws or Orders. No court or other Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) (collectively, an “Order”) that is in effect that enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement, and the DOJ shall not have notified the Company of its determination that the Merger or the other transactions contemplated by this Agreement has the effect of circumventing or frustrating the enforcement purposes of the DOJ Agreement.

(d) DOJ Notice Period. The DOJ Notice Period shall have expired and the DOJ Agreement shall remain in full force and effect.

7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 5.1(f)(ii) (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date; (ii) each of the representations and warranties of the Company set forth in Section 5.1(b) (Capital Structure) (other than to the extent addressed by clause (iii) below), Section 5.1(a) (Organization, Good Standing and Qualification), Section 5.1(c) (Corporate Authority; Approval and Fairness), Section 5.1(l) (Takeover Statutes) and Section 5.1(s) (Brokers and Finders) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (iii) each of the representations and warranties of the Company set forth in the first three and eighth sentences, the fourth sentence (to the extent of the aggregate number of Shares or Preferred Shares reserved for issuance), the fifth sentence (to the extent of the aggregate number of Shares underlying outstanding Company Equity Awards) and the seventh sentence (to the extent relating to shares of capital stock or other securities of the Company (and not a Subsidiary thereof)), of Section 5.1(b)(i) (Capital Structure) shall have been true and correct except for any de minimis inaccuracies as of the date of this Agreement and shall be true and correct except for any de minimis inaccuracies as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct except for any de minimis inaccuracies as of such particular date or period of time); and (iv) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any materiality limitations, such as “material,” “in all material respects” and “Material Adverse Effect” set forth therein) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iv), for any failures of such representations and warranties to be so true and correct that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Company Closing Certificate. Parent and Merger Sub shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) are satisfied.

7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except as would not, individually or in the aggregate, reasonably be expected to prevent the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Parent Closing Certificate. The Company shall have received at the Closing a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied.

ARTICLE VIII

Termination

8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of the Company and Parent;

(b) by either Parent or the Company, if the Merger shall not have been consummated by June 3, 2018 (the “Outside Date”), provided, that if the Closing shall not have occurred prior to such date and all the conditions to Closing, other than the conditions set forth in Section 7.1(b) or Section 7.1(c) (to the extent relating to an Antitrust Law set forth in Section 7.1(b) or the DOJ Agreement), shall have been satisfied or shall be capable of being satisfied at such time, the Outside Date may be extended on one occasion by either Parent or the Company for a period of ninety (90) days by written notice to the other party, and such date, as so extended, shall be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of a condition to the consummation of the Merger;

(c) by either Parent or the Company, if the Requisite Company Vote shall not have been obtained if a vote shall have been taken thereon at the Company Stockholders Meeting (and the meeting shall have concluded);

(d) by either Parent or the Company, if any Order permanently enjoining or otherwise permanently prohibiting consummation of the Merger shall become final and non-appealable;

(e) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any condition set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date);

(f) by the Company, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any condition set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by the non-breaching party to the breaching party or (ii) three (3) Business Days prior to the Outside Date);

(g) by Parent, prior to the time the Requisite Company Vote is obtained, if a Change of Recommendation shall have been made or occurred; or

(h) by the Company, prior to the time the Requisite Company Vote is obtained, in connection with entering into an Alternative Acquisition Agreement providing for a Superior Proposal in accordance with Section 6.2(e); provided, that prior to or concurrently with such termination, the Company pays the Company Termination Fee due to Parent.

8.2. Effect of Termination and Abandonment.

(a) Except to the extent provided in Sections 8.2(b), 8.2(c), 8.2(d) and 8.2(e), in the event of termination of this Agreement and the abandonment of the Merger in accordance with Section 8.1, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, that (x) no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any fraud or willful and material breach of its obligations set forth in this Agreement and (y) the provisions set forth in this Section 8.2 and the second and third sentences of Section 9.1 shall survive the termination of this Agreement. For purposes of this Agreement, “willful and material breach” means a material breach that is a consequence of an act undertaken or a failure to take an act by or on behalf of the breaching party with the knowledge that the taking of such act or the failure to take such act would cause a material breach of this Agreement.

(b) In the event that this Agreement is terminated:

(i) (A) by (I) either the Company or Parent pursuant to Section 8.1(b) (Outside Date) or Section 8.1(c) (Requisite Company Vote Not Obtained) or (II) Parent pursuant to Section 8.1(e) (Company Breach);

(B) an Acquisition Proposal shall have been made publicly or announced or otherwise become known to the Company or the Company Board which Acquisition Proposal has not been withdrawn (publicly, if such Acquisition Proposal was made publicly or announced) prior to the earlier of (x) in the case of termination pursuant to Section 8.1(c), five (5) days prior to the Company Stockholders Meeting or (y) in the case of termination pursuant to Section 8.1(b) or Section 8.1(e), termination of this Agreement; and

(C) within twelve (12) months after such termination, the Company or any of its Subsidiaries shall have consummated a transaction contemplated by an Acquisition Proposal or shall have entered into an Alternative Acquisition Agreement with respect to an Acquisition Proposal; provided, that, for purposes of this Section 8.2(b)(i), the references to “15%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii) by Parent pursuant to Section 8.1(g) (Company Recommendation Matters); or

(iii) by the Company pursuant to Section 8.1(h) (Superior Proposal);

then, (1) in the case of Section 8.2(b)(i), within two (2) Business Days after the earlier of consummation of such Acquisition Proposal and entry into such Alternative Acquisition Agreement, (2) in the case of Section 8.2(b)(ii), within two Business Days after termination of this Agreement and (3) in the case of Section 8.2(b)(iii), concurrently with or prior to termination of this Agreement, the Company shall pay a termination fee of $47,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds to an account designated in writing by Parent.

(c) Each party acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, no party would have entered into this Agreement; accordingly, if the Company fails to timely pay Parent any amount due pursuant to Section 8.2(b) (any such amount due, a “Termination Payment”), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the applicable Termination Payment, the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest thereon at the prime rate as published in The Wall Street Journal (or if not reported therein, as reported in another authoritative source reasonably selected by Parent) in effect on the date such Termination Payment was required to be paid from such date through the date of full payment thereof; provided, that if such suit does not result in a judgment against the Company, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit.

(d) In no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Except in the event of fraud or willful and material breach, if a Termination Payment is required to be, and is, paid pursuant to this Section 8.2, Parent’s right to receive the applicable Termination Payment and any additional amounts pursuant to Section 8.2(c) shall be the sole and exclusive remedies of Parent and its respective Subsidiaries and any of Parent’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents and other Representatives against the Company, the Company’s Subsidiaries and any of the Company’s or its Subsidiaries’ respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any covenant or agreement in this Agreement or the failure of the Merger or the other transactions contemplated by this Agreement to be consummated.

(e) Each of the parties acknowledges and agrees that (i) the Company Termination Fee is not intended to be a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such Company Termination Fee is due and payable and which do not involve fraud or willful and material breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impossible to calculate with precision, and, except in the event of fraud or willful and material breach, such Company Termination Fee shall be in full and complete satisfaction of any and all monetary damages of Parent, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, managers, members, Affiliates, agents or other Representatives arising out of or related to this Agreement, the Merger or the other transactions contemplated by this Agreement (including any breach of this Agreement by the Company), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement, and any claims or actions under applicable Law arising out of any such breach, termination or failure; (ii) in the event this Agreement is terminated under circumstances where the Company Termination Fee is payable, and is paid, except in the event of fraud or willful and material breach, in no event shall (x) Parent be entitled to seek or obtain any recovery or judgment in excess of the Company Termination Fee and any additional amounts pursuant to Section 8.2(c) against the Company, its Subsidiaries or any of their respective former, current, or future general or limited partners, stockholders, directors, officers, employees, managers, members, Affiliates, agents or other Representatives or any of their respective assets, or (y) Parent be entitled to seek or obtain any other damages of any kind, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the transactions contemplated by this Agreement (including any breach by the Company), the termination of this Agreement, the failure to consummate the Merger or the other transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure; and (iii) the parties shall take such actions as are necessary and sufficient so that the agreements contained in this Section 8.2 may be enforceable against such party, including executing and delivering any waivers, releases and similar instruments consistent therewith upon any other party’s request; provided, however, that this Section 8.2 shall not limit the right of the parties hereto to specific performance of this Agreement pursuant to Section 9.5(b).

ARTICLE IX

Miscellaneous and General

9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV, Section 6.9 (Employee Benefits), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.13 (DOJ Agreement) and any other covenant or agreement contained in this Agreement that by its terms applies in whole or in part after the Effective Time shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.10 (Expenses), Section 6.17(e) (Financing Indemnity) and Section 8.2 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, that after the receipt of the Requisite Company Vote, no amendment shall be made which by applicable Law requires further approval by the holders of Shares without obtaining such further approval.

9.3. Waiver. The conditions to each of the respective parties’ obligations to consummate the Merger and the other transactions contemplated by this Agreement are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law (except to the extent specifically provided otherwise in Section 8.2).

9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by email of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

9.5. Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In addition, each of the parties (a) expressly submits to the personal jurisdiction and venue of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (the “Chosen Courts”), in the event any dispute between the parties hereto (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (b) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that such courts are an inconvenient forum with respect to such a claim, and (c) agrees that it shall not bring any claim, action or proceeding against any other parties hereto relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth in Section 9.6, such service to become effective ten (10) days after such mailing. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(b) Each of the parties to this Agreement acknowledges and agrees that the rights of each party to consummate the Merger and the other transactions contemplated by this Agreement are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any action or proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege or assert, and each party hereby waives the defense, that there is an adequate remedy at law.

9.6. Notices. All notices, requests, instructions or other communications or documents to be given or made hereunder by any party to the other parties to this Agreement shall be in writing and (a) served by personal delivery upon the party for whom it is intended, (b) by an internationally recognized overnight courier service upon the party for whom it is intended, (c) delivered by registered or certified mail, return receipt requested or (d) sent by email, provided that the transmission of the email is followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein:

If to Parent or Merger Sub:

Prysmian S.p.A.

Via Chiese 6

20126 – Milan

Italy

Attention:  General Counsel

Email:        ennio.bernasconi@prysmiangroup.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Adam O. Emmerich and Edward J. Lee

Email:       AOEmmerich@wlrk.com and EJLee@wlrk.com

If to the Company:

General Cable Corporation

4 Tesseneer Drive

Highland Heights, Kentucky 41076

Attention: General Counsel

Email:       emoser@generalcable.com

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention: Joseph B. Frumkin and Krishna Veeraraghavan

Email:       frumkinj@sullcrom.com and veeraraghavank@sullcrom.com

or to such other Person or addressees as has or have been designated in writing by the party to receive such notice provided above. Any notice, request, instruction or other communications or document given as provided above shall be deemed given to the receiving party (w) upon actual receipt, if delivered personally, (x) on the next Business Day after deposit with an overnight courier, if sent by an overnight courier, (y) three (3) Business Days after deposit in the mail, if sent by registered or certified mail or (z) upon confirmation of receipt by the recipient if sent by email and followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein. Copies to outside counsel are for convenience only and failure to provide a copy to outside counsel does not alter the effectiveness of any notice, request, instruction or other communication otherwise given in accordance with this Section 9.6.

9.7. Entire Agreement. This Agreement (including any exhibits, annexes and schedules hereto) and the documents and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule, together with each other agreement entered into by or among any of Parent, Merger Sub and the Company as of the date of this Agreement that makes reference to this Section 9.7, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8. No Third-Party Beneficiaries. Except as provided in this Section 9.8, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, that if, and only if, the Effective Time occurs, (a) the holders of Shares shall be third-party beneficiaries of, and entitled to rely on, Section 4.1 (Effect on Capital Stock), (b) the holders of Company Equity Awards shall be third-party beneficiaries of, and entitled to rely on, Section 4.3 (Treatment of Company Equity Awards), (c) the Indemnified Parties shall be third-party beneficiaries of, and entitled to rely on, Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and (d) the Financing Indemnitees shall be third-party beneficiaries of, and entitled to rely on, Section 6.17(e) (Treatment of Outstanding Debt). The parties hereto further agree that the rights of third party beneficiaries under the first proviso of this Section 9.8 shall not arise unless and until the Effective Time occurs.

9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10. Transfer Taxes. Except as otherwise provided in Section 4.2(c)(iv), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed upon the Merger or the transfer of Shares pursuant to the Merger shall be paid by Parent or the Company when due and expressly shall not be a liability of holders of Shares.

9.11. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa, and the definitions of terms contained in this Agreement are applicable to the singular as well as the plural forms of such terms. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear, the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if,” any reference to a Law shall include any rules and regulations promulgated thereunder, and any reference to any Law in this Agreement shall mean such Law as from time to time amended, modified or supplemented. Currency amounts referenced herein are in U.S. Dollars. Each reference to a “wholly-owned Subsidiary” or “wholly-owned Subsidiaries” of a Person shall be deemed to include any Subsidiary of such Person where all of the equity interests of such Subsidiary are directly or indirectly owned by such Person (other than directors qualifying shares, nominee shares or other equity interests that are required by law or regulation to be held by a director or nominee). The terms “provided to” or “made available to,” with respect to documents required to be provided by the Company to Parent or Merger Sub, include documents filed or furnished by the Company with the SEC.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other parties, except that Merger Sub may assign any and all of its rights under this Agreement, by written notice to the Company, to another wholly-owned direct or indirect Subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references to Merger Sub in this Agreement shall be deemed references to such other Subsidiary, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation; provided that (a) no assignment shall be permitted if such assignment would, or would reasonably be expected to, prevent or materially delay Parent from performing their respective obligations under this Agreement or consummating the Merger and the other transactions contemplated by this Agreement, and (b) no assignment shall relieve Parent of any of its obligations pursuant to this Agreement. Any purported assignment in violation of this Agreement is void.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

PRYSMIAN S.p.A.

By:	/s/ Valerio Battista
	Name:	Valerio Battista
	Title:	Chief Executive Officer

ALISEA CORP.

By:	/s/ Fabio Ignazio Romeo
	Name:	Fabio Ignazio Romeo
	Title:	President

[Signature Page to Agreement and Plan of Merger]

GENERAL CABLE CORPORATION

By:	/s/ Michael T. McDonnell
	Name:	Michael T. McDonnell
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

DEFINED TERMS

Term	Section
Acquisition Proposal	6.2(c)
Action	5.1(g)(i)
Affiliate	5.1(j)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(d)(vi)
Antitrust Laws	6.5(e)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Bond Counsel	6.17(c)
Book-Entry Shares	4.1(a)
Business Day	1.2
Bylaws	2.2
CFIUS	5.1(d)(i)
Change of Recommendation	6.2(d)(vi)
Charter	2.1
Chosen Courts	9.5(a)
Closing	1.2
Closing Date	1.2
Code	4.2(h)
Company	Preamble
Company Board	Recitals
Company Bonus Plans	6.9(c)
Company Credit Agreement	6.17(b)
Company Credit Agreement Termination	6.17(b)
Company Disclosure Schedule	5.1
Company Equity Awards	4.2(b)
Company Option	4.3(a)
Company Permits	5.1(i)(ii)
Company PSU Award	4.3(c)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company RSU Award	4.3(b)(i)
Company Stockholders Meeting	6.4
Company Termination Fee	8.2(b)
Compensation Committee	4.3(c)
Confidentiality Agreement	6.2(b)
Constituent Corporations	Preamble
Continuing Employees	6.9(a)
Contract	5.1(d)(ii)
Converted PSU Award	4.3(c)
Converted RSU Award	4.3(b)(ii)
Converted Shares	4.1(b)
D&O Insurance	6.11(c)
DDTC	5.1(d)(i)
Delaware Certificate of Merger	1.3
DGCL	Recitals

Discharge	6.17(a)
Dissenting Shares	4.1(a)
DOJ	5.1(a)(N)
DOJ Agreement	5.1(a)(N)
DOJ Notice Period	6.13
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iv)
ERISA Plan	5.1(h)(ii)
ESPP	4.3(d)
EU Merger Regulation	6.5(e)
Exchange Act	5.1(d)(i)
Excluded Shares	4.1(a)
Exon-Florio Amendment	5.1(d)(i)
FCPA	5.1(r)
Financing Indemnitees	6.17(e)
FTC	6.5(b)
Government Official	5.1(r)
Governmental Authority	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indebtedness	5.1(j)(iv)
Indemnified Parties	6.11(a)
Insurance Policies	5.1(q)
Intellectual Property Rights	5.1(p)
IRS	5.1(h)(i)
IT Assets	5.1(p)
ITAR	5.1(d)(i)
Jackson Loan Agreement	6.17(c)
Knowledge	5.1(g)(iii)
Laws	5.1(i)(i)
Leased Real Property	5.1(k)(i)(C)(a)
Letter of Transmittal	4.2(c)(i)
Lien	5.1(k)(i)(C)(b)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)(i)
Material Real Property Lease	5.1(k)(i)(C)(f)
material weakness	5.1(e)(iii)
Merger	Recitals
Merger Consideration	4.1(a)
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
NYSE	5.1(a)(G)
Order	7.1(c)
Outside Date	8.1(b)

Owned Real Property	5.1(k)(i)(B)
Parent	Preamble
Parent Disclosure Schedule	5.2
Paying Agent	4.2(a)
Payment Fund	4.2(b)
Permitted Liens	5.1(k)(i)(C)(c)
Person	4.2(e)
Personal Data	5.1(p)
Preferred Shares	5.1(b)(i)
Products	5.1(a)(A)
Proxy Statement	6.3
Real Property	5.1(k)(i)(C)(d)
Real Property Leases	5.1(k)(i)(C)(e)
Registered Intellectual Property	5.1(p)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Senior Notes	6.17(a)
Senior Notes Indenture	6.17(a)
Services	5.1(a)(A)
Share Certificate	4.1(a)
Shares	Recitals
Short Performance Year	6.9(d)
Significant Customer	5.1(t)
significant deficiency	5.1(e)(iii)
Significant Supplier	5.1(t)
Specified Company Indebtedness	6.17(c)
Stock Plans	5.1(b)(i)
Subordinated Convertible Notes	5.1(b)(i)
Subordinated Convertible Notes Indenture	5.1(b)(i)
Subsidiary	5.1(a)
Superior Proposal	6.2(c)
Surviving Corporation	1.1
Tail Period	6.11(c)
Takeover Statute	5.1(l)
Tax	5.1(n)
Taxes	5.1(n)
Tax Return	5.1(n)
Termination Payment	8.2(c)
U.S. Benefit Plans	5.1(h)(i)
U.S. GAAP	5.1(a)(C)
willful and material breach	8.2(a)

Exhibit A

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

GENERAL CABLE CORPORATION

ARTICLE I

The name of the corporation is General Cable Corporation (the “Corporation”).

ARTICLE II

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is the Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the DGCL.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

EXA-1

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, including, without limitation, directors serving on committees of the Board; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any amendment, repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

EXA-2

ANNEX B

December 3, 2017

The Board of Directors

General Cable Corporation

4 Tesseneer Drive

Highland Heights, KY 41076-9753

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of General Cable Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of Prysmian S.p.A. (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of December 3, 2017 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Alisea Corp. (“Acquisition Sub”), the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock owned by the Acquiror, Acquisition Sub or any other direct or indirect wholly-owned subsidiary of the Acquiror and shares of Company Common Stock owned by the Company or any direct or indirect wholly-owned Subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $30.00 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 3, 2017 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the

B-1

definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company, the Acquiror and Acquisition Sub in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Acquiror. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger on the Company’s facility agreement in May 2017. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Acquiror. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC

J.P. MORGAN SECURITIES LLC

B-2

ANNEX C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if one of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next proceeding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless

(1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

GENERAL CABLE CORPORATION 4 TESSENEER DRIVE HIGHLAND HEIGHTS, KY 41076

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Use the Internet to transmit your vote up until 11:59 p.m. Eastern Time on February 15, 2018. Have your proxy card in hand when you access the web site and then follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your vote up until 11:59 p.m. Eastern Time on February 15, 2018. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL

Mark, sign and date your proxy card and return it (for receipt by February 15, 2018) in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTING BY PARTICIPANTS IN THE GENERAL CABLE (i) RETIREMENT PLANS, AND (ii) DEFERRED COMPENSATION PLAN
Notwithstanding the above, all votes by plan participants must be received by 11:59 p.m. Eastern Time on February 13, 2018.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

    GENERAL CABLE CORPORATION

The Board of Directors recommends you vote FOR Proposal 1, FOR Proposal 2 and FOR Proposal 3.		For	Against	Abstain

1.	To adopt the Agreement and Plan of Merger, dated as of December 3, 2017 (the “Merger Agreement”), by and among General Cable Corporation (“General Cable”), Prysmian S.p.A. and Alisea Corp.	☐	☐	☐

2.	To approve, by non-binding, advisory vote, certain compensation arrangements for General Cable’s named executive officers in connection with the merger contemplated by the Merger Agreement.	☐	☐	☐

3.

To approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement or in the absence of a quorum.

		☐	☐	☐

NOTE: Only stockholders of record at the close of business on January 12, 2018 are entitled to notice of and to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

GENERAL CABLE CORPORATION

4 Tesseneer Drive, Highland Heights, Kentucky 41076

Telephone (859) 572-8000

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

The Special Meeting of Stockholders of General Cable Corporation (“General Cable”) will be held on February 16, 2018, at 9:00 a.m., local time, at the Lotte New York Palace Hotel, 455 Madison Avenue, New York, New York 10022, to consider and act upon the proposals listed on the reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement are available at www.proxyvote.com.

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GENERAL CABLE CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors

SPECIAL MEETING OF STOCKHOLDERS

February 16, 2018

The undersigned hereby appoints Michael T. McDonnell and Emerson C. Moser or either of them, as proxies, each with the power to act without the other and power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of General Cable Corporation (“General Cable”) which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at 9:00 a.m., local time on February 16, 2018, in New York, New York, and any adjournment or postponement thereof. The proxy also covers all the shares of General Cable common stock, if any, as to which the undersigned has the right to give voting instructions to the trustees of the General Cable (i) Retirement Plans, and (ii) Deferred Compensation Plan.

This proxy, when properly executed, will be voted as directed by the undersigned. If no such directions are made, this proxy will be voted FOR approval of the proposal to adopt the Merger Agreement (Proposal 1), FOR approval of the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for General Cable’s named executive officers in connection with the merger contemplated by the Merger Agreement (Proposal 2) and FOR approval of the proposal to approve the adjournment of the Special Meeting, if necessary or appropriate, including to solicit additional proxies or in the absence of a quorum (Proposal 3).

Please mark, sign, date and return this proxy card promptly using the enclosed reply envelope. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Continued and to be signed on reverse side